As filed with the Securities and Exchange Commission on June 22, 2021.

Registration Statement No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XP Inc.

(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands	6211	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Av. Chedid Jafet, 75, Torre Sul, 30th floor, Vila Olímpia – São Paulo Brazil 04551-065 +55 (11) 3075-0429
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

XP Investments US, LLC 55 West 46th Street, 30th floor New York, NY 10036 (646) 664-0501
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Manuel Garciadiaz Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(4)
Class A common shares, par value US$0.00001 per share	122,102,146	Not applicable	US$5,423,777,325.32	US$591,734.11
(1)	This Registration Statement relates to Registrant’s Class A common shares, US$ 0.00001 par value, or the “XP Shares,” to be issued to holders of common shares and preferred shares (collectively, the “XPart Shares”), of XPart S.A., a Brazilian corporation (sociedade anônima), or “XPart,” in connection with the proposed Merger of XPart with and into the Registrant.

(2)	Represents the maximum number of the Registrant’s Class A common shares estimated to be issuable to XPart Shareholders upon completion of the transaction described in the prospectus contained herein and is based upon an exchange ratio of one XP Share, including in the form of XP BDRs, for approximately 43.17 XPart Shares. This exchange ratio will be modified prior to the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart shares immediately prior to the completion of the Merger divided by the 226,523,304 XP Inc. shares held by XPart. Excludes 104,421,158 Class A common shares to be exchanged for XPart shares held by IUPAR and Itaúsa.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (referred to as the Securities Act) and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The aggregate offering price of the XP Shares was calculated as follows: (a) 226,523,304 XP Shares held by XPart to be cancelled and exchanged for the Registrant’s shares, multiplied by (b) US$44.42, the average of the high and low prices of the XP Shares on the Nasdaq Global Select Market on June 16, 2021.

(4)	Calculated at a rate equal to 0.0001091 multiplied by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Information contained in this prospectus is subject to completion and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO AMENDMENT AND COMPLETION, DATED               , 2021.

PRELIMINARY PROSPECTUS

Merger of XPart S.A. with and into XP Inc.

XP Inc.

(incorporated in the Cayman Islands)

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This prospectus relates to the Class A common shares, or “XP Shares,” of XP Inc., or “XP,” including Class A common shares in the form of Brazilian Depositary Receipts of XP (each representing one XP Share), or the “XP BDRs.” XP Shares are to be issued to holders of common shares, or “XPart Common Shares,” and preferred shares, or “XPart Preferred Shares” and collectively with XPart Common Shares, “XPart Shares,” of XPart S.A., a Brazilian corporation (sociedade anônima), or “XPart,” subject to the satisfaction of certain conditions in connection with the merger of XPart with and into XP, or the “Merger.”

The Merger is intended to enable XPart Shareholders to hold a direct interest in XP, providing to XPart Shareholders higher liquidity and a potential increase in the market value of their investment by means of XP Shares or, under certain circumstances as described in this prospectus, XP BDRs listed on the B3 S.A. – Brasil, Bolsa, Balcão, or “B3.” The business carried out by XP will not be impacted by the Merger, and it will remain the same as the business currently carried out by XP prior to the Merger. On the date of the Merger, XPart’s sole assets will be Class A common shares of XP and Class B common shares of XP. Upon approval of the Merger, all common shares of XP held by XPart will be cancelled and new Class A common shares of XP will be issued and delivered to XPart Shareholders (including in the form of XP BDRs). In order to receive XP Shares (including in the form of BDRs) subject to the conditions described in this prospectus, you must be a XPart Shareholder or a holder of IUH ADSs on the Cut-off Date. In this prospectus, “Itaú Shareholders” refers to the shareholders of Itaú Unibanco Holding S.A. or “IUH,” consisting of IUPAR – Itaú Unibanco Participações S.A., Itaúsa S.A. and Itaú Unibanco Holding S.A.’s free float shareholders. IUH shares trade with the right to receive XPart Shares and until the consummation of the Merger the XPart and IUH will have the same shareholders’ base. All references in this prospectus to IUH shares shall be to shares of IUH and the associated right to receive XPart Shares and references to XPart Shareholders shall be to shareholders of IUH who, as a result of the Itaú Unibanco Holding Spin-off (as defined in this prospectus), have the right to receive XPart Shares. Upon effectiveness of the Merger, XPart Shareholders will become direct shareholders of XP by holding XP Shares or XP BDRs. Subject to requisite approval of the Merger by XPart Shareholders and XP Shareholders, (1) holders of American Depositary Shares representing IUH shares, referred to as “IUH ADSs,” IUPAR and Itaúsa (in the case of IUPAR and Itaúsa, each as a party to XP’s Shareholders’ Agreement) will receive in the Merger XP Shares and (2) the remaining XPart Shareholders, which may be Brazilian or non-Brazilian residents will receive in the Merger XP BDRs. The Exchange Ratio is expected to be of one XP Share, including in the form of XP BDRs, for approximately 43.17 XPart Shares. This exchange ratio will be modified prior to the consummation of the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart shares immediately prior to the completion of the Merger divided by the 226,523,304 XP shares held by XPart. The definitive exchange ratio will be announced to the market and investors in due course. XPart Shareholders who receive XP BDRs and who wish to cancel their XP BDRs and receive the XP Shares represented thereby may inform their broker of such intention at any time. In case XPart Shareholders inform their broker of their intention to cancel the XP BDRs within 10 business days after the BDR Settlement Date (as defined in this prospectus), The Bank of New York Mellon, or the “BDR Custodian” and Itaú Unibanco S.A., or the “BDR Depositary” fees regarding such procedure will be waived.

XP Shareholders are to vote on the Merger at an annual general meeting of XP, or the XP Shareholder’ Meeting. The Merger must be approved at the annual general meeting of XP Shareholders by affirmative vote of shareholders holding 66⅔% of the voting power of all shares in issue and entitled to vote at the meeting. The Merger is subject to the satisfaction and/or waiver of certain conditions, including obtaining all of the required authorizations. The XPart Shareholders’ Meeting and XP Shareholders’ Meeting are expected to occur on the same date.

XPart Shareholders are to vote on the Merger at an extraordinary general meeting of XPart which will be held virtually, through an electronic platform, forty (40) days after its notice of call is published, or the XPart Shareholders’ Meeting. The Merger must be approved at the XPart Shareholders’ Meeting by a majority vote of XPart Shares. The Merger is subject to the satisfaction and/or waiver of certain conditions, including obtaining all of the required authorizations.

Upon effectiveness of the Merger, XPart Shareholders that would have the right to receive XPart Shares in the same number, type and proportion of the shares held by such shareholders in IUH itself, will receive XP Shares or XP Shares in the form of XP BDRs. The Merger is expected to become fully effective once the XP and XPart Shareholders approve the Merger and the Plan of Merger (as defined herein) is registered by Cayman Islands Registrar of Companies, which is expected to occur on the date of the XP Shareholders’ Meeting and of the XPart Shareholders’ Meeting. The XP Shares are listed on the Nasdaq Global Select Market, or “Nasdaq,” under the symbol “XP” and the XP BDRs will be registered with the CVM and listed on the B3.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY. Holders of IUH ADSs will receive instructions from The Bank of New York Mellon, as the depositary, or the “IUH ADS Depositary” about how to instruct the IUH ADS Depositary to vote the XPart Shares associated with the IUH shares represented by the IUH ADSs. To the extent the IUH ADS Depositary does not receive instructions from holders of IUH ADSs on or before the date established by the IUH ADS Depositary for that purpose, the IUH ADS Depositary will not vote the XPart Shares associated with the IUH shares represented by the IUH ADSs. See “The Merger.”

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We encourage you to read this prospectus carefully in its entirety, including the “Risk Factors” section starting on page 9.

Dated                , 2021

ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by XP Inc., an exempted company incorporated under the laws of the Cayman Islands, or “XP,” (File No. 333-          ), and constitutes a prospectus of XP under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the Class A common shares of XP, or the “XP Shares,” to be issued to the shareholders of XPart S.A., a Brazilian company (sociedade anônima), or “XPart,” pursuant to the transactions contemplated by the Merger and Justification Protocol (Protocolo e Justificação) to be entered into by and among XPart and XP, or the “Merger Protocol,” and the Plan of Merger to be entered into by and among XPart and XP, or the “Plan of Merger.” The Merger Protocol and the Plan of Merger, together, are referred to in this prospectus as the “Merger Documents.”

Information contained in or incorporated by reference into this prospectus relating to XP has been supplied by XP and information contained in this prospectus relating to XPart has been provided by XPart. Except as specifically incorporated by reference into this prospectus, any reference to a website address does not constitute incorporation by reference of the information contained at or available through such website, and you should not consider it to be a part of this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. You should not assume that the information contained in this prospectus is accurate as of any date other than its date as specified on the cover unless otherwise specifically provided herein. Further, you should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this prospectus to XPart Shareholders or XP Shareholders nor the issuance by XP of XP Shares (including Class A common shares in the form of XP BDRs) pursuant to the Merger Documents will create any implication to the contrary.

None of the SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the “CVM,” nor any securities commission of any jurisdiction has approved or disapproved of the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in Brazil or a solicitation of a proxy under the laws of Brazil, and it is not intended to be, and is not, a prospectus or an offer document within the meaning of Brazilian law and the rules of the CVM. You should inform yourself about and observe any such restrictions, and none of XPart or XP accepts any liability in relation to any such restrictions.

table of contents

Page

Cautionary Statement Concerning Forward-Looking Statements	iii
Certain Defined Terms and Conventions Used in This Prospectus	v
Presentation of Financial and Certain Other Information	viii
Incorporation of Certain Documents by Reference	x
Where You Can Find More Information	xi
Exchange Rates	xii
Questions and Answers About the Merger	xiii
Questions and Answers About the Merger	xiii
Questions and Answers about the XPart Shareholders’ Meeting	xvi
Summary	1
The Parties	1
Risk Factors	1
The Merger and the Merger Documents	2
The XPart Shareholders’ Meeting	2
The XP Shareholders’ Meeting	3
Receipt of XP Shares or XP BDRs	5
Exchange Ratio for XPart Shareholders	5
Reasons for the Merger	5
Withdrawal Rights for XPart Shareholders	6
Dissenters’ Rights for XP Shareholders	6
Conditions Precedent That Must Be Satisfied or Waived for the Merger to Occur	6
Material U.S. Tax Considerations	6
Brazilian Taxation	7
Accounting Treatment of the Merger	7
Treatment of Equity and Equity-Based Awards	7
Board of Directors and Management of XP Following Completion of the Merger	7
Listing of XP Shares	7
Comparison of the Rights of XP Shareholders and XPart Shareholders	7
Financial Data of XPart	7
Per Share Market Price	8
Risk Factors	9
Risks Relating to the Merger	9
Risks Relating to Our Business and Industry	10
Risks Relating to Brazil	10
Risks Relating to the XP Shares	10
Selected Unaudited Per Share Data	14
Selected Financial Data of XPart	15
The XPart Shareholders’ Meeting	16
The XP Shareholders’ Meeting	19
The Merger	21
Overview	21
Background to the Merger	22
Receipt of XP Shares or XP BDRs	22
XPart’s Reasons for the Merger	23
XP’s Reasons for the Merger	23
Financial Implications of the Merger	23
Shareholder Approval of XP	23
Withdrawal Rights for XPart Shareholders and XP Shareholders	24
Certain Information on the Ownership and Management of XP and XPart Prior to and Following the Merger	24
Accounting Treatment of the Merger	27
Treatment of Equity and Equity-Based Awards	27
Dividend Information	27

i

Past Contracts, Mergers, Negotiations and Agreements	27
Interests of Experts and Counsel	27
Expenses	27
The Merger Documents	28
Material Tax Considerations	29
Information About XP	36
Information About XPart	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations of XP	38
Management’s Discussion and Analysis of Financial Condition and Results of Operations of XPart	39
Management and Compensation of XP	40
Management and Compensation of XPart	41
Description of XP Share Capital	44
Major Shareholders And Related Party Transactions	60
Comparison of the Rights of XP Shareholders and XPart Shareholders	63
Regulatory Matters	76
Experts	77
Legal Matters	78
Enforceability of Civil Liabilities	79
Part II – Information Not Required In The Prospectus	II-1

Cautionary Statement Concerning Forward-Looking Statements

This prospectus contains forward-looking statements concerning XP, XPart, the Merger (as defined herein) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial conditions, or other matters, based on current beliefs of the management of XPart, XP as well as assumptions made by, and information currently available to the management of both companies. Forward-looking statements can be identified by the fact that they do not relate only to historical or current facts and may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions, although the absence of any such words or expressions does not mean that a particular statement is not a forward-looking statement. These statements are subject to various risks and uncertainties, many of which are outside the parties’ control. Therefore, you should not place undue reliance on these statements. Factors that could cause actual plans and results to differ materially from those in these statements include, but are not limited to, risks and uncertainties detailed in the section of this prospectus entitled “Risk Factors,” and XP’s periodic public filings with the SEC, including those discussed in the section of this prospectus entitled “Risk Factors” and under “Item 3. Key Information—D. Risk Factors” in the XP 2020 Form 20-F, factors contained or incorporated by reference into such documents and in subsequent filings by XP with the SEC, including other documents filed with the CVM relating to the registration of the XP BDR program, and the following factors:

•	general economic, financial, political, demographic and business conditions in Brazil, as well as any other countries we may serve in the future and their impact on our business;

•	fluctuations in interest, inflation and exchange rates in Brazil and any other countries we may serve in the future;

•	public health crises, such as the ongoing COVID-19 pandemic;

•	competition in the financial services industry;

•	our ability to implement our business strategy;

•	our ability to adapt to the rapid pace of technological changes in the financial services industry;

•	the reliability, performance, functionality and quality of our products and services, the investment performance of investment funds managed by third parties or by our asset managers and the quality, reliability and performance of our suitability, risk management and business continuity policies and processes;

•	the availability of government authorizations on terms and conditions and within periods acceptable to us;

•	our ability to continue attracting and retaining new appropriately skilled employees;

•	our capitalization and level of indebtedness;

•	the interests of our controlling shareholders;

•	changes in government regulations applicable to the financial services industry in Brazil and elsewhere;

•	our ability to compete and conduct our business in the future;

•	the success of operating initiatives, including advertising and promotional efforts and new product, service and concept development by us and our competitors;

•	changes in consumer demands regarding financial products, customer experience related to investments and technological advances, and our ability to innovate to respond to such changes;

•	changes in labor, distribution and other operating costs;

•	our compliance with, and changes to, government laws, regulations and tax matters that currently apply to us;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors as set forth under “Risk Factors” in this prospectus.

The foregoing list of factors is not exhaustive. In addition, this prospectus does not contain forward-looking statements specifically concerning XPart’s business, as XPart was formed for the purpose of effectuating the Itaú Corporate Reorganization and its activities are restricted to the ownership of Class A common shares of XP and Class B common Shares of XP. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in this prospectus, and information contained in or incorporated by reference into this prospectus. See the section of this prospectus entitled “Where You Can Find More Information.”

Nothing in this prospectus is intended, or is to be construed, as a profit projection or to be interpreted to mean that earnings per XP Share or XPart Share for the current or any future financial years, will necessarily match or exceed the historical published earnings per XP Share.

XPart and XP are under no obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this document are cautioned not to place undue reliance on these forward-looking statements, which only speak as of the date hereof.

Certain Defined Terms and Conventions Used in This Prospectus

In this prospectus, the “Company,” “we,” “us” and “our” refer to XP and its subsidiaries, unless the context otherwise requires. All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “US$” are to United States dollars, the official currency of the United States.

In addition, as used in this prospectus, the following defined terms have the following respective meanings:

“ADS Voting Record Date” means the date for determining the holders of IUH ADSs that are entitled to give voting instructions with respect to the XPart Shareholders’ Meeting, expected to be , 2021.

“B3” means the B3 S.A. – Brasil, Bolsa, Balcão, or the São Paulo Stock Exchange.

“BDRs” means Brazilian Depositary Receipts.

“BDR Custodian” means The Bank of New York Mellon.

“BDR Depositary” means Itaú Unibanco S.A.

“BDR Settlement Date” means the date in which XPart Shareholders will receive XP Shares in the form of XP BDRs, which is expected to be 2 business days after the XPart Shareholders’ Meeting.

“Brazil” means the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil.

“Brazilian Central Bank” means the Central Bank of Brazil (Banco Central do Brasil).

“Brazilian Corporation Law” means the Brazilian Law No. 6,404/76, as amended.

“Brazilian Holder” means a holder who resides in Brazil for Brazilian tax purposes.

“Cayman Islands Court” means the Grand Court of the Cayman Islands.

“Closing Date” means the date the Merger is expected to become effective on             , 2021, i.e., when the Merger is expected to be consummated. However, such date is subject to change and all XPart Shareholders and XP Shareholders should consult all notices to the shareholders that such companies may issue from time to time.

“Companies” means XPart and XP.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Cut-off Date” means the closing of the trading session at the date of XPart Shareholders’ Meeting.

“CVM” means the Comissão de Valores Mobiliários, or the Brazilian Securities Commission.

“DTC” means The Depository Trust Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means one XP Share, including in the form of XP BDRs, for approximately 43.17 XPart Shares. This exchange ratio will be modified prior to the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart Shares immediately prior to the completion of the Merger divided by the 226,523,304 XP Inc. shares held by XPart. The definitive exchange ratio will be announced to the market and investors in due course.

“FGV” means the Fundação Getulio Vargas.

“IASB” means the International Accounting Standards Board.

v

“IBGE” means the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística).

“IFRS” means International Financial Reporting Standards as issued by the IASB.

“Itaú Shareholders” means the shareholders of Itaú Unibanco Holding S.A., consisting of IUPAR – Itaú Unibanco Participações S.A., Itaúsa S.A. and Itaú Unibanco Holding S.A.’s free float shareholders.

“Itaú Unibanco Holding” or “IUH” means Itaú Unibanco Holding S.A.

“Itaú Unibanco Holding Spin-off” means the partial spin-off of Itaú Unibanco Holding, as approved by Itaú Unibanco Holding shareholders at an extraordinary general shareholders’ meeting held on January 31, 2021 and by the U.S. Federal Reserve System, with the transfer to XPart of the Spun-off Portion and an aggregate amount of R$10 million in cash, and as a result of which the IUH shareholders have the right to receive XPart Shares in the same number, type and proportion of the shares held by such shareholders in Itaú Unibanco Holding itself, which became effective on May 31, 2021 and is subject to ratification by the Brazilian Central Bank.

“Itaú Unibanco Holding Spun-off Portion” means the 226,523,304 common shares of XP held by Itaú Unibanco Holding S.A. and an aggregate amount of R$10 million in cash.

“Itaú Unibanco Spin-off” means the partial spin-off of Itaú Unibanco, as approved at the extraordinary general shareholders’ meeting of Itaú Unibanco S.A. held on December 31, 2020 and as approved by Itaú Unibanco Holding shareholders at an extraordinary general shareholders’ meeting held on January 31, 2021, which is subject to ratification by the Brazilian Central Bank.

“Itaúsa” means Itaúsa S.A.

“ITB Holding” means ITB Holding Brasil Participações Ltda.

“ITB Holding Spin-off” means the partial spin-off of ITB Holding, carried out as of December 31, 2020, with the transfer of the spun-off portion, which is solely represented by 180,624,313 Class A common shares and 45,898,991 Class B common shares issued by XP, on a total of 226,523,304 common shares.

“IUH ADSs” means American Depositary Shares, each representing one preferred share of IUH.

“IUH ADS Depositary” means The Bank of New York Mellon.

“IUPAR” means IUPAR – Itaú Unibanco Participações S.A.

“Merger” means the merger of XPart with and into XP.

“Merger Documents” means, together, the Merger Protocol and the Plan of Merger as detailed in the section of this prospectus entitled “The Merger Documents.”

“Merger Proposal” means the proposed approval of the Merger Documents and the transactions contemplated therein, including the Merger.

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Brazilian Holder” means a holder deemed to not be domiciled in Brazil for Brazilian tax purposes.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders’ agreement entered into on November 29, 2019 among XP Controle Participações S.A., or XP Controle, General Atlantic (XP) Bermuda, L.P., or GA Bermuda, ITB Holding Brasil Participações Ltda., Itaú Unibanco S.A., XP, XP Brazil and the companies that we control that are incorporated in Brazil, as amended.

“United States” or “U.S.” means the United States of America.

“XP” means XP Inc.

“XP BDRs” means the Brazilian Depositary Receipts, each representing one XP Share.

“XP Record Date” means the close of business on the date set by XP, as set forth in the notice of the XP Shareholders’ Meeting and/or in the documents relating thereto, for the purpose of determining shareholders entitled to vote at the XP Shareholders’ Meeting.

“XP Shares” means the Class A common shares of XP.

“XP Shareholder” or “XP Shareholders” means the shareholders of XP.

“XP Shareholders’ Meeting” means the meeting of XP Shareholders expected to be held on        , 2021, at             a.m./p.m. (Brasília time – BRT) at XP’ headquarters and will also be held simultaneously online via live webcast.

“XPart” means XPart S.A.

“XPart Common Shares” means the common shares of XPart.

“XPart Preferred Shares” means the preferred shares of XPart.

“XPart Record Date” means the date set by XPart, as will be set out in the notice of the XPart Shareholders’ Meeting, for the purpose of determining shareholders entitled to vote at the XPart Shareholders’ Meeting.

“XPart Shares” means the XPart Common Shares and the XPart Preferred Shares, collectively.

“XPart Shareholders” means the shareholders of IUH who, as a result of the Itaú Unibanco Holding Spin-off, have the right to receive XPart Shares .

“XPart Shareholders’ Meeting” means the special meeting of XPart Shareholders expected to be held virtually on        , 2021, at              a.m./p.m. (Brasília time – BRT), through an electronic platform, forty (40) days after its notice of call is published.

Presentation of Financial and Certain Other Information

Financial Statements

XP Financial Statements

The consolidated financial information of XP presented in this prospectus has been derived from the unaudited interim condensed consolidated financial statements of XP as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, included in our 1Q21 MD&A 6-K (as defined herein) and our 1Q21 Financial Statements 6-K (as defined herein), both incorporated by reference in this prospectus, and the audited consolidated financial statements of XP as of December 31, 2020 and 2019, and statements of income for the years ended December 31, 2020, 2019 and 2018, and the related notes thereto, included in the XP 2020 Form 20-F (as defined herein), incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

We maintain our books and records in Brazilian reais, the presentation currency for our financial statements and also the functional currency of our operations in the Federative Republic of Brazil, or “Brazil.” Our unaudited interim condensed consolidated financial statements were prepared in accordance with IAS 34 and our annual consolidated financial statements were prepared in accordance with International Financial Reporting Standards, or “IFRS,” as issued by the International Accounting Standards Board, or the “IASB.”

XPart Financial Statements

We have not included in this prospectus the financial statements of XPart because no financial statements audited in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) exist for XPart. XPart was incorporated on May 31, 2021, as part of a corporate restructuring aimed at segregating the Itaú Unibanco Holding conglomerate’s business line related to its equity interest in XP’s capital stock, or the “Itaú Corporate Reorganization” which reorganization comprised the following steps:

(i)	the partial spin-off of ITB Holding Brasil Participações Ltda., an indirect subsidiary of Itaú Unibanco Holding and a 100% owned subsidiary of Itaú Unibanco S.A., carried out as of December 31, 2020, with the transfer of the spun-off portion, which is solely represented by 180,624,313 Class A common shares and 45,898,991 Class B common shares issued by XP, on a total of 226,523,304 common shares, or the “Spun-off Portion,” to Itaú Unibanco S.A., or the “ITB Holding Spin-off;”

(ii)	the partial spin-off of Itaú Unibanco S.A., a 100% owned subsidiary of Itaú Unibanco Holding, with the transfer of the Spun-off Portion to Itaú Unibanco Holding, or the “Itaú Unibanco Spin-off,” as approved at the extraordinary general shareholders’ meeting of Itaú Unibanco S.A. held on December 31, 2020 and as approved by Itaú Unibanco Holding shareholders at an extraordinary general shareholders’ meeting held on January 31, 2021, which is subject to ratification by the Central Bank of Brazil (Banco Central do Brasil), or the “Brazilian Central Bank;” and

(iii)	the partial spin-off of Itaú Unibanco Holding, as approved by Itaú Unibanco Holding shareholders at an extraordinary general shareholders’ meeting held on January 31, 2021 and by the U.S. Federal Reserve System, with the transfer to XPart of the Spun-off Portion and an aggregate amount of R$10 million in cash, or the “Itaú Unibanco Holding Spun-off Portion,” and as a result of which the IUH shareholders have the right to receive XPart Shares in the same number, type and proportion of the shares held by such shareholders in Itaú Unibanco Holding itself, or the “Itaú Unibanco Holding Spin-off”, which became effective on May 31, 2021 and is subject to ratification by the Brazilian Central Bank.

As of the date of this prospectus, XPart has not conducted any activities other than those incidental to its formation, the execution of documents in connection with the Itaú Corporate Reorganization, the preparation of applicable filings under U.S. and Brazilian securities laws and regulatory filings to be made in connection with the Itaú Corporate Reorganization, and certain other related activities.

XP proposes to carry out the Merger of XPart to enable XPart Shareholders to hold XP Shares directly, including in the form of Brazilian Depositary Receipts, or the “XP BDRs,” rather than indirectly through XPart, a holding company whose activities, until the consummation of the Merger, will be restricted to the ownership of

Class A common shares of XP and Class B common shares of XP, which on the date of the Merger will be its sole assets. Accordingly, XPart’s financial performance will reflect XP’s overall financial performance (to the extent of XPart’s investment in XP), which is already being presented to investors through XP’s financial statements. Upon consummation of the Merger, the combined effect of the exchange of XPart Shares for XP Shares (including in the form of XP BDRs) and of the XPart Shareholders becoming direct owners of interest in XP as part of the Merger is such that, in terms of financial presentation, it will be of no effect as XPart’s sole assets will consist solely of, at the time of the Merger, Class A common shares of XP and Class B common shares of XP, and upon the consummation of the Merger, XPart will be merged into XP and XPart will cease to exist. Accordingly, we believe that the financial statements of XP are sufficient to provide investors the necessary financial information regarding XPart both before and after the Merger.

Currency Conversions

See “Exchange Rates” for information regarding exchange rates for the Brazilian currency since January 1, 2016. Solely for the convenience of the reader, we have translated certain amounts included elsewhere in this prospectus from reais into U.S. dollars using the selling rate as reported by the Brazilian Central Bank as of December 31, 2020 of R$5.197 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate.

Rounding

We have made rounding adjustments to reach some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Market Data

This prospectus contains data related to economic conditions in the market in which we operate. The information contained in this prospectus concerning economic conditions is based on publicly available information from third-party sources that we believe to be reasonable. Market data and certain industry forecast data used in this prospectus were obtained from internal reports and studies, where appropriate, as well as estimates, market research, publicly available information (including information available from the SEC website) and industry publications. We obtained the information included or incorporated by reference in this prospectus relating to the industry in which we operate, as well as the estimates concerning market shares, through internal research, public information and publications on the industry prepared by official public sources, such as the Brazilian Central Bank, the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or the “IBGE,” the Institute of Applied Economic Research (Instituto de Pesquisa Econômica Aplicada), or the “IPEA,” as well as private sources, such as B3, ANBIMA, Nielsen, consulting and research companies in the Brazilian financial services industry, the Brazilian Economic Institute of FGV (Instituto Brasileiro de Economia da Fundação Getulio Vargas), or “FGV/IBRE,” among others.

Industry publications generally state that the information they include has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect and believe and act as if they are reliable, we have not independently verified it. Governmental publications and other market sources, including those referred to above, generally state that their information was obtained from recognized and reliable sources, but the accuracy and completeness of that information is not guaranteed. In addition, the data that we compile internally and our estimates have not been verified by an independent source. Except as disclosed in this prospectus, none of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request. Except as disclosed in this prospectus, we have not sought or obtained the consent of any of these sources to include such market data in this prospectus.

Incorporation of Certain Documents by Reference

This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. The SEC allows us to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that XP files with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings that XP makes with the SEC under Sections 13(a), 13(c) and 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until we complete the offering using this prospectus:

•	our annual report of XP on Form 20-F for the fiscal year ended December 31, 2020 filed on April 29, 2021, or the “XP 2020 Form 20-F;”

•	our report on Form 6-K furnished to the SEC on June 21, 2021 relating to the Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company as of March 31, 2021 and for the three-month periods ended March 31, 2021 and 2020, or the “1Q21 MD&A 6-K;” and

•	our report on Form 6-K furnished to the SEC on June 21, 2021 relating to our interim consolidated financial statements as of March 31, 2021 and for the three-month periods ended March 31, 2021 and 2020, and the notes thereto, or the “1Q21 Financial Statements 6-K.”

We may also incorporate by reference any Form 6-K that XP furnishes to the SEC after the date of this prospectus and prior to the termination of this transaction by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

All subsequent reports that XP files on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the transaction shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

These documents are available on the SEC’s website at www.sec.gov and from other sources. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Neither XP nor XPart has authorized anyone to give any information or make any representation about the Merger Documents and the transactions contemplated thereby or regarding either XP or XPart that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus. If you are in a jurisdiction where offers to exchange, or solicitations of offers to exchange, the securities offered by this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus is accurate only as of the date of this prospectus unless the information specifically indicates that another date applies.

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Where You Can Find More Information

XP Inc. has filed a registration statement on Form F-4, including the Exhibits thereto, with the SEC under the Securities Act to register the XP Shares that will be issued to XPart Shareholders in connection with the Merger. XP may also file amendments to the registration statement. This prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. You should read the registration statement on Form F-4 and the Exhibits filed with the registration statement as they contain important information about XP and XPart as well as the XP Shares. Statements made in this prospectus, or in any document incorporated by reference into this prospectus, regarding the contents of any contract, agreement or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract, agreement or other document filed as an exhibit with the SEC.

XP files annual reports on Form 20-F and furnishes reports to the SEC on Form 6-K under the rules and regulations that apply to foreign private issuers. As a foreign private issuer, XP and its shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to shareholders and Section 16 short-swing profit reporting for officers, directors and holders of more than 10% of a company’s shares. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. The reports and other information filed by XP with the SEC are also available at XP’s website at http://xpinc.com. We have included the web address of the SEC and XP as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this document.

Information that we file with or furnish to the SEC after the date of this prospectus, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus, or in any documents previously incorporated by reference, have been modified or superseded.

You may also request copies of this prospectus and other information concerning XP, without charge, from XP’s investor relations by telephone at +55 11 3075-0429 or by email at ir@xpi.com.br.

The information included on the websites of the SEC, XP or any other entity or that might be accessed through such websites is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference unless otherwise specifically noted herein. We are providing the information about how you can obtain certain documents that are incorporated by reference into this prospectus at these websites only for your convenience.

Exchange Rates

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

The real depreciated against the U.S. dollar from mid-2011 to early 2016. In particular, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real depreciated at a rate that was much higher than in previous years. Overall in 2015, the real depreciated 47.0%, reaching R$3.905 per US$1.00 on December 31, 2015. In 2016, the real fluctuated significantly, primarily as a result of Brazil’s political instability, appreciating 16.5% to R$3.259 per US$1.00 on December 31, 2016. In 2017, the real depreciated 1.5% against the U.S. dollar, ending the year at an exchange rate of R$3.307 per US$1.00. In 2018, the real depreciated 17.1% against the U.S. dollar, ending the year at an exchange rate of R$3.874 per US$1.00 mainly due to the result of lower interest rates in Brazil as well as uncertainty regarding the results of the Brazilian presidential elections, which were held in October 2018. The real/U.S. dollar exchange rate reported by the Brazilian Central Bank was R$4.031 per US$1.00 on December 31, 2019, which reflected a 4.0% depreciation in the real against the U.S. dollar during 2019. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar. The Brazilian Central Bank has previously intervened in the foreign exchange market to attempt to control instability in foreign exchange rates. We cannot predict whether the Brazilian Central Bank or the federal government of Brazil, or the “Brazilian government” will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar in the future. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that the Brazilian government will not place restrictions on remittances of foreign capital abroad in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars expressed in Brazilian reais per U.S. dollar. The average rate is calculated by using the average of reported exchange rates by the Brazilian Central Bank on each business day during a monthly period and on the last day of each month during an annual period, as applicable. As of June 18, 2021, the exchange rate for the purchase of U.S. dollars as reported by the Brazilian Central Bank was R$5.031 per US$1.00.

Year	Period-end	Average(1)	Low	High
2016	3.259	3.483	3.119	4.156
2017	3.307	3.193	3.051	3.381
2018	3.874	3.656	3.139	4.188
2019	4.031	3.946	3.652	4.260
2020	5.197	5.158	4.021	5.937

Month	Period-end	Average(2)	Low	High
November 2020	5.332	5.418	5.282	5.693
December 2020	5.197	5.146	5.058	5.279
January 2021	5.476	5.356	5.163	5.509
February 2021	5.530	5.417	5.342	5.530
March 2021	5.697	5.646	5.495	5.840
April 2021	5.404	5.562	5.366	5.706
May 2021	5.232	5.291	5.222	5.451
June 2021 (through June 18, 2021)	5.031	5.071	5.021	5.164

Source: Brazilian Central Bank.

(1)	Represents the average of the exchange rates on the closing of each business day during the year.

(2)	Represents the average of the exchange rates on the closing of each business day during the month.

Questions and Answers About the Merger

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Documents, the transactions contemplated thereby, the XPart Shareholders’ Meeting and the XP Shareholders’ Meeting called to vote on the Merger. These questions and answers only highlight some of the information contained in this prospectus and may not contain all of the information that is important to you. Please further refer to the section of this prospectus entitled “Summary” and the more detailed information contained elsewhere in this prospectus, the Exhibits to this prospectus and the documents referred to in this prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.”

Questions and Answers About the Merger

Q:	What is the proposed Merger, why is XP proposing it and what will happen to XPart as a result of the Merger?

A:	On November 26, 2020, Itaú Unibanco Holding issued a material fact announcement and on November 27, 2020 furnished a corresponding Form 6-K to the SEC, stating that its board of directors had approved the segregation of its investment in XP from the Itaú Unibanco Holding conglomerate including by transferring through spin-off transactions certain of its shares in XP (representing 41.05% of XP’s share capital as of September 30, 2020) to XPart. The proposed segregation was approved by Itaú Unibanco Holding Shareholders at an extraordinary general shareholders’ meeting held on January 31, 2021 and by the U.S. Federal Reserve System and became effective on May 31, 2021. On February 1, 2021 and May 28, 2021, XP announced its intention to carry out the Merger, which is intended to enhance our corporate governance and capital structure at shareholders’ level at XP.

The Merger will consist of a merger of XPart with and into XP, subject to compliance with Brazilian laws, the Companies Act (as amended) of the Cayman Islands, or the “Companies Act” and the common law of the Cayman Islands. Following completion of the Merger, (1) holders of IUH ADSs, IUPAR and Itaúsa (in the case of IUPAR and Itaúsa, each as a party to XP’s Shareholders’ Agreement), will receive in the Merger XP Shares and (2) the remaining XPart Shareholders, which may be Brazilian or non-Brazilian residents will receive in the Merger XP BDRs. In order to receive XP Shares (including in the form of BDRs) subject to the conditions described in this prospectus, you must be a XPart Shareholder or a holder of IUH ADSs on the Cut-off Date. XPart Shareholders who receive BDRs and who wish to cancel their BDRs and receive the XP Shares represented thereby may inform their broker of such intention at any time. In case XPart Shareholders inform their broker of their intention to cancel the BDRs within 10 business days after the BDR Settlement Date, the BDR Custodian and BDR Depositary’s fees regarding such procedure will be waived.

Following completion of the Merger, XPart Shareholders will hold 226,523,304 Class A common shares of XP, including in the form of XP BDRs, which is the same number of XP shares held by XPart as of immediately prior to the completion of the Merger, and XPart will cease to exist.

Subject to the terms and conditions of the Merger Documents, the Merger is expected to become effective on the Closing Date.

Pursuant to the terms and subject to the conditions set forth in the Merger Documents, upon the completion of the Merger, XPart Shareholders will have the right to receive one XP Share, including in the form of XP BDRs, for approximately 43.17 XPart Shares, or the “Exchange Ratio,” as further described in this prospectus. This exchange ratio will be modified prior to the consummation of the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart shares immediately prior to the completion of the Merger divided by the 226,523,304 XP shares held by XPart. The definitive exchange ratio will be announced to the market and investors in due course.

If the Merger is completed, XPart will be merged with and into XP, with XP being the surviving corporation of the Merger. XPart will no longer exist as a separate company. Based on the number of XPart

Shares as of the date of this prospectus, it is anticipated that, immediately following completion of the Merger, the XPart shareholders will own approximately 40.5% of XP’s total capital stock and approximately 12.7% of XP’s total voting rights, both on a fully diluted basis.

In the course of reaching their decisions to approve the Merger Documents, the Merger and all of the other transactions and documents contemplated by the Merger, the board of directors of each XPart and XP considered a number of important factors in their separate deliberations. For more details on these factors, see the sections of this prospectus entitled “Summary—Reasons for the Merger” and “The Merger—XPart’s Reasons for the Merger.”

Furthermore, certain changes to the shareholders’ agreement entered into on November 29, 2019 among XP Controle, GA Bermuda, ITB Holding, Itaú Unibanco S.A., XP, XP Brazil and the companies that we control that are incorporated in Brazil, or the “Shareholders’ Agreement,” have been agreed, including, among others: (i) the possibility of partial private sales of XP shares by IUPAR, Itaúsa, and IUH, subject to certain conditions; (ii) end of the lock-up provision for a sale by XP Controle of XP shares resulting in a change of control of XP; (iii) the possibility of transfer of XP shares by IUPAR to its shareholders Itaúsa and Companhia E. Johnston de Participações S.A., or (“E. Johnston”), as well as from E. Johnston to its shareholders and their affiliates; (iv) a lock-up provision for a sale of XP shares by IUPAR and Itaúsa up to October 30, 2021; (v) changes to the tag-along provision, to provide that IUPAR and Itaúsa tag-along right will be limited solely to a sale of XP shares resulting in a change of control of XP; (vi) elimination of all the veto rights of ITB Holding; (vii) IUPAR and Itaúsa will have the right to jointly appoint two members to the XP board of directors and one of them will also serve as member of XP auditing committee, as long as they hold at least 5% of XP share capital; and (viii) inclusion of IUPAR’s and Itaúsa’s right to receive certain XP information. In addition, the Shareholders’ Agreement will expire on October 30, 2026. The foregoing changes in relation to ITB Holding, Itaú Unibanco S.A. and IUH became effective on May 31, 2021 and in relation to IUPAR and Itaúsa will become effective upon implementation of the Merger.

Q:	What is this document?

A: This document, which we refer to as the prospectus:

•	serves as a prospectus of XP in connection with the exchange of XPart Shares for XP Shares, including in the form of XP BDRs, pursuant to the terms of the Merger Documents;

•	informs XPart Shareholders of the terms and conditions of the Merger; and

•	provides XPart Shareholders with important details about XP and their rights as potential XP Shareholders, including in the form of BDRs.

Q:	Why did I receive this prospectus?

A:	You are receiving this prospectus because you are a shareholder of IUH or holder of IUH ADS and, therefore, you have the right to receive XPart shares associated with your IUH shares and, due to the Merger, will receive XP Shares or XP BDRs. This document serves as a prospectus of XP in connection with the exchange of XPart Shares for XP BDRs or XP Shares, as the case may be, pursuant to the terms of the Merger Documents. In order to complete the Merger, among other things, XP Shareholders and XPart Shareholders must approve the Merger. This document contains important information about the Merger, and you should read it carefully and in its entirety.

Q:	What is the Exchange Ratio?

A:	The Exchange Ratio is expected to be of approximately one XP Share, including in the form of XP BDRs, for 43.17 XPart Shares. This exchange ratio will be modified prior to the consummation of the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart shares immediately prior to the completion of the Merger divided by the 226,523,304 XP shares held by XPart. The definitive exchange ratio will be announced to the market and investors in due course.

Q:	What will XPart Shareholders and IUH ADS holders receive from the Merger?

A:	Pursuant to the terms and subject to the conditions set forth in the Merger Documents, upon the completion of the Merger, (1) holders of IUH ADSs, IUPAR and Itaúsa (in the case of IUPAR and Itaúsa, each as a party to XP’s Shareholders’ Agreement), will receive in the Merger XP Shares and (2) the remaining XPart Shareholders, which may be Brazilian or non-Brazilian residents will receive in the Merger XP BDRs. In order to receive XP Shares (including in the form of BDRs) subject to the conditions described in this prospectus, you must be a XPart Shareholder or a holder of IUH ADSs on the Cut-off Date. XPart Shareholders who receive BDRs and who wish to cancel their BDRs and receive the XP Shares represented thereby may inform their broker of such intention at any time. In case XPart Shareholders inform their broker of their intention to cancel the BDRs within 10 business days after the BDR Settlement Date, the BDR Custodian and BDR Depositary’s fees regarding such procedure will be waived. Each XP Share to be issued and outstanding upon the completion of the Merger, including in the form of XP BDRs, will be a validly issued, allotted and fully paid-up XP Share (including in the form of BDRs), subject to approval of the Merger at the XPart Shareholders’ Meeting and the XP Shareholders’ Meeting. See “Summary—Receipt of XP Shares or XP BDRs” and “The Merger—Receipt of XP Shares or XP BDRs.”

Q:	What percentage ownership will former XPart Shareholders hold in XP following completion of the Merger?

A:	If the Merger is completed, XPart will be merged with and into XP, with XP being the surviving corporation of the Merger and XPart will no longer exist as a separate company. Based on the number of XPart Shares, it is anticipated that, immediately following completion of the Merger, former XPart Shareholders will own approximately 40.5% of XP’s total capital stock and approximately 12.7% of XP’s total voting rights, both on a fully diluted basis.

Q:	When do you expect the Merger to be completed?

A:	The Merger will be submitted for approval at the XPart Shareholders’ Meeting and the XP Shareholders’ Meeting, or the “Merger resolutions.” The Merger is subject to certain closing conditions which shall be fulfilled prior to the date of XPart Shareholders’ Meeting. The Merger resolutions will be registered with the Board of Trade (Junta Comercial) of the State of São Paulo and other competent Brazilian authorities and the Plan of Merger will be filed with the Cayman Islands Registrar of Companies. The Merger is expected to become effective on the Closing Date.

Q:	What happens if the Merger is not completed?

A:	If XP Shareholders and XPart Shareholders do not approve the Merger, XPart and XP will remain independent companies. XP Shares will continue to be listed on Nasdaq. In case XPart is not merged into XP or is not listed on a stock exchange within a period of 120 days as from the date of approval of the Itaú Unibanco Holding Spin-off by the Brazilian Central Bank, stockholders will be entitled to withdraw from XPart, in accordance with paragraphs 3 and 4 of Article 223 of Law No. 6,404/76, as amended, or the “Brazilian Corporation Law.”

Q:	What conditions must be satisfied to complete the Merger?

A:	The Itaú Corporate Reorganization and XPart incorporation must have been ratified by the Brazilian Central Bank and the relevant corporate documents must have been registered with the Board of Trade prior to the completion of the Merger. Furthermore, the completion of the Merger is subject to approval of the Merger Proposal at the XPart Shareholders’ Meeting by the XPart Shareholders and the Merger at the XP Shareholders’ Meeting by the XP Shareholders, the registration of the XP BDRs with the CVM and the listing and trading of the XP BDRs on B3. Except for the approval of the Merger Proposal and the Merger, all conditions for the completion of the Merger must be fulfilled prior to the date of XPart Shareholders’ Meeting and of XP Shareholders’ Meeting, which are expected to occur on the same day.

Questions and Answers about the XPart Shareholders’ Meeting

Q:	When and where will the XPart Shareholders’ Meeting be held?

A:	The XPart Shareholders’ Meeting is scheduled to be held virtually, through an electronic platform, forty (40) days after its notice of call is published.

Q:	What matters will be voted on at the XPart Shareholders’ Meeting?

A:	The XPart Shareholders will be asked to consider and vote, among other things, on the following resolutions at the XPart Shareholders’ Meeting:

•	to ratify the appointment of the appraisers in connection with the Merger;

•	to approve the Merger, which involves the merger of XPart, as the merging entity, with and into XP, as the surviving entity, so that XP be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company;

•	to approve the terms and conditions of the Merger Protocol and the execution of the Plan of Merger;

•	to authorize the management to conduct all necessary acts and to execute the necessary documents in connection with the Merger; and

•	related resolutions.

See “The XPart Shareholders’ Meeting” for more information.

The XPart Shareholders’ Meeting is expected to be held as specified in the notice of call, which will be published forty (40) days prior to the date of the XPart Shareholders’ Meeting.

Q:	Who is entitled to vote the XPart Shares at the XPart Shareholders’ Meeting?

A:	XPart Shareholders as of the XPart Record Date may (i) attend the virtual meeting and vote in person; (ii) appoint a proxy holder to vote on their behalf or (iii) vote by ballot papers (boletim de voto à distância). If you use ballot paper, you must follow the procedures that will be set out in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

Q:	When will the XPart Shareholders’ Meeting be considered regularly convened and the resolutions at such meeting validly adopted?

A:	The quorum required to hold the XPart Shareholders’ Meeting is 25% of the voting capital stock on first call, provided that, if the required quorum is not reached, the XPart Shareholders’ Meeting may be held on second call with any number of shareholders present.

After the XPart Shareholders’ Meeting is regularly convened, pursuant to XPart’s by-laws, the Merger at such extraordinary general meeting will be considered validly approved upon the affirmative vote of shareholders holding shares representing the majority of the XPart Shares. See “The Merger,” and “Risk Factors—Risks Relating to the Merger,” “Risk Factors—Risks Relating to the XP Shares” and The XPart Shareholders’ Meeting—Quorum – Required Vote.”

Q:	How do I vote my XPart Shares?

A:	If you are a XPart Shareholder entitled to attend and vote at the XPart Shareholders’ Meeting, you must either (i) attend the virtual meeting and vote in person; (ii) appoint a proxy to vote on your behalf; or (iii) vote by ballot paper (boletim de voto à distância). Neither XP nor XPart is asking you for a proxy, and you are requested not to send XP or XPart a proxy. If you use ballot paper, you must follow the instructions that will be set out in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

Voting procedures will be available on the call of notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

Q:	When will I receive my XP Shares or XP BDRs?

A:	The dates on which you will receive your XP Shares or XP BDRs, as the case may be, are expected to be set forth in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

Q:	How can I attend the XPart Shareholders’ Meeting in person?

A:	The XPart Shareholders’ Meeting is scheduled to be held virtually, through an electronic platform, forty (40) days after its notice of call is published. If you are a XPart Shareholder and you wish to attend the XPart Shareholders’ Meeting in person, you must follow the instructions contained in section of this prospectus entitled “The XPart Shareholders’ Meeting—Manner of Voting.”

Q:	What happens if I do not vote or if I vote against the Merger?

A:	You will be entitled to exercise withdrawal rights as provided under Article 137 of the Brazilian Corporation Law. In this case, dissenting shareholders will receive the book value of XPart Shares. Withdrawal rights may be exercised at any time during the 30 days following the publication of the Merger resolutions in the periodicals where IUH generally publishes its corporate documents (Official Gazette of the State of São Paulo (Diário Oficial do Estado de São Paulo) and “O Estado de S. Paulo”). Publication is expected to occur within one week of the XPart Shareholders’ Meeting. If you hold IUH ADSs, you are not entitled to withdrawal rights with respect to the XPart Shares represented thereby. The IUH ADS Depositary will not exercise withdrawal rights with respect to any XPart Shares associated with the IUH shares represented by IUH ADSs, even if requested to do so by holders of IUH ADSs. If you hold IUH ADSs and wish to exercise the withdrawal rights with respect to the XPart Shares associated with the IUH shares represented by such IUH ADSs, you must surrender your IUH ADSs to the IUH ADS Depositary a sufficient amount of time prior to the XPart Shareholders’ Meeting to enable you to receive delivery of the IUH shares (and the associated right to receive XPart Shares). See “The XPart Shareholders’ Meeting—Withdrawal Rights” and “The Merger—Withdrawal Rights for XPart Shareholders and XP Shareholders.”

Q:	Do any of XPart’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	There are XPart’s directors and/or executive officers who are XPart Shareholders and will be entitled to vote on the XPart Shareholders’ Meeting since none of those XPart directors and/or executive officers has interests in the Merger that may differ from those of other shareholders.

Q:	What do I need to do now?

A:	You are urged to carefully read this prospectus, including its appendices. You may also want to review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors. You are also urged to read the information that will be made available in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto. Once you have considered all relevant information, you are encouraged to vote in person, by proxy or by ballot papers (boletim de voto à distância).

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this prospectus. You should read carefully the entire prospectus, including the information in the exhibits to the registration statement of which this prospectus is a part. See the section of prospectus entitled “Where You Can Find More Information.”

If you have any further questions about the Merger or if you need additional copies of this prospectus, please contact XP’s investor relations by telephone at +55 11 3075-0429 or by email at ir@xpi.com.br.

Q:	Where can I find more information about XP and XPart?

A:	You can find more information about XP and XPart in the documents described under “Where You Can Find More Information.”

Q:	Are there risks associated with the Merger?

A:	Yes. There are a number of risks related to the Merger that are discussed in this prospectus and in the other documents incorporated by reference into this prospectus. In evaluating the Merger, before making any decision on whether and how to vote, you are urged to read carefully and in its entirety this prospectus, in particular the section entitled “Risk Factors.”

Summary

The following is a summary that highlights information contained in this prospectus. This summary may not contain all the information that is important to you. For a more complete description of the Merger and the Merger Documents, we encourage you to read carefully this entire prospectus, including the Exhibits to the registration statement of which this prospectus is a part. In addition, we encourage you to read the information incorporated by reference into this prospectus, which includes important business and financial information about XP that has been filed with the SEC. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section of this prospectus entitled “Where You Can Find More Information.”

The Parties

XP

XP is a leading, technology-driven platform and a trusted provider of low-fee financial products and services in Brazil. We have developed a mission-driven culture and a revolutionary business model that we believe provide us with strong competitive advantages in our market. We use these to disintermediate the legacy models of traditional financial institutions by educating new classes of investors, democratizing access to a wider range of financial services, developing new financial products and technology applications to empower our clients, and providing what we believe is the highest-quality customer service and client experience in the industry in Brazil. We believe we have established ourselves as the leading alternative to the traditional banks, with a large and fast-growing ecosystem of retail investors, institutions, and corporate issuers, built over many years that reached 3.0 million active clients as of March 31, 2021.

We operate an asset-light, highly scalable business model that emphasizes operational efficiency and profitability. We leverage the XP Model to serve a diverse group of retail and institutional clients in local and international markets, with offices in Brazil, New York, Miami, London, Lisbon and Geneva. Our business will not be impacted by the Merger as XPart’s sole assets on the date of the Merger will consist of Class A common shares of XP and Class B common shares of XP and, upon effectiveness of the Merger, XPart will cease to exist. The XP 2020 Form 20-F includes consolidated information on the XP group. See “Where You Can Find More Information” for additional information on XPart.

We are an exempted company incorporated under the laws of the Cayman Islands on August 29, 2019. Our legal name is XP Inc. and our commercial name is “XP.” Our principal executive offices are located at Av. Chedid Jafet, 75, Torre Sul, 30th floor, Vila Olímpia – São Paulo, Brazil 04551-065. Our telephone number at this address is +55 (11) 3075-0429, and our investors relation e-mail is ir@xpi.com.br. Our website is www.xpinc.com. In addition, the SEC maintains a website that contains information which XP has filed electronically with the SEC, including its annual reports, periodic reports and other filings, which can be accessed at http://www.sec.gov.

XPart

XPart was incorporated on May 31, 2021 as a corporation (sociedade anônima) organized under the laws of Brazil. On the date of the Merger, XPart’s sole assets will be Class A common shares of XP and Class B common shares of XP.

XPart’s legal name is XPart S.A. and its commercial name is “XPart.” XPart’s registered office and principal executive office is located at Av. Paulista, No. 1938, 18th Floor, Bela Vista, 01310-200, São Paulo, Brazil and its general telephone is +55 11 3543-4782.

Risk Factors

The transaction contemplated by the Merger Documents involve risks, some of which are related to such transactions themselves and others of which are related to the businesses of XP and ownership of XP Shares following the completion of the Merger, assuming it is completed. In considering the Merger contemplated by the

Merger Documents, you should carefully consider the information about these risks set forth under the section of this prospectus entitled “Risk Factors” together with the other information included in or incorporated by reference into this prospectus.

The Merger and the Merger Documents

XP is a “foreign private issuer” in accordance with Rule 405 of the Securities Act. XP Shares are registered with the SEC and listed on the Nasdaq under the ticker symbol “XP.” XPart holds a 40.5% interest in XP.

The Merger will consist of a merger of XPart with and into XP, subject to compliance with the Companies Act and the common law of the Cayman Islands and Brazilian law. Following completion of the Merger, XPart Shareholders will hold 226,523,304 Class A common shares of XP, including in the form of XP BDRs, which is the same number of XP shares held by XPart as of immediately prior to the completion of the Merger, and XPart will cease to exist.

Holders of IUH ADSs, Itaúsa and IUPAR will receive in the Merger XP Shares. Holders of IUH ADSs will be charged a fee of US$0.05 per XP Share distributed to such holder of IUH ADSs by the IUH ADS Depositary. The remaining XPart Shareholders, which may be Brazilian or non-Brazilian residents, will receive in the Merger XP BDRs. XPart Shareholders who receive BDRs and who wish to cancel their BDRs and receive the XP Shares represented thereby may inform their broker of such intention at any time. In case XPart Shareholders inform their broker of their intention to cancel the BDRs within 10 business days after the BDR Settlement Date, the BDR Custodian and BDR Depositary’s fees regarding such procedure will be waived.

Upon the completion of the Merger, XPart Shareholders will receive XP Shares or XP BDRs, as applicable, all of the XP Shares held by XPart will be cancelled and XPart will cease to exist. Subject to the terms and conditions of the Merger Documents between XPart and XP, the Merger is expected to become effective on the Closing Date. The Merger is being proposed by XP to enhance our corporate governance and capital structure at shareholders’ level at XP, specifically by giving more liquidity events to XPart Shareholders as they will own a direct interest in XP (including in the form of XP BDRs). After the Merger, XPart will cease to exist and all of the XP Shares held by XPart will be cancelled and XPart Shareholders will receive XP Shares or XP BDRs.

The Merger Documents provide that, subject to the terms and conditions described therein, and upon consummation of all of the transactions contemplated thereby, XPart will be merged into XP and XPart will cease to exist. The terms and conditions of the contemplated transactions are contained in the Merger Documents, and the Merger Documents are described in this prospectus and included as an Exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Merger Documents carefully, as they are the legal documents that govern the Merger. All descriptions in this summary and in this prospectus of the terms and conditions of the Merger are qualified in their entirety by reference to the Merger Documents.

The XPart Shareholders’ Meeting

Date, Time and Place of the XPart Shareholders’ Meeting

The XPart Shareholders’ Meeting is scheduled to be held virtually, through an electronic platform, forty (40) days after its notice of call is published. The time and place of the XPart Shareholders’ Meeting will be informed in the notice of call of the XPart Shareholders’ Meeting.

Record Date; Shares Entitled to Vote

Only XPart Shareholders at the XPart Record Date are entitled to vote at the XPart Shareholders’ Meeting.

Quorum

The quorum required to hold the XPart Shareholders’ Meeting is 25% of the voting capital stock on first call, provided that, if the required quorum is not reached, the XPart Shareholders’ Meeting may be held on second call with any number of shareholders present.

Required Vote

Approval of the Merger Documents and the transactions contemplated therein, including the Merger, or the “Merger Proposal,” requires the affirmative vote of shareholders holding shares representing a majority of the capital stock of XPart. Votes to abstain will have the same effect as votes “AGAINST” the approval of the Merger Proposal. “Votes cast” means the votes actually cast “FOR” or “AGAINST” a particular proposal, whether virtually, by proxy or by ballot paper. An abstention will not constitute a vote cast.

As of the close of business of , 2021, IUPAR and Itaúsa controlled XPart Shares representing approximately        % of the total capital stock of XPart. It is currently expected that IUPAR and Itaúsa will vote in favor of the Merger Proposal. The affirmative vote of all XPart Shares controlled by IUPAR and Itaúsa in favor of the Merger Proposal does not constitute sufficient votes to approve the Merger Proposal at the XPart Shareholders’ Meeting, and the vote of certain XPart minority shareholders to approve the Merger Proposal will be required.

Virtual Meeting

The XPart Shareholders’ Meeting will be a completely virtual meeting of shareholders, conducted solely online. You will be able to attend and participate in the XPart Shareholders’ Meeting online. There is no physical location for the XPart Shareholders’ Meeting. If you plan to attend the XPart Shareholders’ Meeting virtually on the Internet, you must register in advance by following the instructions contained in sections of this prospectus entitled “The XPart Shareholders’ Meeting—Manner of Voting.”

Holders of IUH ADSs

Holders of IUH ADSs are not entitled to attend or vote at the XPart Shareholders’ Meeting or vote directly with respect to XPart Shares. However, Holders of IUH ADSs are entitled to give instructions to the IUH ADS Depositary on how to vote the number of XPart Shares associated with the IUH shares that the IUH ADSs represent, and the IUH ADS Depositary will endeavor to vote those XPart Shares in accordance with those instructions. Holders of IUH ADSs will receive instructions from the IUH ADS Depositary about how to instruct the IUH ADS Depositary to vote the number of XPart Shares associated with the IUH shares that your IUH ADSs represent. To the extent the IUH ADS Depositary does not receive instructions from holders of IUH ADSs on or before the date established by the IUH ADS Depositary for that purpose, to be set forth on the ADS voting card, the IUH ADS Depositary will not vote the number of XPart Shares associated with the IUH shares that your IUH ADSs represent. Holders of IUH ADSs wishing to attend or vote directly at the XPart Shareholders’ Meeting must surrender their IUH ADSs and obtain delivery of the underlying IUH shares (and the right to receive XPart Shares associated therewith) registered in the name of that holder. If a holder surrenders IUH ADSs and receives IUH shares, the holder will need to obtain its foreign investor registration with the Brazilian Central Bank, which might require the execution of simultaneous foreign exchange transactions. The holder will need to take these steps in sufficient time to allow its ownership of the shares to be reflected in the shareholder list that will be used to determine the holders that are permitted to attend the meeting.

Additional Information

For additional information, see the section of this prospectus entitled “The XPart Shareholders’ Meeting.”

The XP Shareholders’ Meeting

Date, Time and Place of the XP Shareholders’ Meeting

The XP Shareholders’ Meeting is expected to be held on        , 2021, at             a.m./p.m. (Brasília time – BRT) at XP’ headquarters and will also be held simultaneously online via live webcast.

Record Date; Shares Entitled to Vote

Only XP Shareholders at the close of business on the XP Record Date are entitled to vote at the XP Shareholders’ Meeting.

Quorum

The presence at the meeting, virtually or by proxy, of one or more shareholders representing at least 75% in aggregate of the voting power of the XP Shares as of XP Record Date and entitled to vote at the XP Shareholders’ Meeting will constitute a quorum for the XP Shareholders’ Meeting. A quorum is necessary to transact business at the XP Shareholders’ Meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting. If a quorum is not present, the XP Shareholders’ Meeting may be adjourned to allow additional time to solicit proxies or votes. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

Required Vote

Approval of the Merger Proposal requires that a special resolution be approved by the affirmative vote of 66⅔% of the voting power of all shares in issue (1) entitled to so vote, (2) in attendance and (3) voting on the matter at the XP Shareholders’ Meeting. “Votes cast” means the votes actually cast “FOR” or “AGAINST” a particular proposal, whether virtually or by proxy. An abstention will not constitute a vote cast, however an abstention will be accounted for quorum constitution purposes.

As of the XP Record Date, 2021, XP Controle, GA Bermuda and XPart controlled XP Shares representing approximately          % of the total voting power of the shares entitled to vote at the XP Shareholders’ Meeting. It is currently expected that XP Controle, GA Bermuda and XPart will vote in favor of the Merger Proposal. The affirmative vote of all XP Shares controlled by XP Controle, GA Bermuda and XPart in favor of the Merger Proposal constitutes sufficient votes to approve the Merger Proposal at the XP Shareholders’ Meeting.

Virtual Meeting

The XP Shareholders’ Meeting will be held at the offices of the Company in accordance with Cayman Islands law, but given the situation of COVID-19, we strongly encourage shareholders to submit a proxy rather than attend in person. The XP Shareholders’ Meeting will also be held simultaneously online via live webcast, so that you may, at our convenience, attend and participate in the XP Shareholders’ Meeting online. If you plan to attend the XP Shareholders’ Meeting virtually on the Internet and you hold your XP Shares through an intermediary, such as a bank or broker, you must register in advance by following the instructions contained in sections of this prospectus entitled “The XP Shareholders’ Meeting—Manner of Voting” and “The XP Shareholders’ Meeting—Holders of Class A common shares and Class B common shares issued by XP.”

Shareholders will be informed of the XP Shareholders’ Meeting by a shareholder notice accompanied by proxy materials, which are expected to be published on XP’s website on          , 2021.

The XP Shareholders will be asked to consider and vote, among other things, on the following resolutions at the annual general meeting of the XP Shareholders:

•	to ratify the appointment of the appraisers in connection with the Merger;

•	to approve the Merger, which involves the merger of XPart, as the merging entity, with and into XP, as the surviving entity, so that XP be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act;

•	to approve the terms and conditions of the Plan of Merger and the execution of the Merger Protocol;

•	to authorize the Company to enter into the Plan of Merger and that the Plan of Merger be executed by any one director on behalf of the Company; and

•	related resolutions.

See “The XP Shareholders’ Meeting” for more information. The XP Shareholders’ Meeting is expected to be held as specified in the shareholder notice accompanied by proxy materials, which are expected to be published on XP’s website on        , 2021.

Additional Information

For additional information, see the section of this prospectus entitled “The XP Shareholders’ Meeting.”

Receipt of XP Shares or XP BDRs

Pursuant to the terms and subject to the conditions set forth in the Merger Documents, upon the completion of the Merger, XPart Shareholders on the Cut-off Date, will have the right to receive, one XP Share, including in the form of XP BDRs, for approximately 43.17 XPart Shares. Subject to requisite approval of the Merger by XPart Shareholders and XP Shareholders, (1) holders of IUH ADSs, IUPAR and Itaúsa, will receive in the Merger XP Shares and (2) the remaining XPart Shareholders, which may be Brazilian or non-Brazilian residents will receive in the Merger XP BDRs. This exchange ratio will be modified prior to the consummation of the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart shares immediately prior to the completion of the Merger divided by the 226,523,304 XP Class A common shares and Class B common shares of XP held by XPart. The definitive exchange ratio will be announced to the market and investors in due course. Holders of IUH ADSs will be charged a fee of US$0.05 per XP Share distributed to them by the IUH ADS Depositary. The XPart Shareholders who receive BDRs and who wish to cancel their BDRs and receive the XP Shares represented thereby may inform their broker of such intention at any time. In case XPart Shareholders inform their broker of their intention to cancel the BDRs within 10 business days after the BDR Settlement Date, the BDR Custodian and BDR Depositary’s fees regarding such procedure will be waived.

The procedures for the receipt of the XP Shares or XP BDRs (and further cancelation of such XP BDRs, if that is the case) are expected to be set forth in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

No fractions of XP Shares or XP BDRs will be distributed. Following the Merger, (i) any fractional XP Shares will be grouped into whole numbers and sold on the open market managed by Nasdaq and (ii) XP Shares underlying fractional entitlements to XP BDRs, will be grouped into whole numbers for issuance of BDRs to be sold on the open market managed by B3. The net proceeds from the sale of the XP Shares or XP BDRs will be distributed on a pro rata basis to the former XPart Shareholders who held the right to receive fractional XP Shares or XP BDRs. Fractional XP Shares to which holders of IUH ADSs would otherwise be entitled will be aggregated and sold by the IUH ADS Depositary or by DTC or direct or indirect participants in the DTC system and the net proceeds of those sales will be distributed to the holders of IUH ADSs entitled to them. No additional consideration in cash or in kind will be paid by XP to XPart Shareholders in connection with the Merger. See also “The Merger—Overview.”

Exchange Ratio for XPart Shareholders

The Exchange Ratio is expected to be of one XP Share, including in the form of XP BDRs, for approximately 43.17 XPart Shares. This exchange ratio will be modified prior to the consummation of the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart shares immediately prior to the completion of the Merger divided by the 226,523,304 XP Shares held by XPart. The definitive exchange ratio will be announced to the market and investors in due course. See the section of this prospectus entitled “The Merger—Overview.”

Reasons for the Merger

The board of directors of XP considered a number of factors in making its determination that the Merger Documents are fair to and in the best interests of XP and its shareholders.

After careful consideration, the XP board of directors considered the business, assets and strategic direction of XPart. In making its determination, the XP board of directors considered that the Merger will benefit XPart Shareholders, as they will own a direct interest in XP (including in the form of BDRs) upon the effectiveness of the

Merger. Additionally, the XP board of directors also recommended the Merger as it will simplify the corporate structure at shareholders’ level of XP, in particular in relation to XPart Shareholders, who will own a direct interest in XP (including in the form of BDRs) upon the effectiveness of the Merger.

See “The Merger—Shareholder Approval of XP” and “The Merger—XP’s Reasons for the Merger.”

Withdrawal Rights for XPart Shareholders

Assuming that the Merger is approved, individuals and legal entities who are XPart Shareholders from              , 2021 until and including the day on which such XPart Shareholder exercises its withdrawal rights and did not vote in favor of the Merger (including those that were absent from the relevant shareholders’ meeting) at the XPart Shareholders’ Meeting are entitled to withdrawal rights in connection with the Merger. If you hold IUH ADSs, you are not entitled to withdrawal rights with respect to the XPart Shares associated with the IUH shares that your IUH ADSs represent. The IUH ADS Depositary will not exercise withdrawal rights, even if requested to do so by holders of IUH ADSs. If you hold IUH ADSs and wish to exercise the withdrawal rights with respect to XPart Shares associated with the IUH shares that your IUH ADSs represent, you must surrender your IUH ADSs to the IUH ADS Depositary a sufficient amount of time prior to the date of the XPart Shareholders’ Meeting to enable you to receive delivery of the IUH shares represented thereby (and the right to receive XPart Shares associated therewith) prior to the XPart Shareholders’ Meeting. See “The XPart Shareholders’ Meeting—Withdrawal Rights” and “The Merger—Withdrawal Rights for XPart Shareholders and XP Shareholders.”

Dissenters’ Rights for XP Shareholders

No dissenters’ rights are available for XP Shareholders, except for the holders of Class B Common shares, each of whom has agreed with XP not to exercise those rights.

Conditions Precedent That Must Be Satisfied or Waived for the Merger to Occur

For the Merger to occur, the Itaú Corporate Reorganization and XPart incorporation must have been ratified by the Brazilian Central Bank and the relevant corporate documents must have been registered with the Board of Trade prior to the completion of the Merger. Furthermore, the completion of the Merger is subject to approval of the Merger Proposal at the XPart Shareholders’ Meeting and at the XP Shareholders’ Meeting, the registration of the XP BDRs with the CVM, the listing and trading of the XP BDRs on B3 and any supplemental listing of the XP Shares on Nasdaq. Except for the approval of the Merger Proposal, all conditions for the completion of the Merger must be fulfilled prior to the date of XPart Shareholders’ Meeting and of XP Shareholders’ Meeting, which are expected to occur on the same day.

Material U.S. Tax Considerations

The treatment of the Merger for U.S. federal income tax purposes is not entirely clear and will depend, in part, on whether the Merger and the Itaú Unibanco Holding Spin-off are regarded as separate transactions for U.S. federal income tax purposes.

If, as expected, the Merger and the Itaú Unibanco Holding Spin-off are regarded as separate transactions, (i) the Itaú Unibanco Holding Spin-off would be expected to be treated as a taxable distribution of XPart Shares by Itaú Unibanco Holding to its shareholders and (ii) the Merger would be expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code.” XPart Shareholders should consult their tax advisors regarding the tax consequences of the Itaú Unibanco Holding Spin-off and the receipt of XPart Shares in their particular circumstances.

Assuming that the Merger qualifies as a “reorganization,” (i) no gain or loss will be recognized by a U.S. holder on the exchange of XPart Shares for XP Shares or BDRs; (ii) the aggregate basis of the XP Shares or BDRs received in the Merger will be equal to the U.S. holder’s aggregate tax basis in its XPart Shares exchanged in the Merger; and (iii) the holding period of the XP Shares or BDRs received in exchange for XPart Shares will include the holding period of the XPart Shares for which they are exchanged. If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, the receipt of XP Shares or BDRs in exchange for XPart Shares in the Merger will be a taxable transaction for U.S. federal income tax purposes, in which case a U.S. holder of XP Shares will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the value of the XP Shares or BDRs received in the Merger and (ii) such U.S. holder's adjusted tax basis in its XPart Shares exchanged in the Merger. Any gain or loss recognized will generally be short-term gain or loss unless the Merger occurs more than one year after the Itaú Unibanco Holding Spin-Off. The deductibility of capital losses is subject to limitations.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO EACH HOLDER OF XPART SHARES MAY DEPEND ON SUCH HOLDER’S PARTICULAR FACTS AND CIRCUMSTANCES. XPART SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS IN ADVANCE TO UNDERSTAND FULLY THE TAX CONSEQUENCES TO THEM OF THE MERGER.

Brazilian Taxation

For more information on Brazilian taxation considerations, see “Material Tax Considerations—Material Brazilian Tax Considerations.”

Accounting Treatment of the Merger

The Merger will be accounted for by XP on a book value basis.

Treatment of Equity and Equity-Based Awards

Our current equity compensation plans, which we make available to our directors, executive officers and members of our management, will not vest as a result of the Merger. XPart does not have an equity compensation plan currently in place. See also the section of this prospectus entitled “The Merger—Treatment of Equity and Equity-based Awards.”

Board of Directors and Management of XP Following Completion of the Merger

Upon the closing of the Merger contemplated by the Merger Documents, XP’s board of directors and executive officers will remain the same as prior to the Merger.

Listing of XP Shares

Following the Merger, the XP Shares subject to the registration statement of which this prospectus forms a part will continue to be listed on Nasdaq under the symbol “XP.”

Comparison of the Rights of XP Shareholders and XPart Shareholders

As a result of the Merger, XPart Shareholders will become direct XP Shareholders, and their rights will be governed by the laws of the Cayman Islands and the XP’s Amended and Restated Articles of Association. Following the closing of the Merger, XPart Shareholders will have different rights as XP Shareholders than they did as XPart Shareholders. For a summary of the material differences between the rights of XPart Shareholders and XP Shareholders, see the section of this prospectus entitled “Comparison of the Rights of XP Shareholders and XPart Shares.”

Financial Data of XPart

We have not included in this prospectus the financial statements of XPart because no financial statements audited in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) exist for XPart. XPart was incorporated on May 31, 2021, as part of the Itaú Corporate Reorganization.

Per Share Market Price

On February 1, 2021, the last full trading day prior to the first public announcement of the Merger on February 1, 2021, the closing sale price of XP Class A common shares (as reported by Nasdaq) was US$47.15. There is no public market for the XPart Shares.

Risk Factors

By voting in favor of the Merger, XPart Shareholders will be choosing to invest in XP Shares or through XP BDRs, as the case may be. Investing in XP Shares involves risks, some of which are related to the Merger. In considering whether to vote for the Merger, you should carefully consider the risks described below, as well as the other information included in or incorporated by reference into this prospectus, including the matters addressed in the section of this prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and the risk factors described under “Item 3. Key Information—D. Risk Factors” of the XP 2020 Form 20-F, as such risks may be updated or supplemented in XP’s subsequently furnished reports on Form 6-K.

For information on where you can find the documents XP has filed with the SEC and that are incorporated into this prospectus by reference, please see the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Risks Relating to the Merger

The timing and completion of the Merger is subject to the approval of the XPart Shareholders and the XP Shareholders, as well as other conditions. As a result, there is no assurance as to whether and when the Merger will be completed.

Closing of the Merger is subject to certain conditions, including regulatory approvals and the approval of the Merger by the XPart Shareholders and the XP Shareholders, among others.

There can be no assurance that the Merger will be approved or that the Merger will be completed. The Merger may be completed on terms that differ, perhaps substantially, from those described herein and in the Merger Documents. For more information, see the section of this prospectus entitled “The Merger Documents—Merger Protocol.”

Failure to complete the Merger could negatively impact the share price and the future business and financial results of XPart and XP.

If the Merger is not completed for any reason, including as a result of XPart Shareholders failing to adopt the Merger Documents, the ongoing businesses of each of XP and XPart may be adversely affected and, without realizing any of the benefits of having completed the Merger, XP and XPart would be subject to a number of risks, including the following:

•	XP and XPart may experience negative reactions from the financial markets, including negative impacts on prices of their respective shares and other securities; and

•	XP may experience negative reactions from its customers, regulators and employees.

In addition, XP and XPart could be subject to litigation related to any failure to complete the Merger. If the Merger is not completed, these risks may materialize and may adversely affect XP’s and XPart’s businesses, financial condition, financial results and/or share price. For more information about the Merger Documents, see the section of this prospectus entitled “The Merger Documents—Merger Protocol.”

The Merger may not result in increased share liquidity for XPart Shareholders.

XP cannot predict whether a liquid market for the XP Shares will be maintained or if a liquid market for the XP BDRs will exist. If the XP Shares are not liquid or are less liquid than they were before the Merger, you may experience a decrease in your ability to sell your XP Shares.

Your ownership percentage in XP will be less than the ownership percentage you currently hold in XPart.

Your ownership percentage in XP following the Merger will be less than your existing ownership percentage in XPart. Based on the Exchange Ratio, it is anticipated that, immediately following completion of the Merger, former XPart Shareholders will own approximately 40.5% of XP’s total capital stock and approximately 12.7% of XP’s total voting rights, both on a fully diluted basis.

XP and XPart will incur significant transaction and merger-related costs in connection with the Merger.

XP and XPart have incurred and expect to incur a number of non-recurring direct and indirect costs associated with the Merger. These costs and expenses include fees paid to financial, legal, accounting and other advisors, severance and other potential employment-related costs, including payments that may be made to certain XP and XPart executives, filing fees, printing expenses and other related charges. Some of these costs are payable by XP and XPart regardless of whether the Merger is completed.

There may also be additional unanticipated significant costs in connection with the Merger that XP and XPart may not recover. These costs and expenses could reduce the strategic benefits XP and XPart expect XP to achieve from the Merger.

Class A common shares eligible for sale after the closing of the Merger may cause the market price of our Class A common shares and our XP BDRs to drop significantly.

The market price of our Class A common shares and our XP BDRs may decline as a result of sales of a large number of our Class A common shares in the market after this Merger or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Furthermore, Brazilian regulation provides certain limitations for mutual funds, pension funds and financial institutions, among others, to hold investments abroad, which include our Class A common shares and may also include XP BDRs. As a result, certain XPart Shareholders, upon receipt of their XP Shares (including in the form of XP BDRs), may be required to sell their shares or XP BDRs, which will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.

Sales of a substantial number of our Class A common shares (including in the form of XP BDRs) or the perception that such sales may occur, could cause the trading price of our Class A common shares or the XP BDRs to decline or make it more difficult for you to sell your Class A common shares or XP BDRs at a time and price that you deem appropriate.

Risks Relating to Our Business and Industry

You should read and consider the risk factors specific to our business that will also affect us after the Merger. These risks are described in “Item 3. Key Information—D. Risk Factors—Certain Risks Relating to Our Business and Industry” in the XP 2020 Form 20-F, as such risks may be updated or supplemented in our subsequently furnished current reports on Form 6-K, which are incorporated by reference into this prospectus. See the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Risks Relating to Brazil

You should read and consider the risk factors specific to our business that will also affect us after the Merger. These risks are described in “Item 3. Key Information—D. Risk Factors—Certain Risks Relating to Brazil” in the XP 2020 Form 20-F, as such risks may be updated or supplemented in our subsequently furnished current reports on Form 6-K, which are incorporated by reference into this prospectus. See the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Risks Relating to the XP Shares

You should read and consider the risk factors specific to our shares that will also affect us after the Merger. These risks are described in “Item 3. Key Information—D. Risk Factors—Certain Risks Relating to Our Class A Common Shares” in the XP 2020 Form 20-F, as such risks may be updated or supplemented in our subsequently furnished current reports on Form 6-K, which are incorporated by reference into this prospectus. See the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Shareholders could be diluted in the future, which could also adversely affect the market price of XP Shares.

It is possible that XP may decide to offer additional XP Shares or securities convertible therein in the future either to raise capital or for other purposes. If XP Shareholders do not take up such offer of XP Shares or were not eligible to participate in such offering, their proportionate ownership and voting interests in XP would be reduced.

The holders of the XP Shares may not receive cash dividends in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors of XP and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. In addition, our holding company structure makes us dependent on the operations of our subsidiaries. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions or Brazil.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions or Brazil. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not properly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Memorandum and Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its shareholders (made up of two components) and the director’s duties prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of XP Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law.”

As a foreign private issuer, we have different disclosure and other requirements than U.S. domestic registrants.

As a foreign private issuer, we are subject to different disclosure and other requirements than domestic U.S. registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. rules which permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

We follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we are subject to Cayman Islands laws and regulations having, in some respects, a similar effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file or furnish reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.

Our corporate affairs are governed by our Memorandum and Articles of Association, by the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court of the Cayman Islands or the “Cayman Islands Court,” for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands’ law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands Court may stay proceedings if concurrent proceedings are being brought elsewhere.

Upon completion of the Merger, the rights of XPart Shareholders who become holders of XP Class A Common Shares will be governed by the XP Memorandum and Articles of Association and by the laws of the Cayman Islands. The rights associated with XPart Shares are different from the rights associated with XP Inc. Class A Common Shares or XP BDRs, as the case may be. Material differences between the rights of XPart Shareholders and the rights of XP Shareholders include differences with respect to, among other things, dividends, redemptions, preemptive rights, shareholder voting rights, approval of mergers and business combinations, cumulative voting, nomination and appointment of directors, vacancies on the board of directors, committees of the board of directors, the fiscal counsel, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, shareholder action by written consent, mandatory tender offer, shareholder information rights, rights of dissenting shareholders, the ability to amend governing documents and the indemnification of directors and officers. See the section of this prospectus entitled “Comparison of the Rights of XPart Shareholders and XP Shareholders.”

Selected Unaudited Per Share Data

The following table sets forth certain historical unaudited information with respect to net book value per share as of March 31, 2021 and dividends declared per share for the fiscal year ended December 31, 2020 for XP. The historical information for XP has been prepared under IFRS.

We have not included in this prospectus the financial statements of XPart because no financial statements audited in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) exist for XPart. XPart was incorporated on May 31, 2021, as an entity formed as part of the Itaú Corporate Reorganization. See “Presentation of Financial and Certain Other Information—Financial Statements—XPart Financial Statements.”

The information that follows should be read in conjunction with the historical unaudited interim condensed consolidated financial statements of XP as of March 31, 2021, appearing in the 1Q21 Financial Statements 6-K (as defined herein), incorporated by reference in this prospectus as well as the historical audited consolidated financial statements of XP as of December 31, 2020 and 2019, appearing in the XP 2020 Form 20-F incorporated by reference into this prospectus.

	Historical XP
		(in US$)
As of March 31, 2021
Net book value per share(1)	US$	3.1706
For the three months ended March 31, 2021
Dividends declared per Class A common share(2)		—
Net income (loss) per Class A common share attributable to XP — basic(2)		1.3123
Net income (loss) per Class A common share attributable to XP — diluted(2)		1.2810
For the fiscal year ended December 31, 2020
Dividends declared per Class A common share(2)		—
Net income (loss) per Class A common share attributable to XP — basic(2)		3.7597
Net income (loss) per Class A common share attributable to XP — diluted(2)		3.7138

(1)	Net book value per share information was calculated using the total number of shares outstanding as of December 31, 2020.

(2)	Historical dividends declared per share and earnings per share information were based on historical information available elsewhere in this prospectus or incorporated herein by reference.

Selected Financial Data of XPart

XPart was incorporated on May 31, 2021, as part of the Itaú Corporate Reorganization. As of the date of this prospectus, XPart’s activities are limited only to organizational activities and activities related to the Merger. XPart’s sole corporate purpose is to participate, directly or indirectly, as a shareholder of XP.

XPart will have no historical financial information. XPart’s financial performance is expected to reflect XP’s overall financial performance (to the extent of XPart’s investment in XP), which is being presented to investors through XP’s financial statements. Upon consummation of the Merger, the combined effect of the exchange of XPart Shares for XP Shares (including in the form of XP BDRs) and of the XPart Shareholders becoming direct owners of interest in XP as part of the Merger is such that, in terms of financial presentation, it will be of no effect as XPart’s sole assets will consist solely of, at the time of the Merger, Class A common shares of XP and Class B common shares of XP, and upon the consummation of the Merger, XPart will be merged into XP and XPart will cease to exist.

The XPart Shareholders’ Meeting

The XPart Shareholders’ Meeting is scheduled to be held virtually, through an electronic platform, forty (40) days after its notice of call is published.

At the XPart Shareholders’ Meeting, XPart Shareholders will be asked to consider and vote upon the following proposals:

•	to ratify the appointment of the appraisers in connection with the Merger;

•	to approve the Merger, which involves the merger of XPart, as the merging entity, with and into XP, as the surviving entity, so that XP be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company;

•	to approve the terms and conditions of the Merger Protocol and the execution of the Plan of Merger;

•	to authorize the management to conduct all necessary acts and to execute the necessary documents in connection with the Merger; and

•	related resolutions.

Shareholders Entitled to Vote

All XPart Shareholders as of the XPart Record Date are entitled to vote on the Merger proposal at the XPart Shareholders’ Meeting. Each XPart Share as of the XPart Record Date is entitled to one vote on the Merger proposal presented for consideration at the XPart Shareholders’ Meeting. As of the date of this prospectus, according to XPart bylaws, there are 4,958,290,359 XPart Common Shares and 4,845,844,989 XPart Preferred Shares.

If you are an XPart Shareholder, you may be required under the Brazilian Corporation Law to show documents proving your identity to gain admittance to the XPart Shareholders’ Meeting. If you grant a proxy to someone to act for you at the meeting you shall comply with the procedures, which are expected to be set forth in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

Holders of IUH ADSs are not entitled to attend the XPart Shareholders’ Meeting or vote directly with respect to XPart Shares. However, Holders of IUH ADSs are entitled to give instructions to the IUH ADS Depositary how to vote the number of XPart Shares associated with the IUH shares that the IUH ADSs represent, and the IUH ADS Depositary will endeavor to vote those XPart Shares in accordance with those instructions. Holders of IUH ADSs will receive instructions from the IUH ADS Depositary about how to instruct the IUH ADS Depositary to vote the number of XPart Shares associated with the IUH shares that your IUH ADSs represent. To the extent the IUH ADS Depositary does not receive instructions from holders of IUH ADSs on or before the date established by the IUH ADS Depositary for that purpose, the IUH ADS Depositary will not vote the number of XPart Shares associated with the IUH shares that your IUH ADSs represent. Holders of IUH ADSs wishing to attend or vote directly at the XPart Shareholders’ Meeting must surrender their IUH ADSs and obtain delivery of the underlying IUH shares (and the right to receive XPart Shares associated therewith) registered in the name of that holder. If a holder surrenders IUH ADSs and receives IUH shares, the holder will need to obtain its foreign investor registration with the Brazilian Central Bank, which might require the execution of simultaneous foreign exchange transactions. The holder will need to take these steps in sufficient time to allow its ownership of the shares to be reflected in the shareholder list that will be used to determine the holders that are permitted to attend the meeting.

Quorum – Required Vote

The Merger must be approved by the shareholders of XPart at the XPart Shareholders’ Meeting. In order for the Merger to be approved, shareholders holding shares representing a majority of the capital stock of XPart must vote in favor of the Merger. The quorum required to hold the XPart Shareholders’ Meeting is 25% of the voting capital stock on first call, provided that, if the required quorum is not reached, the XPart Shareholders’ Meeting may be held on second call with any number of shareholders present.

Abstentions from voting by shareholders attending the meeting will be counted for the purpose of determining the presence of a quorum.

We have been advised that XPart’s controlling shareholders, Itaúsa and IUPAR, intend to approve the Merger. The affirmative vote of all XPart Shares controlled by IUPAR and Itaúsa in favor of the Merger Proposal does not constitute sufficient votes to approve the Merger Proposal at the XPart Shareholders’ Meeting, and the vote of certain XPart minority shareholders to approve the Merger Proposal will be required.

XPart Shareholders will be informed of the XPart Shareholders’ Meeting by publication of a notice on the Official Gazette of the State of São Paulo (Diário Oficial do Estado de São Paulo) and “O Estado de S. Paulo.” The notice of call will also be published forty (40) days prior to the date of the XPart Shareholders’ Meeting.

Treatment of Abstentions; Failure to Vote

An abstention occurs when a shareholder (i) attends a meeting, either in person or by proxy, but abstains from voting; or (ii) chooses to abstain from voting on a proposal while voting through ballot paper (boletim de voto à distância). At the XPart Shareholders’ Meeting at which shareholders will consider the Merger proposal, abstentions will be counted in determining whether a quorum is present.

Abstentions and a failure to vote your XPart Shares will have the same effect as a vote “Against” the Merger proposal.

Manner of Voting

If you are a XPart Shareholder entitled to attend and vote at the XPart Shareholders’ Meeting, you must either (i) attend the virtual meeting and vote in person; (ii) appoint a proxy to vote on your behalf; or (iii) vote by ballot paper (boletim de voto à distância). Neither XP nor XPart is asking you for a proxy, and you are requested not to send XP or XPart a proxy. If you use ballot paper, you must follow the instructions that will be set out in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

Voting procedures will be available on the call of notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

XPart Shareholders attending the XPart Shareholders’ Meeting must deliver proof of their status as shareholders and proof that they hold the XPart Shares they intend to vote by delivery of proper identification as per the instructions that will be set out in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

Holders of IUH ADSs

If you are a holder of IUH ADSs, you are not entitled to attend the XPart Shareholders’ Meeting or vote directly with respect to XPart Shares. However, you are entitled to give instructions to the IUH ADS Depositary how to vote the number of XPart Shares associated with the IUH shares that your IUH ADSs represent, and the IUH ADS Depositary will endeavor to vote those XPart Shares in accordance with those instructions. The IUH ADS Depositary will send an ADS voting card to each registered holder of IUH ADSs as of the close of business on               , 2021, or the “ADS Voting Record Date.” For instructions to be valid, instructions must be completed, signed and returned to the IUH ADS Depositary, to be received at the place and by the cut-off date specified on the ADS voting card. If you hold IUH ADSs in an account with a broker or other securities intermediary as of the ADS Voting Record Date, you should receive a notice and instructions from your securities intermediary as to how to give your voting instructions, including the cut-off date by which those instructions must be received.

Tabulation of Votes

Among other functions, the person appointed as secretary at the XPart Shareholders’ Meeting will be responsible for determining the number of XPart Shares represented at the XPart Shareholders’ Meeting to confirm the existence of a quorum, as well as for counting the votes cast at the meeting.

Withdrawal Rights

XPart Shareholders have the following withdrawal rights under Brazilian law in connection with the Merger. Assuming that the Merger is approved, individuals and legal entities who are XPart Shareholders from              , 2021 until and including the day on which such XPart Shareholder exercises its withdrawal rights and did not vote in favor of the Merger (including those that were absent from the relevant shareholders’ meeting) are entitled to exercise withdrawal rights as provided under Article 137 of Brazilian Corporation Law. In this case, dissenting shareholders will receive the book value calculated as per the balance sheet of XPart to be dated as of          , 2021. Withdrawal rights may be exercised at any time during the 30 days following the publication of the Merger resolutions in the periodicals where Itaú Unibanco Holding generally publishes its corporate documents (Official Gazette of the State of São Paulo (Diário Oficial do Estado de São Paulo) and “O Estado de S. Paulo”), which publication is expected to occur within one week of the XPart Shareholders’ Meeting.

If you hold IUH ADSs, you are not entitled to withdrawal rights with respect to the XPart Shares associated with the IUH shares represented thereby. The IUH ADS Depositary will not exercise withdrawal rights with respect to any XPart Shares, even if requested to do so by holders of IUH ADSs. If you hold IUH ADSs and wish to exercise the withdrawal rights with respect to the XPart Shares associated with the IUH shares represented thereby, you must surrender your IUH ADSs to the IUH ADS Depositary a sufficient amount of time prior to the XPart Shareholders’ Meeting to enable you to receive delivery of the IUH shares and the associated rights relating to XPart Shares prior to the XPart Shareholders’ Meeting. See “The XPart Shareholders’ Meeting—Withdrawal Rights” and “The Merger—Withdrawal Rights for XPart Shareholders and XP Shareholders.”

Creditor Opposition Rights

In connection with the Merger, XP will succeed to all of the assets of XPart, which will consist on the date of the Merger, solely of Class A common shares of XP and Class B common shares of XP, as well as of all the rights and obligations of XPart. Within a period of sixty (60) days following the publication of the minutes of the shareholders’ meeting approving the Merger, creditors of XPart that are harmed as a result of the Merger will have the right to file a legal claim to annul the Merger, provided that any such claim will not be sufficient to annul the Merger if XP settles or makes a deposit with the relevant court in the amount claimed.

Shareholding Structure

Following completion of the Merger, XPart Shareholders will hold 226,523,304 Class A common shares of XP, including in the form of XP BDRs, which is the same number of XP shares held by XPart as of immediately prior to the completion of the Merger, and XPart will cease to exist.

The XP Shareholders’ Meeting

The XP Shareholders’ Meeting is expected to be held on        , 2021, at             a.m./p.m. (Brasília time – BRT), at XP’ principal executive offices located at Av. Chedid Jafet, 75, Torre Sul, 30th floor, Vila Olímpia – São Paulo, Brazil 04551-065. Given the situation of COVID-19, we strongly encourage shareholders to submit a proxy rather than attend in person. The XP Shareholders’ Meeting will also be held simultaneously online via live webcast, so that you may, at our convenience, attend and participate in the XP Shareholders’ Meeting online.

At the XP Shareholders’ Meeting, XP’s shareholders will be asked to consider and vote, among other things, upon the following proposals:

•	to ratify the appointment of the appraisers in connection with the Merger;

•	to approve the Merger, which involves the merger of XPart, as the merging entity, with and into XP, as the surviving entity, so that XP be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act;

•	to approve the terms and conditions of the Merger Protocol and the execution of the Plan of Merger;

•	to authorize the management to conduct all necessary acts and to execute the necessary documents in connection with the Merger; and

•	related resolutions.

Shareholders Entitled to Vote

All holders of Class A common shares and Class B common shares issued by XP and outstanding as of the XP Record Date are entitled to vote on the Merger proposal at XP Shareholders’ Meeting. Each Class A common share and Class B common share issued and outstanding as of the XP Record Date is entitled to one vote on the Merger proposal presented for consideration at the XP Shareholders’ Meeting.

If you are a holder of XP Class A common shares and Class B common shares, you may be required to show documents proving your identity to gain admittance to the XP Shareholders’ Meeting. If you grant a proxy to someone to act for you at the meeting, your proxy will be required to show original or certified copies of the documents that grant him or her powers of representation. The proxy must be deposited at or mailed to the headquarters of XP no later than the time and date set out in the notice of the XP Shareholders’ Meeting. The failure to comply with this requirement will not prevent the proxy from attending the XP Shareholders’ Meeting so long as he or she presents the originals of the documents evidencing his or her powers.

Quorum – Required Vote

The quorum required to hold the XP Shareholders’ Meeting is of at least 75% of the aggregate voting capital stock. Abstentions from voting by shareholders attending the meeting will be counted for the purpose of determining the presence of a quorum.

The Merger must be approved by the XP Shareholders at the XP Shareholders’ Meeting. In order for the Merger to be approved, a special resolution must be approved by the affirmative vote of 66⅔% of the voting power of all shares in issue (1) entitled to so vote, (2) in attendance and (3) voting on the matter at the XP Shareholders’ Meeting.

Shareholders will be informed of the XP Shareholders’ Meeting by a shareholder notice accompanied by proxy materials, which are expected to be published on XP’s website on          , 2021.

We have been advised that XP’s controlling shareholders and GA Bermuda intend to approve the Merger.

The XP Shareholders’ Meeting will be held at the offices of the Company in accordance with Cayman Islands law, but given the situation of COVID-19, we strongly encourage shareholders to submit a proxy rather than attend in person. The XP Shareholders’ Meeting will also be held simultaneously online via live webcast, so that you may, at our convenience, attend and participate in the XP Shareholders’ Meeting online. If you plan to attend the XP Shareholders’ Meeting virtually on the Internet and you hold your XP Shares through an intermediary, such as a bank or broker, you must register in advance by following the instructions contained in sections of this prospectus entitled “The XP Shareholders’ Meeting—Manner of Voting” and “The XP Shareholders’ Meeting—XP Shareholders.”

Treatment of Abstentions; Failure to Vote

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the XP Shareholders’ Meeting at which shareholders will consider the Merger proposal, abstentions will be counted in determining whether a quorum is present.

Abstentions and a failure to vote your Class A common shares and Class B common shares issued by XP will have the same effect as a vote “Against” the Merger proposal.

Manner of Voting

Holders of Class A common shares and Class B common shares issued by XP may attend the meeting in person or by proxy, further instructions for which will be set out in the notice of the XP Shareholders’ Meeting.

Holders of Class A Common Shares and/or Class B Common Shares Issued by XP

If you are a holder of Class A common shares and Class B common shares issued by XP on the XP Record Date, you may vote your XP Shares by attending the meeting in person or, to ensure that your common shares are represented at the meeting, you may authorize a proxy to vote your common shares. This prospectus does not constitute a proxy statement. Neither XP nor XPart is asking you for a proxy, and you are requested not to send XP or XPart a proxy.

Tabulation of Votes

Among other functions, the person appointed as secretary at the XP Shareholders’ Meeting will be responsible for determining the number of Class A common shares and Class B common shares issued by XP represented at the XP Shareholders’ Meeting to confirm the existence of a quorum, as well as for counting the votes cast at the meeting.

Withdrawal Rights

XP Shareholders that hold Class A common shares have no dissenters’, appraisal or similar rights under Cayman law. XP Shareholders that hold Class B Common Shares have dissenter rights but each of them has agreed with XP not to exercise those rights.

Shareholding Structure

XP’s pre-Merger shareholders (other than XPart) will continue to hold the same interest in Class A common shares and Class B common shares issued by XP following the Merger. XP’s pre-Merger shareholders will not be diluted as a result of the Merger.

The Merger

The following is a description of the material aspects of the Merger. This section does not purport to be complete and may not contain all of the information that is important to you. You should carefully read this entire prospectus, the documents incorporated by reference into this prospectus, including the full text of the Merger Documents, forms of which are included as Exhibits to the registration statement of which this prospectus is a part, for a more complete understanding of the Merger. All descriptions in this summary and in this prospectus of the terms and conditions of the Merger are qualified in their entirety by reference to transaction agreements. In addition, important business and financial information about each of XP and XPart is included in or incorporated by reference into this prospectus and Exhibits to the registration statement of which this prospectus is a part. For a listing of the documents incorporated by reference into this prospectus, see the section of this prospectus entitled “Incorporation of Certain Documents by Reference.”

Overview

XP is a “foreign private issuer” in accordance with Rule 405 of the Securities Act. XP’s Class A common Shares are registered with the SEC and listed on the Nasdaq under the ticker symbol “XP.” XPart holds a 40.5% interest in XP.

The Merger will consist of a merger of XPart with and into XP, subject to compliance with the Companies Act and the common law of the Cayman Islands and Brazilian law. Following completion of the Merger, XPart Shareholders will hold 226,523,304 Class A common shares of XP, including in the form of XP BDRs, which is the same number of XP shares held by XPart as of immediately prior to the completion of the Merger, and XPart will cease to exist.

Upon the completion of the Merger, XPart Shareholders will hold their interest in XP’s Class A common shares directly in XP, including in the form of XP BDRs, and XPart will cease to exist. Subject to the terms and conditions of the Merger Documents between XPart and XP, regarding the Merger, the Merger is expected to become effective on the Closing Date.

The Merger is being proposed by XP to enhance our corporate governance and capital structure at shareholders’ level at XP, specifically by giving more liquidity events to XPart Shareholders as they will own a direct interest in XP (including in the form of XP BDRs). After the Merger, XPart will cease to exist and XPart Shareholders will receive XP Shares or XP BDRs, as applicable.

The Merger Documents provide that, subject to the terms and conditions described therein, and upon consummation of all of the transactions contemplated thereby, XPart will be merged into XP and XPart will cease to exist. The terms and conditions of the contemplated transactions are contained in the Merger Documents, which are described in this prospectus and included as an Exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Merger Documents carefully, as it is the legal documents that governs the Merger. All descriptions in this summary and in this prospectus of the terms and conditions of the Merger are qualified in their entirety by reference to the Merger Documents.

Holders of IUH ADSs, Itaúsa and IUPAR will receive in the Merger XP Shares. Holders of IUH ADSs will be charged a fee of US$0.05 per XP Share distributed to them by the IUH ADS Depositary. The remaining XPart Shareholders, which may be Brazilian or non-Brazilian residents, will receive in the Merger XP BDRs, pursuant to the procedures set forth in section “—Receipt of XP Shares or XP BDRs.” XPart Shareholders who receive BDRs and who wish to cancel their BDRs and receive the XP Shares represented thereby may inform their broker of such intention at any time. In case XPart Shareholders inform their broker of their intention to cancel the BDRs within 10 business days after the BDR Settlement Date, the BDR Custodian and BDR Depositary’s fees regarding such procedure will be waived.

No fractions of XP Shares or XP BDRs will be distributed. Following the Merger, (i) any fractional XP Shares will be grouped into whole numbers and sold on the open market managed by Nasdaq and (ii) XP Shares underlying fractional entitlements to XP BDRs, will be grouped into whole numbers for issuance of BDRs to be sold on the open market managed by B3. The net proceeds from the sale of the XP Shares or XP BDRs will be distributed on a pro rata basis to the former XPart Shareholders who held the right to receive fractional XP Shares or XP BDRs.

Fractional XP Shares to which holders of IUH ADSs would otherwise be entitled will be aggregated and sold by the IUH ADS Depositary or by DTC or direct or indirect participants in the DTC system and the net proceeds of those sales will be distributed to the holders of IUH ADSs entitled to them. No additional consideration in cash or in kind will be paid by XP to XPart Shareholders in connection with the Merger. See also “The Merger—Overview.”

The following charts set forth the XP Shareholder structure prior to and following the Merger:

Prior to Merger

	Shares Beneficially Owned Before the Merger				% of Total Voting Power(1)
	Class A		Class B
Shareholders	Shareholders	%	Shares	%
XP Controle Participações S.A.	—	—	121,361,304	66.9%	55.4%
XPart S.A.	180,624,313	47.8%	45,898,991	25.3%	29.2%
General Atlantic (XP) Bermuda, L.P.	46,202,650	12.2%	14,033,685	7.7%	8.5%
Free Float	150,938,022	40.0%	—	—	6.9%

Following the Merger

	Shares Beneficially Owned After the Merger				% of Total Voting Power(1)
	Class A		Class B
Shareholders	Shareholders	%	Shares	%
XP Controle Participações S.A.	—	—	121,361,304	89.6%	68.3%
IUPAR.	59,391,114	14.0%	—	—	3.3%
Itaúsa.	45,030,044	10.6%	—	—	2.5%
General Atlantic (XP) Bermuda, L.P.	46,202,650	10.9%	14,033,685	10.4%	10.5%
Free Float	273,040,168	64.5%	—	—	15.4%

Background to the Merger

On November 3, 2020, November 26, 2020, December 31, 2020, on January 31, 2021 and on May 31, 2021, Itaú Unibanco Holding announced the approval of the Itaú Corporate Reorganization, which reorganization comprises the following steps:

(i)	the ITB Holding Spin-off;

(ii)	the Itaú Unibanco Spin-off, as approved at the extraordinary general shareholders’ meeting of Itaú Unibanco S.A. held on December 31, 2020, as approved by Itaú Unibanco Holding shareholders at an extraordinary general shareholders’ meeting held on January 31, 2021; and

(iii)	the Itaú Unibanco Holding Spin-off.

As of the date of this prospectus, XPart has not conducted any activities other than those incidental to its formation, the execution of documents in connection with the Itaú Corporate Reorganization, the preparation of applicable filings under U.S. and Brazilian securities laws and regulatory filings to be made in connection with the Itaú Corporate Reorganization, and certain other related activities.

Receipt of XP Shares or XP BDRs

The dates on which you will receive your XP Shares or XP BDRs, as the case may be, and the procedures for such receipt are expected to be set forth in the notice of the XPart Shareholders’ Meeting and/or in the documents relating thereto.

XPart Shareholders that will receive XP BDRs in the Merger will not need to perform any additional procedure for receipt of its XP BDRs. The XP BDRs will be available on your account with custodian agent on the date so indicated in the notice of XPart Shareholders’ Meeting and/or in the documents relating thereto. Note that the XP BDRs can be negotiated as from the first day after the Merger is approved.

XPart Shareholders who receive XP BDRs and who wish to cancel their XP BDRs and receive the XP Shares represented thereby may inform their broker of such intention at any time. In case XPart Shareholders inform their broker of their intention to cancel the XP BDRs within 10 business days after the BDR Settlement Date, the BDR Custodian and BDR Depositary’s fees regarding such procedure will be waived.

No fractions of XP Shares or XP BDRs will be distributed. Following the Merger, (i) any fractional XP Shares will be grouped into whole numbers and sold on the open market managed by Nasdaq and (ii) XP Shares underlying fractional entitlements to XP BDRs, will be grouped into whole numbers for issuance of BDRs to be sold on the open market managed by B3. The net proceeds from the sale of the XP Shares or XP BDRs will be distributed on a pro rata basis to the former XPart Shareholders who held the right to receive fractional XP Shares or XP BDRs. Fractional XP Shares to which holders of IUH ADSs would otherwise be entitled will be aggregated and sold by the IUH ADS Depositary or by DTC or direct or indirect participants in the DTC system and the net proceeds of those sales will be distributed to the holders of IUH ADSs entitled to them. No additional consideration in cash or in kind will be paid by XP to XPart Shareholders in connection with the Merger.

Exchange Ratio for XPart Shareholders

The Exchange Ratio is expected to be of one XP Share, including in the form of XP BDRs, for approximately 43.17 XPart Shares. This exchange ratio will be modified prior to the consummation of the Merger, due to the cancellation of XPart treasury shares, and the final exchange ratio will correspond to the number of XPart shares immediately prior to the completion of the Merger divided by the 226,523,304 XP shares held by XPart. The definitive exchange ratio will be announced to the market and investors in due course.

XPart’s Reasons for the Merger

At its meeting held on         , 2021, after due consideration and consultation with XPart’s advisors, the XPart board of directors approved the Merger. In making its determination, the XPart board of directors considered that the Merger will benefit XPart Shareholders, as they will own a direct interest in XP upon the effectiveness of the Merger (including in the form of XP BDRs).

XP’s Reasons for the Merger

At its meeting held on        , 2021, after due consideration and consultation with XP’s management and advisors, the XP board of directors approved the Merger. In making its determination, the XP board of directors considered that the Merger will simplify the corporate structure at shareholders’ level of XP and in relation to XPart´s shareholders, who will own a direct interest in XP upon the effectiveness of the Merger (including in the form of XP BDRs).

Financial Implications of the Merger

The Merger is effectively at the XP Shareholder level with no effects on a consolidated basis for XP.

Shareholder Approval of XP

The quorum required to hold the XP Shareholders’ Meeting is of at least 75% of the aggregate voting capital stock. Abstentions from voting by shareholders attending the meeting will be counted for the purpose of determining the presence of a quorum.

The Merger must be approved by the XP Shareholders at the XP Shareholders’ Meeting. In order for the Merger to be approved, a special resolution must be approved by the affirmative vote of 66⅔% of the voting power of all shares in issue (1) entitled to so vote, (2) in attendance and (3) voting on the matter at the XP Shareholders’ Meeting.

Shareholders will be informed of the XP Shareholders’ Meeting by a shareholder notice accompanied by proxy materials which are expected to be published on XP’s website on          , 2021.

We have been advised that XP’s controlling shareholders and GA Bermuda intend to approve the Merger.

The XP Shareholders’ Meeting will be held at the offices of the Company in accordance with Cayman Islands law, but given the situation of COVID-19, we strongly encourage shareholders to submit a proxy rather than attend in person. The XP Shareholders’ Meeting will also be held simultaneously online via live webcast, so that you may, at our convenience, attend and participate in the XP Shareholders’ Meeting online. If you plan to attend the XP Shareholders’ Meeting virtually on the Internet and you hold your XP Shares through an intermediary, such as a bank or broker, you must register in advance by following the instructions contained in sections of this prospectus entitled “The XP Shareholders’ Meeting—Manner of Voting” and “The XP Shareholders’ Meeting—XP Shareholders.”

Withdrawal Rights for XPart Shareholders and XP Shareholders

XPart Shareholders have the following withdrawal rights under Brazilian law in connection with the Merger. Assuming that the Merger is approved, individuals and legal entities who are XPart Shareholders from            , 2021 until and including the day on which such XPart Shareholder exercises its withdrawal rights and did not vote in favor of the Merger (including those that were absent from the relevant shareholders’ meeting) are entitled to exercise withdrawal rights as provided under Article 137 of Brazilian Corporation Law. In this case, dissenting shareholders will receive the book value calculated as per the balance sheet of XPart to be dated as of          , 2021. Withdrawal rights may be exercised at any time during the 30 days following the publication of the Merger resolutions in the periodicals where Itaú Unibanco Holding generally publishes its corporate documents (Official Gazette of the State of São Paulo (Diário Oficial do Estado de São Paulo) and “O Estado de S. Paulo”), which publication is expected to occur within one week of the XPart Shareholders’ Meeting.

If you hold IUH ADSs, you are not entitled to withdrawal rights with respect to the XPart Shares associated with the IUH shares represented thereby. The IUH ADS Depositary will not exercise withdrawal rights with respect to any XPart Shares, even if requested to do so by holders of IUH ADSs. If you hold IUH ADSs and wish to exercise the withdrawal rights with respect to the XPart Shares associated with the IUH shares represented thereby, you must surrender your IUH ADSs to the IUH ADS Depositary a sufficient amount of time prior to the XPart Shareholders’ Meeting to enable you to receive delivery of the IUH shares represented thereby (and the right to receive XPart Shares associated therewith) prior to the date of the XPart Shareholders’ Meeting. See “The XPart Shareholders’ Meeting—Withdrawal Rights.”

XP Shareholders that hold Class A common shares have no dissenters’ rights under Cayman law.

Certain Information on the Ownership and Management of XP and XPart Prior to and Following the Merger

Ownership of XP Prior to and After the Merger

The following table summarizes the shareholder participation in XP prior to the Merger:

	Shares Beneficially Owned Before the Merger				% of Total Voting Power(1)
	Class A		Class B
Shareholders	Shareholders	%	Shares	%
5% Shareholders
XP Controle Participações S.A.(2)	—	—	121,361,304	66.9%	55.4%
XPart S.A.(3)	180,624,313	47.8%	45,898,991	25.3%	29.2%
General Atlantic (XP) Bermuda, L.P.(4)	46,202,650	12.2%	14,033,685	7.7%	8.5%

(1)	Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Holders of our Class B common shares are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see “Description of XP Share Capital.”

(2)	Includes Class B common shares owned by XP Controle Participações S.A., or “XP Controle,” with its registered address of Av. Ataulfo de Paiva, 153, room 201 (part), Leblon, 22430-060 – Rio de Janeiro, Brazil. Guilherme Dias Fernandes Benchimol, Bernardo Amaral Botelho, Carlos Alberto Ferreira Filho, Gabriel Klas da Rocha Leal, Fabrício Cunha de Almeida, Bruno Constantino Alexandre dos Santos and Guilherme Sant’Anna Monteiro da Silva are controlling shareholders of XP Controle, or the “XP Controle Controlling Shareholders” in accordance with XP Controle’s Shareholders’ Agreement. The XP Controle Controlling Shareholders have beneficial ownership of the Class B common shares held of record by XP Controle. Each of the XP Controle Controlling Shareholders disclaims ownership of the Class B common shares except to the extent he has a pecuniary interest therein.

(3)	Includes Class A common shares and Class B common shares owned by XPart S.A., with its principal business address at Av. Paulista, No. 1938, Bela Vista, 01310-200, São Paulo, Brazil. XPart S.A. is controlled by (a) Itaúsa S.A., or “Itaúsa,” a holding company organized under the laws of Brazil; and (b) IUPAR – Itaú Unibanco Participações S.A., a holding company organized under the laws of Brazil, or “IUPAR.” IUPAR is jointly controlled by (i) Itaúsa, and (ii) Companhia E. Johnston de Participações, or “E. Johnston,” and, together with IUPAR and Itaúsa, the “Controlling Shareholders,” a holding company organized under the laws of Brazil. Each of the Controlling Shareholders is in the business of investing in securities.

(4)	Includes Class A common shares and Class B common shares owned by General Atlantic (XP) Bermuda, L.P., or “GA XP,” with its registered address of Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The GA Funds (as hereinafter defined) and the Sponsor Coinvestment Funds (as hereinafter defined) share beneficial ownership of the Class A common shares and the Class B common shares held of record by GA XP. The “GA Funds” are General Atlantic Partners 92A, L.P., General Atlantic Partners 92B, L.P., General Atlantic Partners 92C, L.P., General Atlantic Partners 92D, L.P., General Atlantic Partners 92E, L.P., General Atlantic Partners 92F, L.P., General Atlantic Partners 92G, L.P., General Atlantic Partners 92H, L.P., General Atlantic Partners 92I, L.P., General Atlantic Partners 92J, L.P. and General Atlantic Partners (Bermuda) IV, L.P., or “GAP Bermuda IV.” Each of the GA Funds (other than GAP Bermuda IV) is the sole member of a limited liability company, and each such limited liability company is a limited partner of GA XP. Such limited liability companies are General Atlantic XP A, LLC, General Atlantic XP B, LLC, General Atlantic XP C, LLC, General Atlantic XP D, LLC, General Atlantic XP E, LLC, General Atlantic XP F, LLC, General Atlantic XP G, LLC, General Atlantic XP H, LLC, General Atlantic XP I, LLC and General Atlantic XP J, LLC. The “Sponsor Coinvestment Funds” are GAP Coinvestments III, LLC, or “GAPCO III,” GAP Coinvestments IV, LLC, or “GAPCO IV,” GAP Coinvestments V, LLC, or “GAPCO V,” GAP Coinvestments CDA, L.P., or “GAPCO CDA” and GAPCO GmbH & Co. KG, or “GAPCO KG.” The Sponsor Coinvestment Funds are members of GA Latin America Coinvestments, LLC, which is also a limited partner of GA XP. GAP Bermuda IV, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO V are also limited partners of GA XP. The general partner of GA XP is GAP (Bermuda) Limited. The general partner of the GA Funds (other than GAP Bermuda IV) is General Atlantic GenPar, L.P., or “GenPar.” The general partner of GenPar is General Atlantic LLC, or “GA LLC.” The general partner of GAP Bermuda IV is General Atlantic GenPar (Bermuda), L.P., or “GenPar Bermuda” and the general partner of GenPar Bermuda is GAP (Bermuda) Limited. GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The general partner of GAPCO KG is GAPCO Management GmbH, or “GAPCO GmbH.” There are eight members of the management committee of GA LLC, or the “GA Management Committee” as of the date hereof. The members of the GA Management Committee are also the directors and the members of the management committee of GAP (Bermuda) Limited. Martin Escobari is a member of the GA Management Committee. GA XP, GA LLC, GenPar, GenPar Bermuda, GAP (Bermuda) Limited, the GA Funds and the Sponsor Coinvestment Funds are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the Class A common shares and the Class B common shares except to the extent he has a pecuniary interest therein.

The following table summarizes the shareholder participation in XP upon the effectiveness of the Merger, including in the form of XP BDRs:

	Shares Beneficially Owned After Merger				% of Total Voting Power(1)
	Class A		Class B
Shareholders	Shareholders	%	Shares	%
5% Shareholders
XP Controle Participações S.A.(2)	—	—	121,361,304	89.6%	68.3%
IUPAR – Itaú Unibanco Participações S.A.(3)	59,391,114	14.0%	—	—	3.3%
Itaúsa S.A.(4)	45,030,044	10.6%	—	—	2.5%
General Atlantic (XP) Bermuda, L.P.(5)	46,202,650	10.9%	14,033,685	10.4%	10.5%

(1)	Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Holders of our Class B common shares are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see “Description of XP Share Capital.”

(2)	Includes Class B common shares owned by XP Controle Participações S.A., or “XP Controle,” with its registered address of Av. Ataulfo de Paiva, 153, room 201 (part), Leblon, 22430-060 – Rio de Janeiro, Brazil. Guilherme Dias Fernandes Benchimol, Bernardo Amaral Botelho, Carlos Alberto Ferreira Filho, Gabriel Klas da Rocha Leal, Fabrício Cunha de Almeida, Bruno Constantino Alexandre dos Santos and Guilherme Sant’Anna Monteiro da Silva are controlling shareholders of XP Controle, or the “XP Controle Controlling Shareholders” in accordance with XP Controle’s Shareholders’ Agreement. The XP Controle Controlling Shareholders have beneficial ownership of the Class B common shares held of record by XP Controle. Each of the XP Controle Controlling Shareholders disclaims ownership of the Class B common shares except to the extent he has a pecuniary interest therein.

(3)	Includes Class A common shares owned by IUPAR – Itaú Unibanco Participações S.A., or “IUPAR.” with its principal business address at Praça Alfredo Egydio de Souza Aranha, No. 100, Torre Olavo Setubal, Parque Jabaquara, 04344-902, São Paulo, Brazil IUPAR is jointly controlled by (i) Itaúsa S.A., or “Itaúsa,” a holding company organized under the laws of Brazil, and (ii) Companhia E. Johnston de Participações, or “E. Johnston” and, together with Itaúsa, the “Controlling Shareholders,” a holding company organized under the laws of Brazil. Each of the Controlling Shareholders is in the business of investing in securities.

(4)	Includes Class A common shares owned by Itaúsa S.A., or “Itaúsa,” with its principal business address at Av. Paulista, No. 1938, 5th floor, Bela Vista, 01310-200, São Paulo, Brazil.

(5)	Includes Class A common shares and Class B common shares owned by General Atlantic (XP) Bermuda, L.P., or “GA XP,” with its registered address of Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The GA Funds (as hereinafter defined) and the Sponsor Coinvestment Funds (as hereinafter defined) share beneficial ownership of the Class A common shares and the Class B common shares held of record by GA XP. The “GA Funds” are General Atlantic Partners 92A, L.P., General Atlantic Partners 92B, L.P., General Atlantic Partners 92C, L.P., General Atlantic Partners 92D, L.P., General Atlantic Partners 92E, L.P., General Atlantic Partners 92F, L.P., General Atlantic Partners 92G, L.P., General Atlantic Partners 92H, L.P., General Atlantic Partners 92I, L.P., General Atlantic Partners 92J, L.P. and General Atlantic Partners (Bermuda) IV, L.P., or “GAP Bermuda IV.” Each of the GA Funds (other than GAP Bermuda IV) is the sole member of a limited liability company, and each such limited liability company is a limited partner of GA XP. Such limited liability companies are General Atlantic XP A, LLC, General Atlantic XP B, LLC, General Atlantic XP C, LLC, General Atlantic XP D, LLC, General Atlantic XP E, LLC, General Atlantic XP F, LLC, General Atlantic XP G, LLC, General Atlantic XP H, LLC, General Atlantic XP I, LLC and General Atlantic XP J, LLC. The “Sponsor Coinvestment Funds” are GAP Coinvestments III, LLC, or “GAPCO III,” GAP Coinvestments IV, LLC, or “GAPCO IV,” GAP Coinvestments V, LLC, or “GAPCO V,” GAP Coinvestments CDA, L.P., or “GAPCO CDA” and GAPCO GmbH & Co. KG, or “GAPCO KG.” The Sponsor Coinvestment Funds are members of GA Latin America Coinvestments, LLC, which is also a limited partner of GA XP. GAP Bermuda IV, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO V are also limited partners of GA XP. The general partner of GA XP is GAP (Bermuda) Limited. The general partner of the GA Funds (other than GAP Bermuda IV) is General Atlantic GenPar, L.P., or “GenPar.” The general partner of GenPar is General Atlantic LLC, or “GA LLC.” The general partner of GAP Bermuda IV is General Atlantic GenPar (Bermuda), L.P., or “GenPar Bermuda” and the general partner of GenPar Bermuda is GAP (Bermuda) Limited. GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The general partner of GAPCO KG is GAPCO Management GmbH, or “GAPCO GmbH.” There are eight members of the management committee of GA LLC, or the “GA Management Committee” as of the date hereof. The members of the GA Management Committee are also the directors and the members of the management committee of GAP (Bermuda) Limited. Martin Escobari is a member of the GA Management Committee. GA XP, GA LLC, GenPar, GenPar Bermuda, GAP (Bermuda) Limited, the GA Funds and the Sponsor Coinvestment Funds are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the Class A common shares and the Class B common shares except to the extent he has a pecuniary interest therein.

For more information, see “Major Shareholders and Related Party Transactions.”

Ownership of XPart Following the Merger

Once the Merger is approved, XPart will merge with and into XP, and XPart Shareholders will own a direct interest in XP (including in the form of XP BDRs), in the same number of the shares held by XPart in XP prior to the Merger.

Management of XP Following the Merger

Upon the closing of the Merger contemplated by the Merger Documents, XP’s board of directors and executive officers will remain the same as prior to the Merger. Certain changes to the Shareholders’ Agreement have been agreed, including, among others, (i) the possibility of partial private sales of XP shares by IUPAR, Itaúsa and IUH subject to certain conditions; (ii) end of the lock-up provision for a sale by XP Controle of XP shares resulting in a change of control of XP; (iii) the possibility of transfer of XP shares by IUPAR to its shareholders Itaúsa and Companhia E. Johnston de Participações S.A., or “E. Johnston,” as well as from E. Johnston to its shareholders and their affiliates; (iv) a lock-up provision for a sale of XP shares by IUPAR and Itaúsa up to October 30, 2021; (v) changes to the tag-along provision, to provide that IUPAR and Itaúsa tag-along right will be limited solely to a sale of XP shares resulting in a change of control of XP; (vi) elimination of all the veto rights of ITB Holding; (vii) IUPAR and Itaúsa will have the right to jointly appoint two members to the XP board of directors and one of them will also serve as member of XP auditing committee, as long as they hold at least 5% of XP Share Capital; and (viii) inclusion of IUPAR’s and Itaúsa’s right to receive certain XP information. In addition, the Shareholders’ Agreement will expire on October 30, 2026. The foregoing changes in relation to ITB Holding, Itaú Unibanco S.A. and IUH became effective on May 31, 2021 and in relation to IUPAR and Itaúsa will become effective upon implementation of the Merger.

Accounting Treatment of the Merger

The Merger will be accounted on a book value basis by XP.

Treatment of Equity and Equity-Based Awards

Our current equity compensation plans, which we make available to our directors, executive officers and members of our management, will not vest as a result of the Merger. XPart does not have an equity compensation plan currently in place.

Dividend Information

The following table shows the amount of dividends declared and paid by XP to our shareholders during the years ended from 2017 to 2020:

	Amount Declared and Paid
	(in R$ million)
2020(1)	R$	—
2019(2)		500.0
2018		325.0
2017		190.0

(1)	For the year ended December 31, 2020, XP Inc. has not declared or paid dividends to its shareholders.

(2)	On October 16, 2019, XP Brazil declared and paid dividends totaling R$60 million. On November 1, 2019, XP Brazil declared dividends totaling R$440 million, which were paid in December 2019. Dividends paid prior to our incorporation on August 29, 2019 were paid by XP Brazil.

XPart was incorporated on May 31, 2021 and accordingly has not yet declared any dividends.

Past Contracts, Mergers, Negotiations and Agreements

There have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are presented in this prospectus between XP or its affiliates and XPart or its affiliates, other than those described in this prospectus or in the documents incorporated by reference therein, and in particular sections entitled “The Merger Documents” and “The Merger.”

Interests of Experts and Counsel

Not applicable.

Expenses

The following is an itemized statement of the expenses incurred or estimated to be incurred by XP in connection with the Merger:

Expenses	Amounts (in US$ thousands)
Legal fees
Accounting fees and advisory fees
Printing costs
Total

The Merger Documents

Merger Protocol (Protocolo e Justificação) under Brazilian Law

The Merger Protocol governs the Merger of XPart into XP and follows the requirements provided by Articles 224 and 225 of the Brazilian Corporation Law. According to the Merger Protocol, the Merger will be carried out at book value, based on XPart’s shareholders equity indicated in the balance sheet to be specially prepared for this purpose.

As per the terms and conditions of the Merger Protocol, the Merger will be effected upon the immediate merger of XPart into XP. As a consequence, XP will become XPart’s successor in all its assets, rights and obligations, and XPart will cease to exist for all purposes and legal effects, in accordance with Article 227 of the Brazilian Corporation Law. Following the Merger, each XPart Shareholder will receive XP Shares or XP BDRs in substitution of the shares held in XPart, as applicable.

Therefore, pursuant to the Merger Protocol, the XPart Shareholders and the XP Shareholders will be asked to consider and vote, among other things, on the following resolutions:

•	to ratify the appointment of the appraisers in connection with the Merger;

•	to approve the Merger, which involves the merger of XPart, as the merging entity, with and into XP, as the surviving entity, so that XP be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger;

•	to approve the execution of the Merger Protocol; and

•	related resolutions.

The terms and conditions of the contemplated transaction are contained in the Merger Protocol and included as an Exhibit to the registration statement of which this prospectus forms a part.

Plan of Merger under Cayman Law

The Plan of Merger governs the Merger of XPart with and into XP and follows the requirements provided by Part XVI of the Companies Act of the Cayman Islands. As soon as the merger becomes effective:

•	the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of XPart shall immediately vest in XP;

•	XP shall be liable for and subject, in the same manner as XPart, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of XPart;

•	an existing claim, cause or proceeding, whether civil (including arbitration) or criminal pending at the time of the merger by or against XPart, shall not be abated or discontinued by the merger but shall be continued by or against XP; and

•	a conviction, judgment, ruling, order or claim, due or to become due, against XPart, shall not be released or impaired by the merger, but shall apply to XP instead of to XPart.

The terms and conditions of the contemplated transaction are contained in the Plan of Merger and included as an Exhibit to the registration statement of which this prospectus forms a part.

Material Tax Considerations

Material U.S. Federal Income Tax Considerations

The following is a discussion of material U.S. federal income tax consequences of the Merger. This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. The discussion does not address, among other things, the tax consequences of the Itaú Unibanco Holding Spin-off and receipt of the XPart Shares by Itaú Unibanco Holding shareholders prior to the Merger, except as related to the tax treatment of the Merger discussed below. Holders are urged to consult their tax advisors with respect to the tax consequences of the Itaú Unibanco Holding Spin-off.

We have not sought, and do not intend to, seek any rulings from the Internal Revenue Service, or the “IRS,” as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion applies only to U.S. holders (as defined below) of XPart Shares who hold such shares as capital assets for U.S. federal income tax purposes and it does not describe all tax consequences that may be relevant to U.S. holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities or foreign currencies who use a mark-to-market method of tax accounting;

•	persons holding XPart Shares as part of a hedge, “straddle,” wash sale, conversion transaction, integrated transaction or similar transaction or persons entering into a constructive sale with respect to the XPart Shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax or the provisions of the Code known as the Medicare Contribution Tax;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs;”

•	persons who acquired XPart Shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the XPart Shares to an “applicable financial statement” under Section 451(b) of the Code;

•	persons holding XPart Shares in connection with a trade or business conducted outside the United States;

•	persons holding XPart Shares that own or are deemed to own 10% or more of XPart stock (by vote or value); or

•	U.S. holders that will own (directly or indirectly) 5% of either the total voting power or the total value of the shares of XP immediately after the Merger.

In addition, this discussion does not address other U.S. federal taxes (such as gift or estate taxes) or the tax consequences of the Merger under state, local or non-U.S. tax laws.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a XPart Shareholder, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding XPart Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the Merger and of owning and disposing of XP Shares or XP BDRs following the Merger in their particular circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of XPart Shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion assumes that XPart and XP are not, and will not become, “passive foreign investment companies” for U.S. federal income tax purposes.

Shareholders are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them, as well as any tax consequences arising under any state, local and non-U.S. tax laws or any other U.S. federal tax laws.

The Merger

The treatment of the Merger for U.S. federal income tax purposes is not entirely clear and will depend, in part, on whether the Merger and the Itaú Unibanco Holding Spin-off are regarded as separate transactions for U.S. federal income tax purposes.

If, as expected, the Merger and the Itaú Unibanco Holding Spin-off are regarded as separate transactions, (i) the Itaú Unibanco Holding Spin-off would be expected to be treated as a taxable distribution of XPart Shares by Itaú Unibanco Holding to its shareholders and (ii) the Merger would be expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. XPart Shareholders should consult their tax advisors regarding the tax consequences of the Itaú Unibanco Holding Spin-off and the receipt of XPart Shares in their particular circumstances.

Completion of the Merger is not conditioned on the receipt of an opinion of counsel to the effect that the Merger will qualify as a “reorganization” and neither XPart nor XP intend to obtain a ruling from the IRS regarding qualification of the Merger as a “reorganization.” Accordingly, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” or that a court would not sustain such a challenge. Assuming that the Merger qualifies as a “reorganization,” (i) no gain or loss will be recognized by a U.S. holder on the exchange of XPart Shares for XP Shares or XP BDRs; (ii) the aggregate basis of the XP Shares or XP BDRs received in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will be equal to the U.S. holder’s aggregate tax basis in its XPart Shares exchanged in the Merger; and (iii) the holding period of the XP Shares or XP BDRs received in exchange for XPart Shares (including any fractional share deemed received and sold for cash, as discussed below) will include the holding period of the XPart Shares for which they are exchanged. A U.S. Holder of XPart Shares who receives cash in lieu of a fractional XP Share or BDR will recognize capital gain or loss with respect to cash received in lieu of such fractional share or BDR equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share or BDR (determined as described above). Any gain or loss recognized will generally be short-term gain or loss unless the Merger occurs more than one year after the Itaú Unibanco Holding Spin-Off. The deductibility of capital losses is subject to limitations.

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, the receipt of XP Shares or XP BDRs in exchange for XPart Shares in the Merger will be a taxable transaction for U.S. federal income tax purposes, in which case a U.S. holder of XP Shares will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the value of the XP Shares or XP BDRs received in the Merger and (ii) such U.S. holder's adjusted tax basis in its XPart Shares exchanged in the Merger. Any gain or loss recognized will generally be short-term gain or loss unless the Merger occurs more than one year after the Itaú Unibanco Holding Spin-Off. The deductibility of capital losses is subject to limitations. Alternative treatments are possible, including in the event the Itaú Unibanco Holding Spin-Off and the Merger are treated as an integrated transaction for U.S. tax purposes. XPart Shareholders are urged to discuss the consequences of the Merger with their tax advisors.

For a discussion of the U.S. federal income tax considerations of owning and disposing of XP Shares, see “Item 10. Additional Information.—E. Taxation” of the XP 2020 Form 20-F, which is incorporated by reference into this prospectus. In general, a holder of XP BDRs will be treated as the owner of the underlying shares represented by those XP BDRs for U.S. federal income tax purposes. Accordingly, the discussion in Item 10.E Taxation should generally apply to holders of XP BDRs.

Certain U.S. holders that are “significant holders” (as defined in U.S. Treasury regulations Section 1.368-3) will be required to include in their U.S. federal income tax returns information regarding the Merger, their basis in the XPart Shares surrendered and the fair market value of XP Shares or XP BDRs received in the Merger. Such U.S. holders are generally required to retain certain records pertaining to the Merger.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO EACH HOLDER OF XPART SHARES MAY DEPEND ON SUCH HOLDER’S PARTICULAR FACTS AND CIRCUMSTANCES. XPART SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS IN ADVANCE TO UNDERSTAND FULLY THE TAX CONSEQUENCES TO THEM OF THE MERGER.

Material Brazilian Tax Considerations

The aim of the Merger is to simplify the structure at the shareholders’ level at XP, specifically in relation to Itaú Unibanco. There is no clear rule regarding potential legal and tax effects for a merger of a Brazilian company (such as XPart) into a non-Brazilian Company (such as XP). In Brazil, a merger does not imply a sale or disposition of shares by the shareholders of the merged entity, since this is an act of succession. The same rationale should apply when the merger involves a non-Brazilian entity but this is not a common procedure. There is no assurance that tax authorities would not challenge the Merger, alleging that it implies a sale or disposition of XPart Shares by the XPart Shareholders, which could generate taxable gain. The taxation on gains earned by holders who reside in Brazil for Brazilian tax purposes, or “Brazilian Holders,” and holders deemed to not be domiciled in Brazil for Brazilian tax purposes, or “Non-Brazilian Holders,” is described below and do not take into account tax treaties entered into by and between Brazil and other countries. In addition, the summary below does not address any tax consequences under the tax laws of any state or locality of Brazil.

Due to the complexity relating to the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, we advise such investors to consult their own lawyers and tax advisors for specific advice regarding their particular situation with respect to the Transaction.

Brazilian XPart Shareholders

The Brazilian tax legislation allows mergers based on market value or book value. Subject to the set forth above, a merger should not be deemed a sale or disposition of shares from the perspective of the holder of such shares. Thus, the Merger made at book value (i.e. XP Shares will be delivered to XPart Shareholders in exchange for XPart Shares considering their book value), should not result in taxation for Brazilian XPart Shareholders assuming the same acquisition cost of XPart Shares is attributed to the XP Shares received.

Nonetheless, due to the complexity relating to the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, we advise such investors to consult their own legal and tax advisors for specific counsel regarding their particular situation with respect to the Merger.

Non-Brazilian XPart Shareholders

Except for the IOF/FX taxation as described below, the same comments made above for Brazilian XPart Shareholders, individuals should apply to Non-Brazilian Holders as per the current tax legislation.

Nonetheless, due to the complexity relating to the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, we advise such investors to consult their own legal and tax advisors for specific counsel regarding their particular situation with respect to the Merger.

Discussion of Low or Nil Taxation Jurisdictions and Privileged Tax Regimes

According to Law No. 9,430, dated December 27, 1996, as amended, a Low or Nil Taxation Jurisdiction, or Tax Favorable Jurisdiction is a country or location that (1) does not impose taxation on income, (2) imposes the income tax at a rate lower than 20%, or (3) imposes restrictions on the disclosure of shareholding composition or investment ownership.

Additionally, on June 24, 2008, Law No. 11,727/08, which introduced the articles 24-A and 24-B in Law No. 9,430/96, created the concept of Privileged Tax Regimes, which encompasses the countries and jurisdictions that: (1) do not tax income or tax it at a maximum rate lower than 20%; (2) grant tax advantages to a non-resident entity or individual (i) without the need to carry out a substantial economic activity in the country or a said territory or (ii) conditioned to the non-exercise of a substantial economic activity in the country or a said territory; (3) do not tax or that taxes income generated abroad at a maximum rate lower than 20%; or (4) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out.

On November 28, 2014, the Brazilian tax authorities issued Ordinance No. 488, which decreased from 20% to 17%, which is the minimum threshold for certain specific cases. Under Ordinance No. 488, the 17% threshold applies only to countries and regimes aligned with international standards of fiscal transparency in accordance with rules to be established by the Brazilian tax authorities.

The interpretation of current Brazilian tax legislation should lead to the conclusion that the concept of Privileged Tax Regimes should only apply for certain Brazilian tax purposes, such as transfer pricing and thin capitalization rules. According to this interpretation, the concept of Privileged Tax Regimes should not apply in connection with the taxation of dividends, interest on shareholders’ equity and gains related to investments made by Non-Brazilian Holders in Brazilian corporations. Regulations and non-binding tax rulings issued by Brazilian federal tax authorities seem to confirm this interpretation, especially in view of provisions introduced by Normative Ruling No. 1,037, dated as of June 4, 2010, as amended, which presents two different lists (Low or Nil Tax Jurisdictions—taking into account the non-transparency rules—and Privileged Tax Regimes).

Notwithstanding the above, we recommend that you consult your own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Ruling No. 1,037 and any related Brazilian tax law or regulation concerning Low or Nil Tax Jurisdictions or Privileged Tax Regimes.

Investment in XP Shares or XP BDRs

This section describes the main tax implications in Brazil for XP Shareholders and XP BDRs.

Taking into consideration the peculiarities concerning the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, we advise such investors to consult their own lawyers and tax advisors for specific advice regarding their particular situation.

Non-Brazilian Holders

Dividends and Other Income

Dividends or other similar income arising from XP Shares and XP BDRs paid by XP should not be subject to income tax in Brazil when paid in favor of a Non-Brazilian Holder.

Gains

According to Law No. 10,833/03, dated December 29, 2003 and Law No. 11,033, dated December 21, 2004, gains assessed on the sale or other disposition of assets located in Brazil are generally subject to income tax in Brazil.

Notwithstanding the analysis of “indirect sale” of Brazilian assets, XP Shares should, in principle, not be treated as an asset located in Brazil and therefore, their disposal should not generate income tax in Brazil.

Nonetheless, due to the complexity relating to the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, we advise such investors to consult their own legal and tax advisors for specific counsel regarding their particular situation with respect to the Merger.

With respect to XP BDRs, as they are assets registered in Brazil, they would most likely fall within the definition of assets located in Brazil for purposes of Law No. 10,833/03 and Law No. 11,033/04, notwithstanding the possibility of different interpretations of the matter. Given the lack of precedent on the matter and in light of the general and unclear scope of regulations dealing with the subject, we cannot predict which position will ultimately prevail in the courts of Brazil. Under this scenario, a conservative approach would recommend to consider XP BDRs as assets located in Brazil.

For purposes of Brazilian taxation, the income tax rules on gains related to disposition of assets in Brazil, such as XP BDRs, vary depending on the domicile of the Non-Brazilian Holder, the form by which such Non-Brazilian Holder holds its investment and/or how the disposition is carried out, as described below.

As a general rule, capital gains realized on the disposition of assets located in Brazil are equal to the difference between the amount in Brazilian currency realized on the sale or exchange of the assets and their acquisition cost, without any correction for inflation.

Capital gains realized by a Non-Brazilian Holder on a sale or disposition of XP BDRs carried out on the Brazilian stock exchange, which includes the transactions carried out on the organized over-the-counter market, or “OTC,” are:

•	exempt from income tax when realized by a Non-Resident Holder that (1) holds its investment in Brazil under the rules of Resolution No. 4,373 or the “4,373 Holder,” of the Brazilian Monetary Council and (2) is not resident in Low or Nil Tax Jurisdiction, as defined above;

•	arguably subject to income tax at a rate of 15% in the case of gains realized by (A) a Non-Resident Holder that (1) is not a 4,373 Holder and (2) is not resident or domiciled in a Low or Nil Tax Jurisdiction (although different interpretations may be raised to sustain the application of the progressive rates set forth by Law No. 13,259/16); or by (B) a Non-Resident Holder that (1) is a 4,373 Holder and (2) is resident or domiciled in a Low or Nil Tax Jurisdiction (although different interpretations may be raised to sustain the application of the progressive rates set forth by Law No. 13,259/16).

If the capital gains are earned by a Holder resident or domiciled in a Low or Nil Tax Jurisdiction, a WHT of 0.005% of the sale value shall be applicable and withheld by the intermediary institution (i.e., a broker) that receives the order directly from the Non-Resident Holder, which can be later offset against any income tax due on the capital gain earned by the Non-Resident Holder.

Any other capital gains assessed on a sale or disposition of XP BDRs that is not carried out on the Brazilian stock exchange or the organized OTC market are, subject to:

•	income tax at a rate of 15% when realized by any Non-Resident Holder that is a 4,373 Holder not resident or domiciled in a Low or Nil Tax Jurisdiction (although different interpretations may be raised to sustain the application of the progressive rates set forth by Law No. 13,259/16);

•	income tax at progressive rates ranging from 15% up to 22.5% when realized by a Non-Resident Holder that is not a 4,373 Holder and is not resident or domiciled in a Low or Nil Tax Jurisdiction, as of January 1, 2017; and

•	income tax up to a rate of 25.0% when realized by a Non-Resident Holder that it is domiciled or resident in a Low or Nil Tax Jurisdiction, whether a 4,373 Holder or not.

If the gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation of a financial institution, the withholding income tax of 0.005% will apply and can be later offset against any income tax due on the capital gain earned by the Non-Brazilian Holder.

In the case of redemption of XP BDRs or capital reduction by XP, as well as on the exchange of XP BDRs for XP Shares, the positive difference between the amount received by the Non-Brazilian Holder and the acquisition cost of the corresponding XP BDRs disposed will be treated as a capital gain derived from a transaction of XP BDRs carried out outside a Brazilian stock exchange. Therefore, the same tax treatment outlined above would apply.

Any exercise of preemptive rights, if applicable, relating to the XP BDRs will not be subject to Brazilian income tax as such exercise may represent an acquisition cost to the non-Brazilian Holder. Gains realized by a Non-Brazilian Holder on the disposition of preemptive rights in Brazil, however might be subject to Brazilian income tax according to the same rules applicable to the sale or disposition of XP BDRs explained above. Tax authorities may attempt to tax such gains even when the sale or assignment of such rights takes place outside Brazil, based on the interpretation that such right is an asset located in Brazil according to the provisions of Law No. 10,833.

There can be no assurance that the current favorable tax treatment of 4,373 Holders will continue in the future.

Tax on Foreign Exchange Transactions, or the “IOF/FX”

The conversion of Brazilian currency into foreign currency and the conversion of foreign currency into Brazilian currency may be subject to IOF/FX. The rate of IOF/FX applicable to inflow and outflow transactions for the investment/ divestment in XP BDRs is currently zero. The Brazilian Government is permitted to increase the rate of the IOF/FX at any time, up to 25% of the amount of the foreign exchange transaction. However, any increase in rates may only apply to transactions carried out after this increase in rate and not retroactively.

Tax on Transactions Involving Bonds and Securities, or the “IOF/Bonds”

Brazilian law imposes a Tax on Transactions Involving Bonds and Securities, or IOF/Bonds, on transactions involving Brazilian bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds applicable to transactions involving XP BDRs is currently zero. The Brazilian Government is permitted to increase such rate at any time up to 1.5% per day, but only in respect of future transactions.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of XP BDRs and XP, except for gift and inheritance taxes that may be imposed by certain Brazilian states on gifts, inheritances or bequests by a Non-Brazilian Holder to individuals or entities domiciled or residing within such states only after the enactment of a federal complementary law on this matter. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of XP BDRs and XP Shareholders.

Brazilian Holders

Dividends and Other Income

Dividends or other similar income arising from XP Shares and XP BDRs earned by Brazilian Holders are subject to income tax in accordance with applicable rules for investments held outside Brazil, including (i) Individuals Income Tax, or “IRPF,” at progressive rates up to 27.5% and (ii) Corporate Income Taxes, or “IRPJ/CSLL,” at a combined rate of 34% in the case of XP Shares that are held by legal entities domiciled in Brazil. In the case of legal entities domiciled in Brazil, dividends or other similar income arising from XP Shares and XP BDRs may be also subject to taxes on gross revenues, or “PIS/Cofins,” up to a combined rate of 9.25%.

Gains

Gains assessed on Brazilian Holders arising from any disposal of XP Shares are subject to taxation in Brazil depending on the legal nature of such Brazilian Holders, including: (i) income tax at rates varying from 15% up to 22.5% in the case of individuals are resident in Brazil (except for disposals of XP BDRs carried out within the Brazilian stock exchange or the organized OTC, which will remain with the flat 15% rate); and (ii) IRPJ/CSLL at a combined 34% in the case of XP Shares that are held by legal entities domiciled in Brazil. In addition to possible taxes on gross revenue (PIS/Cofins), depending on the nature of the investment for the legal entity.

Taking into consideration that exemptions and peculiarities concerning the IRPF calculation may apply, we advise individuals resident in Brazil to consult their own lawyers and tax advisors, whom can provide specific advice regarding their particular situation on any exemption or peculiarity possibly applicable in disposal of XP BDRs in Brazil.

If Brazilian Holder decides to dispose XP BDRs in Brazil, and considering that this disposal is carried out on the stock exchange or on the OTC market, this transaction might be subject to withholding tax at a rate of 0.005% on its corresponding disposal amount. In this case, the withholding tax paid can be offset with the income tax.

IOF/FX

As a rule, Brazilian Holders may be subject to IOF/FX, currently at 0.38%, in the case of flows, such as receipt of dividends, related to XP Shares and XP BDRs. The Brazilian Government is permitted to increase the rate of the IOF/Exchange at any time, up to 25% of the amount of the foreign exchange transaction. However, any increase in rates may only apply to transactions carried out after this increase in rate and not retroactively.

IOF/Bonds

Brazilian law imposes IOF/Bonds on transactions involving Brazilian bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds applicable to transactions involving XP BDRs is currently zero. The Brazilian Government is permitted to increase such rate at any time up to 1.5% per day, but only in respect of future transactions.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of XP BDRs and XP Shares, except for the gift and inheritance taxes imposed by certain Brazilian states on gifts, inheritances or bequests by a Brazilian Holder. There are no Brazilian stamps, issues, registrations or similar taxes or duties payable by holders of XP BDRs and XP Shareholders.

Material Cayman Islands Tax Considerations

The following is a discussion of the material Cayman Islands tax consequences of the Merger. The following discussion is not exhaustive of all possible tax considerations. We urge you to consult your own tax advisor regarding your particular tax circumstances.

At present, there are no income or profit taxes, withholding taxes, levies, registration taxes, or other duties or similar taxes or charges imposed on Cayman Islands corporations or their shareholders. The Cayman Islands currently have no form of corporate or capital gains tax and no estate duty, inheritance tax or gift tax. Therefore, there will be no Cayman Islands tax consequences to XP Shareholders or XPart Shareholders with respect to the Merger. This is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any shareholder’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Information About XP

XP is a leading, technology-driven platform and a trusted provider of low-fee financial products and services in Brazil. We have developed a mission-driven culture and a revolutionary business model that we believe provide us with strong competitive advantages in our market. We use these to disintermediate the legacy models of traditional financial institutions by educating new classes of investors, democratizing access to a wider range of financial services, developing new financial products and technology applications to empower our clients, and providing what we believe is the highest-quality customer service and client experience in the industry in Brazil. We believe we have established ourselves as the leading alternative to the traditional banks, with a large and fast-growing ecosystem of retail investors, institutions, and corporate issuers, built over many years that reached 3.0 million active clients as of March 31, 2021.

We operate an asset-light, highly scalable business model that emphasizes operational efficiency and profitability. We leverage the XP Model to serve a diverse group of retail and institutional clients in local and international markets, with offices in Brazil, New York, Miami, London, Lisbon and Geneva. Our business will not be impacted by the Merger as XPart’s sole assets on the date of the Merger will consist of Class A common shares of XP and Class B common shares of XP, upon effectiveness of the Merger, XPart will cease to exist. The XP 2020 Form 20-F includes consolidated information on the XP group. See “Where You Can Find More Information” for additional information on XP.

We are an exempted company incorporated under the laws of the Cayman Islands on August 29, 2019. Our legal name is XP Inc. and our commercial name is “XP.” Our principal executive offices are located at Av. Chedid Jafet, 75, Torre Sul, 30th floor, Vila Olímpia – São Paulo, Brazil 04551-065. Our telephone number at this address is +55 (11) 3075-0429. Our website is www.xpinc.com. In addition, the SEC maintains a website that contains information which XP has filed electronically with the SEC, including its annual reports, periodic reports and other filings, which can be accessed at http://www.sec.gov.

For a discussion of XP’s business, see “Item 4. Information on the Company” of the XP 2020 Form 20-F, which is incorporated by reference into this prospectus. For more information about how to obtain copies of this information, see the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Information About XPart

XPart was incorporated on May 31, 2021 as a sociedade por ações incorporated under the laws of the Federative Republic of Brazil. XPart’s legal name is XPart S.A. XPart’s principal executive offices are located at Av. Paulista, No. 1938, 18th floor, Bela Vista, 01310-200 São Paulo, Brazil. XPart’s telephone number at this address is +55 11 3543-4782.

XPart’s sole corporate purpose is to participate, directly or indirectly, as a shareholder of XP. Upon effectiveness of the Merger, XPart will cease to exist. See “Where You Can Find More Information” for additional information on XPart.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations of XP

For a discussion of XP’s financial condition and results of operations, see “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” of the XP 2020 Form 20-F, as well as our 1Q21 MD&A 6-K, which are incorporated by reference into this prospectus. For more information about how to obtain copies of documents incorporated by reference, see the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Management’s Discussion and Analysis of Financial Condition
and Results of Operations of XPart

XPart was incorporated on May 31, 2021, as part of the Itaú Corporate Reorganization. As of the date of this prospectus, XPart’s activities are limited only to organizational activities and activities related to the Merger. XPart’s sole corporate purpose is to participate, directly or indirectly, as a shareholder of XP.

XPart does not have historical financial information. XPart’s financial performance is expected to reflect XP’s overall financial performance (to the extent of XPart’s investment in XP), which is being presented to investors through XP’s financial statements. Upon consummation of the Merger, the combined effect of the exchange of XPart Shares for XP Shares (including in the form of XP BDRs) and of the XPart Shareholders becoming direct owners of interest in XP as part of the Merger is such that, in terms of financial presentation, it will be of no effect as XPart’s sole assets will consist solely of, at the time of the Merger, Class A common shares of XP and Class B common shares of XP, and upon the consummation of the Merger, XPart will be merged into XP and XPart will cease to exist.

Management and Compensation of XP

For a discussion of XP’s management and compensation (as well as certain other corporate governance matters), see “Item 6. Directors, Senior Management and Employees” and “Item 7. Major Shareholders and Related Party Transactions” of the XP 2020 Form 20-F, which is incorporated by reference into this prospectus. For more information about how to obtain copies of documents incorporated by reference, see the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Management and Compensation of XPart

Overview of XPart’s Management

As of the date of this prospectus, XPart’s board of directors and executive officers are responsible for the operation of its business.

Board of Directors

XPart’s board of directors is the decision-making body responsible for, among other things, determining policies and guidelines for XPart’s business. The board of directors also supervises XPart’s executive officers and monitors their implementation of policies and guidelines established from time to time by XPart’s board of directors.

The following table lists the current members of XPart’s board of directors:

Name	Date of Election	Position
Roberto Egydio Setubal	May 31, 2021	Chairman of the Board
Geraldo José Carbone	May 31, 2021	Director
Maria Helena dos Santos Fernandes de Santana	May 31, 2021	Director
Demosthenes Madureira de Pinho Neto	May 31, 2021	Director

The following is a summary of the business experience of XPart’s current directors. Unless otherwise indicated, the business address of XPart’s current directors is XPart’s headquarters.

Roberto Egydio Setubal. Mr. Setubal is the Chairman of XPart’s board of directors. He has been Co-Chairman of the Board of Directors in the Itaú Unibanco Group since 2017, having also been Vice-Chairman of the Board of Directors (2003 to 2017) and Chief Executive Officer (1994 to 2017). He has held several positions in the Itaú Unibanco Group, including Chief Executive Officer (1990 to 1994). He has served as Vice-President of Itaúsa S.A. since 1994, and was Chairman of the Accounting Policies Committee (2008 to 2011). Since 1994, he has been a member of the Council of the International Monetary Conference. He was President of the National Federation of Banks (FENABAN) and of the Brazilian Federation of Banks (FEBRABAN) (1997 to 2001) and President of the Advisory Council of the Brazilian Federation of Banks (FEBRABAN) (2008 to 2017). In 2000, he became a member of the Trilateral Commission of the NYSE International Council and, in 2002, a member of the International Advisory Committee of the Federal Reserve Bank of New York. In 2010, he became a member of the China Development Forum. He holds a Bachelor’s degree in Production Engineering from the Polytechnic School of the University of São Paulo (USP), São Paulo, Brazil and a Master in Engineering degree from Stanford University, California, USA.

Geraldo José Carbone. Mr. Carbone is a member of XPart’s board of directors. He served as Director of Itaú Unibanco Holding S.A.; as a Member of the Risk and Capital Management and Nominating and Corporate Governance Committees. He served as Executive Vice President of Itaú Unibanco S.A. Served as Executive Officer of Unibanco – União de Bancos Brasileiros S.A. Served as Executive Vice-President of Banco Itaubank S.A. He served as Executive Vice-President Itaú Vida e Previdência S.A. Is Managing Partner of G/xtrat Consultoria Econômica Ltda. and GC/Capital Empreendimentos e Participações Ltda. since 2011. Served as President Bank Boston; Vice President of the Asset Management Division; Director of the Economics Department and of the Investment Research Unit in Brazil. Served as Chief Economist of Bunge y Born. Mr. Carbone holds a Bachelor’s degree in economics from the University of São Paulo in 1978.

Maria Helena dos Santos Fernandes de Santana. Mrs. Santana is a member of XPart’s board of directors. She is a member of XP Inc. Board of Directors and a member of the audit committee, positions she has held since November 2019. Mrs. Santana has been an independent member of the audit committee of XP Brazil since 2018. She has been a non-executive director of Bolsas y Mercados Españoles (BME) the Spanish exchange, OTC and market infrastructures operator, since 2016. Mrs. Santana has been an independent member of the audit committee of Itaú Unibanco Holding S.A. since June 2014 and a nonexecutive director and the chairman of the Nomination, Compensation and Governance Committee of Oi S.A. since 2018. She has also been a member of the council of the IFRS Foundation since January 2014, a member of the governance and nomination committee of the International Integrated Reporting Council (IIRC) since 2016, and a member of the Latin-American Roundtable on Corporate

Governance (OECD) since 2000. She is also a member of the Câmara Consultiva de Mercado de Governança de Estatais of B3 (the State-Owned Companies Corporate Governance Advisory Committee), and a member of the Câmara Consultiva de Emissores e Estruturadores of B3 (the Issuers and Underwriters Advisory Committee). Mrs. Santana was a non-executive director and chairman of the corporate governance committee of Companhia Brasileira de Distribuição S.A. from 2013 to 2017, a non-executive director and chairman of the audit committee of Totvs S.A. from 2013 to 2017, and a non-executive director of CPFL Energia S.A. from 2013 to 2015. She was chairman of the executive committee of Organização Internacional das Comissões de Valores (IOSCO) from 2011 to 2012, a director at the CVM from July 2006 to July 2007, president of the CVM from July 2007 to July 2012, and the CVM representative on the Financial Stability Board (FSB) from 2009 to 2012. Mrs. Santana was also vice chairman at the Instituto Brasileiro de Governança Corporativa (IBGC) from 2004 to 2006, and a member of its board of directors from 2001 to 2006. She worked at BM&F Bovespa S.A. (now B3) from 1994 to 2006, where she was responsible for the implementation of the Novo Mercado and corporate governance listing tiers of the stock exchange and where she was head of Listings and Issuer Relations from 2000 to 2006. Mrs. Santana holds a bachelor’s degree in Economics from the University of São Paulo.

Demosthenes Madureira de Pinho Neto is a member of XPart’s board of directors. He is CEO of Brasil Warrant Administração de Bens e Empresas and its investment management subsidiary, BW Gestão de Investimentos Ltda. He is also a member of the executive Board of Companhia E. Johnston de Participações of IUPAR, Itaú Unibanco Participações, as well as a Board member of CBMM – Companhia Brasileira de Mineração e Metalurgia. He has obtained his BA and Master of Science in Economics from the Catholic University of Rio de Janeiro (PUC-Rio) and his M.A. and Ph.D. in Economics from the University of California at Berkeley. He has more than 30 years of experience in the financial sector as a consultant and executive. In the public sector, he was General-Coordinator of Monetary and Financial Policy at the Ministry of Finance (1993), and Director of the Brazilian Central Bank under Fernando Henrique Cardoso’s administration (1997-1999). In the private sector, he was an associate (1991-1993), executive director of Unibanco and Unibanco Asset Management (1994-1997), CEO of Dresdner Asset Management (1999-2002), and Vice-President of ANBID and ANBIMA – National Association of Investment Banks and Asset Managers – (2000-2003/ 2009-2012). He was Executive Vice-President of Unibanco, responsible for Wholesale and Private banking, CEO of Unibanco Asset Management (2004-2008) and after the merger, Executive Director/CEO of Itaú-Unibanco Asset Management (2008-2011). He was also Professor of Economics at FGV SP (1991-1997), Catholic University RJ (1999) and Insper SP (2000-2004).

Executive Officers

XPart’s executive officers serve as XPart’s executive management body. They are responsible for XPart’s internal organization and day-to-day operations and for the implementation of the general policies and guidelines established from time to time by XPart’s board of directors.

The following table lists XPart’s current executive officers:

Name	Date of Election	Position
Geraldo José Carbone	May 31, 2021	Chief Executive Officer
Maria Fernanda Caramuru	May 31, 2021	Officer

The following is a summary of the business experience of XPart’s executive officers. Unless otherwise indicated, the business address of the executive officers is XPart’s headquarters.

Geraldo José Carbone. Mr. Carbone is XPart’s chief executive officer. Please see “—Board of Directors.”

Maria Fernanda Caramuru. Ms. Caramuru is XPart’s officer. Hs. Caramuru has been a Managing Officer of Itaúsa S.A. since September 2019, has been a Member of the Corporate Governance Committee of Itaúsa S.A. since July 2020 and a Member of the Disclosure and Trading Committee and of the Sustainability and Risk Committee of Itaúsa S.A. since April 2017. Prior to joining Itaúsa S.A., Ms. Caramuru served as a Managing Officer of Itaúsa Empreendimentos S.A. (which merged into Itaúsa S.A.) from September 2016 until August 2019, having been from August 2013 to August 2016 consulting lawyer for proprietary mergers and acquisitions and in all other legal matters involving the company or legal issues of its subsidiaries in the industrial area that would have relevance to the company, a role she continued to play in the company, along with compliance and corporate risk advisory. Ms.

Caramuru was a lawyer at Itaú Unibanco S.A. from October 2000 until July 2013. She has also been an officer of Itautec S.A. since September 2016. Ms. Caramuru holds a Bachelor’s degree in Law from the Pontifical Catholic University of São Paulo (PUC/SP), with specialization in Corporate Law from the Pontifical Catholic University of São Paulo (PUC/SP), a Master of Law degree (LL.M.) from Columbia University School of Law (New York, NY) and a Master in Business Administration degree from Columbia University Business School (New York, NY).

Compensation

Under XPart’s current by-laws, XPart’s general shareholders’ meeting is responsible for approving the annual aggregate compensation that we pay to the members of XPart’s board of directors and XPart’s executive officers. For the fiscal year of 2021, the annual aggregate compensation approved was of R$633,000.00. The board of directors is responsible for determining how this aggregate compensation should be distributed and for the apportionment of the profit sharing to be paid for the members of the board of directors and for the executive officers. We currently have no employment agreements with XPart’s directors and executive officers providing for benefits upon the termination of employment.

Description of XP Share Capital

General

XP, the company whose Class A common shares are being offered in this prospectus, was incorporated on August 29, 2019, as a Cayman Islands exempted company with limited liability with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act.

Our affairs are governed principally by: (1) our Memorandum and Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Our Memorandum and Articles of Association, as of the date of adoption, authorized the issuance of up to 2,000,000,000 Class A common shares and 1,000,000,000 Class B common shares of our authorized share capital. As of the date of this prospectus, 377,764,985 Class A common shares and 181,293,980 Class B common shares of our authorized share capital were issued, fully paid and outstanding. Upon the completion of the Merger, we will have 423,663,976 Class A common shares and 135,394,989 Class B common shares of our authorized share capital issued and outstanding.

Our Class A common shares are listed on the Nasdaq under the symbol “XP.”

Settlement of our Class A common shares takes place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares. Persons wishing to obtain certificates for their Class A common shares must make arrangements with DTC.

The following is a summary of the material provisions of our authorized share capital and our Memorandum and Articles of Association.

Share Capital

Our Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. The implementation of this dual class structure was required by XP Controle and Itaú, certain of our principal shareholders, as a condition of undertaking the initial public offering of our common shares. See “—Anti-Takeover Provisions in our Memorandum and Articles of Association—Two Classes of Common Shares.”

At the date of this prospectus, XP’s total authorized share capital was US$35,000, divided into 3,500,000,000 shares par value US$0.00001 each, of which:

•	1,967,987,570 shares are designated as Class A common shares; and

•	1,032,012,430 shares are designated as Class B common shares.

The remaining authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

We have a total issued share capital of US$5,518, divided into 559,058,965 common shares. Those common shares are divided into 377,764,985 Class A common shares and 181,293,980 Class B common shares.

Treasury Stock

At the date of this prospectus, XP has no shares in treasury.

Issuance of Shares

Except as expressly provided in XP’s Memorandum and Articles of Association or the Shareholders’ Agreement, XP’s board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Memorandum and Articles of Association, XP shall not issue bearer shares.

XP’s Memorandum and Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration; or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership and voting interests in XP (following an offer by XP to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership and voting interest in XP pursuant to XP’s Memorandum and Articles of Association). In light of: (a) the above provisions; and (b) the ten-to-one voting ratio between our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “—Preemptive or Similar Rights.”

Fiscal Year

XP’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

The holder of a Class B common share is entitled, in respect of such share, to 10 votes per share, whereas the holder of a Class A common share is entitled, in respect of such share, to one vote per share. The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

XP’s Memorandum and Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

(1)	Class consents from the holders of Class A common shares and Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat the two classes of shares as forming one class if they consider that both such classes would be affected in the same way by the proposal;

(2)	the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

(3)	the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Memorandum and Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by both classes voting together by way of an “ordinary resolution,” which is defined in the Memorandum and Articles of Association as being a resolution (1) of a duly constituted general meeting passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote present in person or by proxy and voting at the meeting; or (2) approved in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed. The Memorandum and Articles of Association provide further, however, that any resolution intended to be passed as an “ordinary resolution” in circumstances where GA Bermuda has exercised its veto rights pursuant to the Shareholders’ Agreement in respect of such resolution shall be void ab initio.

Conversion Rights

As set forth in the Memorandum and Articles of Association, Class B common shares shall be convertible into Class A common shares in any of the manners set out in the Shareholders’ Agreement. See “Major Shareholders and Related Party Transactions—Shareholders’ Agreement of XP.”

Furthermore, as set forth in the Memorandum and Articles of Association, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of votes of the issued and outstanding Class B common shares represents less than 10% of the voting shares rights of the Company.

Preemptive or Similar Rights

The Class B common shares are entitled to maintain a proportional ownership and voting interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if XP increases its share capital or issues common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class A common shares and Class B common shares, as applicable, as would ensure such holder may maintain a proportional ownership and voting interest in XP. This right to maintain a proportional ownership and voting interest may be waived by the holders of two-thirds of the Class B common shares in the context of a public offering. Pursuant to the Shareholders’ Agreement, preemptive rights will be deemed waived to the extent a holder of Class B common shares does not exercise them within 30 days of XP first making an offer to such holder of Class B common shares. See “Major Shareholders and Related Party Transactions—Shareholders’ Agreement of XP.”

Equal Status

Except as expressly provided in XP’s Memorandum and Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not XP is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration (as shall be adjusted, in the case of share or equivalent consideration, by the directors so as to account for the different economic and voting rights that exist or may exist between such consideration and the share classes) as the holders of Class B common shares, and (save as aforesaid) the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third party pursuant to an agreement to which XP is a party, or (2) tender or exchange offer by XP to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration (as shall be adjusted, in the case of share or equivalent consideration, by the directors so as to account for the different economic and voting rights that exist or may exist between such consideration and the share classes) as the holders of Class B common shares, and (save as aforesaid) the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, XP’s board of directors may set a record date, which shall not exceed forty clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of XP at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to XP in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

As a Cayman Islands exempted company, XP is not obliged by the Companies Act to call annual general meetings; however, the Memorandum and Articles of Association provide that in each year the company will hold an annual general meeting of shareholders within the first four months following the end of its fiscal year. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors (if any). In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, XP may, but is not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Memorandum and Articles of Association. However, these rights may be provided in a company’s Memorandum and Articles of Association. XP’s Memorandum and Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Memorandum and Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than eight days’ notice prior to the relevant shareholders’ meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

XP will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than seventy-five percent of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, a second meeting may be called with at least five days’ notice to shareholders specifying the place, the day and the hour of the second meeting, as the Directors may determine, and if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

A resolution put to a vote at a general meeting shall be decided on a poll. Generally speaking, an ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting and a special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. However, XP’s Memorandum and Articles of Association have expanded these definitions of ordinary and special resolutions to additionally provide that any such resolutions intended to be passed as such in circumstances where GA Bermuda has exercised its veto rights pursuant to the Shareholders’ Agreement in respect of such resolution shall be void ab initio. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Memorandum and Articles of Association.

Pursuant to XP’s Memorandum and Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Actions Void ab Initio

Pursuant to the Memorandum and Articles of Association, certain actions which are taken in contravention of the Shareholders’ Agreement shall be void ab initio. These include any share and security issuances, as well as share sales, transfers, purchases and redemptions, and board appointments.

Liquidation Rights

If XP is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between XP and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between XP and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between XP and any person or persons to waive or limit the same, shall apply XP’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in XP.

Changes to Capital

Pursuant to the Memorandum and Articles of Association, XP may from time to time by ordinary resolution:

•	increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•	subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

XP’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act, our Memorandum and Articles of Association and the Shareholders’ Agreement, XP may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;

•	purchase its own shares (including any redeemable shares); and

•	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Memorandum and Articles of Association and the Shareholders’ Agreement, any shareholder of XP may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by the Company’s board of directors.

The Class A common shares acquired by XPart Shareholders pursuant to this transaction will be traded on the Nasdaq in book-entry form and may be transferred in accordance with XP’s Articles of Association and Nasdaq’s rules and regulations.

However, XP’s board of directors may, in its absolute discretion, decline to register any transfer of any common share that is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees that contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

•	the instrument of transfer is lodged with XP, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the common shares transferred are free of any lien in favor of XP; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and the Memorandum and Articles of Association permit XP to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of XP, subject to the Companies Act, the Memorandum and Articles of Association, the Shareholders’ Agreement and to any applicable requirements imposed from time to time by the SEC, the Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends by XP. Subject to the Companies Act, XP’s shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to XP. Except as otherwise provided by the rights attached to shares and the Memorandum and Articles of Association of XP, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue that are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of XP’s common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Pursuant to the Shareholders’ Agreement, any distribution of dividends in an amount that exceeds 50% of our net profits for the year is subject to a veto right GA Bermuda.

Appointment, Disqualification and Removal of Directors

XP is managed by its board of directors. The Memorandum and Articles of Association provide that the board of directors will be composed of such number of directors as a majority of directors in office may determine, being up to 13 directors on the date of adoption of the Memorandum and Articles of Association. There are no provisions relating to retirement of directors upon reaching any age limit. The Memorandum and Articles of Association also provide that, while XP’s shares are admitted to trading on Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Memorandum and Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting (provided that any resolution intended to be passed as an “ordinary resolution” in circumstances where GA Bermuda has exercised its veto rights pursuant to the Shareholders’ Agreement in respect of such resolution shall be void ab initio). Each director shall be appointed for a two year term, unless they resign or their office is vacated earlier, provided, however, that such term shall be extended beyond two years in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).

Our directors are Guilherme Dias Fernandes Benchimol, Bernardo Amaral Botelho, Carlos Alberto Ferreira Filho, Gabriel Klas da Rocha Leal, Bruno Constantino Alexandre dos Santos, Fabrício Cunha de Almeida, Guilherme Sant’Anna Monteiro da Silva, Luiz Felipe Calabró, Martin Emiliano Escobari Lifchitz, Geraldo José Carbone, Luciana Pires Dias and Guy Almeida Andrade. Luiz Felipe Calabró, and Guy Almeida Andrade are “independent” as that term is defined under Rule 10A-3 under the Exchange Act and the Nasdaq rules applicable to audit committees.

Grounds for Removing a Director

A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

The Memorandum and Articles of Association provide that XP’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office, which majority must include such directors as may be specified in the Shareholders’ Agreement, and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a casting vote.

Subject to the provisions of the Memorandum and Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.

Subject to the provisions of the Memorandum and Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of XP, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Corporate Opportunities

Pursuant to XP’s Memorandum and Articles of Association, to the fullest extent permitted by applicable law, XP, on behalf of itself and its subsidiaries, agrees that Itaú, its affiliates and subsidiaries or any of their respective officers, directors, representatives, agents, shareholders, members and partners, (each a “specified party”) has the right to, and shall have no duty (statutory, fiduciary, contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as XP or its subsidiaries, including those deemed to be competing with XP or its subsidiaries, or (y) directly or indirectly do business with any client or customer of XP or its subsidiaries. In addition, in the event that any specified party gains knowledge of a potential transaction or matter that may be a corporate opportunity for XP or its subsidiaries, such specified party shall have no duty (statutory, fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to XP or its subsidiaries and, notwithstanding anything in XP’s Memorandum and Articles of Association to the contrary and, to the fullest extent permitted by applicable law, shall not be liable to XP or its subsidiaries by reason of the fact that such specified party, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to XP or its subsidiaries. Notwithstanding anything in XP’s Memorandum and Articles of Association to the contrary, a specified party who is a director or officer of XP and who is offered a business opportunity for XP or its subsidiaries solely in his or her capacity as a director or officer of XP (a “directed opportunity”) shall communicate such directed opportunity to XP. Nothing in XP’s Memorandum and Articles of Association shall be deemed to supersede any rights or obligations of any specified party under the Shareholders’ Agreement. Each shareholder and director of XP, shall comply with the applicable duties and obligations under the Companies Act. All confidential information of XP that is disclosed by XP to (a) any of the directors while such person is acting solely in his or her capacity as a director of XP; or (b) the shareholders solely in their capacity as shareholders of XP, shall not be used by such receiving party in any manner that violates applicable law. In this context, “confidential information” means all proprietary information of XP that is disclosed by XP to the directors or shareholders of XP in their capacity as directors or shareholders, respectively, other than information that (a) is or becomes part of the public domain other than as a result of unauthorized disclosure by the directors or shareholders of XP; (b) is or becomes available to any such director or shareholder from a source other than XP, provided that such other source is not, to the applicable director’s or shareholder’s reasonable knowledge, acting in breach of applicable laws; (c) was in the possession of such director or shareholder prior to the disclosure of such information to such party by XP, other than as a result of a disclosure in a breach of applicable laws; or (d) was independently developed by such director or shareholder without reference to such confidential information.

Inspection of Books and Records

XP Shareholders will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent XP’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Memorandum and Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

Our Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, is recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, XP must keep a register of shareholders that includes:

•	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of XP is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders.

If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of XP, the person or member aggrieved (or any shareholder of XP, or XP itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

XP is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

XP is subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, XP currently complies with the Nasdaq rules in lieu of following home country practice.

Anti-Takeover Provisions in our Memorandum and Articles of Association

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change in control of XP or management that shareholders may consider favorable. In particular, the capital structure of XP concentrates ownership of voting rights in the hands of XP Controle, with XP Controle as the controlling shareholder. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of XP to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of XP. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

The Class B common shares of XP are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Following the completion of the Merger, XP Controle, and GA Bermuda will own all of the Class B common shares, and as such XP Controle and GA Bermuda will have the ability to elect a majority of the directors and to determine the outcome of most matters submitted for a vote of shareholders, with XP Controle as the controlling shareholder. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as XP Controle and GA Bermuda have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of XP, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that XP has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of XP.

Preferred Shares

XP’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, XP’s board of directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association, for what they believe in good faith to be in the best interests of XP.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of XP in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the Court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to XP, general corporate claims against XP by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by XP’s Memorandum and Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against XP, or derivative actions in XP’s name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control XP; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

On December 1, 2019, we entered into a registration rights agreement, or the Registration Rights Agreement, with XP Controle, Itaú and GA Bermuda. Following the Merger, we intend to enter into an amended and restated registration rights agreement with XP Controle, GA Bermuda, ITB Holding, IUPAR – Itaú Unibanco Participações S.A., and Itaúsa S.A.

Principal Differences between Cayman Islands and U.S. Corporate Law

The Companies Act was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to XP and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company; (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction; (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property; (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ Court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court the view that the transaction should not be approved, the Court can be expected to approve the arrangement if it satisfies itself that:

•	XP is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, XP itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of XP in a Cayman Islands Court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that XP has a good case against the Defendant, and that it is proper for the shareholder to continue the action rather than the Company’s board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under XP’s Articles of Association, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Subject to the foregoing and our Memorandum and Articles of Association, our directors may exercise all the powers of XP to vote compensation to themselves or any member of their body in the absence of an independent quorum. Our Memorandum and Articles of Association provide that, in the event a compensation committee is established, it shall be made up of such number of independent directors as is required from time to time by the Nasdaq rules (or as otherwise may be required by law).

As a foreign private issuer, we are permitted to follow home country practice in lieu of certain Nasdaq corporate governance rules, subject to certain requirements. We currently rely, and will continue to rely, on the foreign private issuer exemption with respect to the following rules:

•	Nasdaq Rule 5605(b), which requires that independent directors comprise a majority of a company’s board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors.

•	Nasdaq Rule 5605(e)(1), which requires that a company have a nominations committee comprised solely of “independent directors” as defined by Nasdaq. As allowed by the laws of the Cayman Islands, we do not have a nominations committee nor do we have any current intention to establish one.

•	Nasdaq Rule 5605(d) & (e), which require that compensation for our executive officers and selection of our director nominees be determined by a majority of independent directors. As allowed by the laws of the Cayman Islands, we do not have a nomination and corporate governance committee nor do we have any current intention to establish one.

•	Nasdaq Rule 5635(d), which requires that a listed issuer obtain stockholder approval prior to issuing or selling securities (or securities convertible into or exercisable for common stock) that equal 20% or more of the issuer’s outstanding common stock or voting power prior to such issuance or sale. Pursuant to the laws of the Cayman Islands and our Articles of Association, we are not required to obtain any such approval.

Borrowing Powers

XP’s directors may exercise all the powers of XP to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of XP or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. XP’s Articles of Association provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning XP or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to XP’s directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. XP’s Articles of Association provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience that he or she actually possesses.

A general notice may be given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to XP’s Articles of Association and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. XP’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, XP’s Articles of Association do not provide for cumulative voting. As a result, the shareholders of XP are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

Transaction with Interested Shareholders

The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, XP cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act, XP may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting). XP’s Articles of Association also give its board of directors authority to petition the Cayman Islands Court to wind up XP.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under XP’s Articles of Association, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Also, except with respect to share capital (as described above), alterations to XP’s Articles of Association may only be made by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, XP’s Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by XP’s Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on XP’s shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Major Shareholders And Related Party Transactions

Major Shareholders and Directors and Officers of XP

The following table and accompanying footnotes present information relating to the beneficial ownership of our Class A Common Shares and Class B Common Shares by (1) each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares; (2) each of our executive officers and directors individually; and (3) all of XP’s executive officers and directors as a group, unless otherwise noted below. We are not aware of any other shareholder that beneficially owns more than 5% of our common shares nor of any arrangements the operation of which may at a subsequent date result in a change of control of XP. Other than those persons listed below, none of our directors or officers beneficially own any of our shares.

The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right.

Except as otherwise indicated, and subject to applicable community property laws, we believe that each shareholder identified in the table below possesses sole voting and investment power over all the Class A Common Shares or Class B Common Shares shown as beneficially owned by the shareholder in the table. Percentages in the table below are based on 377,764,985 outstanding Class A common shares and 181,293,980 outstanding Class B common shares as of June 18, 2021.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Shareholders	Shares	%	Shares	%
5% Shareholders
XP Controle Participações S.A.(2)	—	—	121,361,304	66.9%	55.4%
XPart S.A.(3)	180,624,313	47.8%	45,898,991	25.3%	29.2%
General Atlantic (XP) Bermuda, L.P.(4)	46,202,650	12.2%	14,033,685	7.7%	8.5%
Executive Officers and Directors
Guilherme Dias Fernandes Benchimol(5)	—	—	—	—	—
Thiago Maffra	—	—	—	—	—
Bernardo Amaral Botelho(5)	—	—	—	—	—
Carlos Alberto Ferreira Filho(5)	—	—	—	—	—
Gabriel Klas da Rocha Leal(5)	—	—	—	—	—
Bruno Constantino Alexandre dos Santos(5)	—	—	—	—	—
Fabrício Cunha de Almeida(5)	—	—	—	—	—
Guilherme Sant’Anna Monteiro da Silva(5)	—	—	—	—	—
Luiz Felipe Calabró	—	—	—	—	—
Martin Emiliano Escobari Lifchitz(6)	—	—	—	—	—
Geraldo José Carbone	—	—	—	—	—
Luciana Pires Dias	—	—	—	—	—
Guy Almeida Andrade	—	—	—	—	—
All directors and executive officers as a group (13 persons)	—	—	—	—	—

(1)	Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Holders of our Class B common shares are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see “Description of XP Share Capital.”

(2)	Includes Class B common shares owned by XP Controle Participações S.A., or “XP Controle,” with its registered address of Av. Ataulfo de Paiva, 153, room 201 (part), Leblon, 22430-060 – Rio de Janeiro, Brazil. Guilherme Dias Fernandes Benchimol, Bernardo Amaral Botelho, Carlos Alberto Ferreira Filho, Gabriel Klas da Rocha Leal, Fabrício Cunha de Almeida, Bruno Constantino Alexandre dos Santos and Guilherme Sant’Anna Monteiro da Silva are controlling shareholders of XP Controle, or the “XP Controle Controlling Shareholders” in accordance with XP Controle’s Shareholders’ Agreement. The XP Controle Controlling Shareholders have beneficial ownership of the Class B common shares held of record by XP Controle. Each of the XP Controle Controlling Shareholders disclaims ownership of the Class B common shares except to the extent he has a pecuniary interest therein.

(3)	Includes Class A common shares and Class B common shares owned by XPart S.A., with its principal business address at Bela Vista, 01310-200, São Paulo, Brazil. XPart S.A. is controlled by (a) Itaúsa S.A., or “Itaúsa,” a holding company organized under the laws of Brazil; and (b) IUPAR – Itaú Unibanco Participações S.A., a holding company organized under the laws of Brazil, or “IUPAR.” IUPAR is jointly controlled by (i) Itaúsa, and (ii) Companhia E. Johnston de Participações, or “E. Johnston” and, together with IUPAR and Itaúsa, the “Controlling Shareholders,” a holding company organized under the laws of Brazil. Each of the Controlling Shareholders is in the business of investing in securities.

(4)	Includes Class A common shares and Class B common shares owned by General Atlantic (XP) Bermuda, L.P., or “GA XP,” with its registered address of Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The GA Funds (as hereinafter defined) and the Sponsor Coinvestment Funds (as hereinafter defined) share beneficial ownership of the Class A common shares and the Class B common shares held of record by GA XP. The “GA Funds” are General Atlantic Partners 92A, L.P., General Atlantic Partners 92B, L.P., General Atlantic Partners 92C, L.P., General Atlantic Partners 92D, L.P., General Atlantic Partners 92E, L.P., General Atlantic Partners 92F, L.P., General Atlantic Partners 92G, L.P., General Atlantic Partners 92H, L.P., General Atlantic Partners 92I, L.P., General Atlantic Partners 92J, L.P. and General Atlantic Partners (Bermuda) IV, L.P., or “GAP Bermuda IV.” Each of the GA Funds (other than GAP Bermuda IV) is the sole member of a limited liability company, and each such limited liability company is a limited partner of GA XP. Such limited liability companies are General Atlantic XP A, LLC, General Atlantic XP B, LLC, General Atlantic XP C, LLC, General Atlantic XP D, LLC, General Atlantic XP E, LLC, General Atlantic XP F, LLC, General Atlantic XP G, LLC, General Atlantic XP H, LLC, General Atlantic XP I, LLC and General Atlantic XP J, LLC. The “Sponsor Coinvestment Funds” are GAP Coinvestments III, LLC, or “GAPCO III,” GAP Coinvestments IV, LLC, or “GAPCO IV,” GAP Coinvestments V, LLC, or “GAPCO V,” GAP Coinvestments CDA, L.P., or “GAPCO CDA” and GAPCO GmbH & Co. KG, or “GAPCO KG.” The Sponsor Coinvestment Funds are members of GA Latin America Coinvestments, LLC, which is also a limited partner of GA XP. GAP Bermuda IV, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO V are also limited partners of GA XP. The general partner of GA XP is GAP (Bermuda) Limited. The general partner of the GA Funds (other than GAP Bermuda IV) is General Atlantic GenPar, L.P., or “GenPar.” The general partner of GenPar is General Atlantic LLC, or “GA LLC.” The general partner of GAP Bermuda IV is General Atlantic GenPar (Bermuda), L.P., or “GenPar Bermuda” and the general partner of GenPar Bermuda is GAP (Bermuda) Limited. GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The general partner of GAPCO KG is GAPCO Management GmbH, or “GAPCO GmbH.” There are eight members of the management committee of GA LLC, or the “GA Management Committee” as of the date hereof. The members of the GA Management Committee are also the directors and the members of the management committee of GAP (Bermuda) Limited. Martin Escobari is a member of the GA Management Committee. GA XP, GA LLC, GenPar, GenPar Bermuda, GAP (Bermuda) Limited, the GA Funds and the Sponsor Coinvestment Funds are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the Class A common shares and the Class B common shares except to the extent he has a pecuniary interest therein.

(5)	While these executive officers and directors do not own common shares in XP Inc. directly, they own equity interests in XP Controle Participações S.A. These executive officers and directors disclaim beneficial ownership of the shares held by XP Controle Participações S.A. except to the extent, if any, of their respective pecuniary interest therein.

(6)	Mr. Escobari, a member of our board of directors, is a managing director of GA LLC. Mr. Escobari disclaims beneficial ownership of the shares held by GA XP except to the extent, if any, of his pecuniary interest therein.

Shareholders’ Agreement of XP

Certain changes to the Shareholders’ Agreement have been agreed, including, among others: (i) the possibility of partial private sales of XP shares by IUPAR and Itaúsa and IUH, subject to certain conditions; (ii) end of the lock-up provision for a sale by XP Controle of XP shares resulting in a change of control of XP; (iii) possibility of transfer of XP shares by IUPAR to its shareholders Itaúsa and E. Johnston, as well as from E. Johnston to its shareholders and their affiliates; (iv) lock-up provision for a sale of XP shares by IUPAR and Itaúsa up to October 30, 2021; (v) changes to the tag-along provision, to provide that IUPAR and Itaúsa tag-along right will be limited solely to a sale of XP shares resulting in a change of control of XP; (vi) elimination of all the veto rights of Itaú; (viii) IUPAR and Itaúsa will have the right to jointly appoint two members to the XP board of directors and one of them will also serve as member of XP auditing committee, as long as they hold at least 5% of XP share capital; (ix) inclusion of IUPAR’s and Itaúsa’s right to receive certain XP information. In addition, the Shareholders’ Agreement will expire on October 30, 2026. The foregoing changes in relation to ITB Holding, Itaú Unibanco S.A. and IUH became effective on May 31, 2021 and in relation to IUPAR and Itaúsa will become effective upon implementation of the Merger. For the form of our Shareholders’ Agreement, prior to the implementation of the changes described in this paragraph, see Exhibit 10.2 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-234719 filed with the SEC on December 2, 2019).

Major Shareholders and Directors and Officers of XPart

The following table and accompanying footnotes present information relating to each person, or group of affiliated persons, known by us to have the right to receive 5% or more of XPart Shares as a result of the Itaú Unibanco Holding Spin-off. As of June 18, 2021, we are not aware of any other shareholder that has the right to receive 5% or more of XPart Shares as a result of the Itaú Unibanco Holding Spin-off nor of any arrangements (other than the Merger) the operation of which may at a subsequent date result in a change of control of XPart. Except for the right to receive XPart Shares indirectly through their participation in IUPAR and Itaúsa, as applicable, the members of XPart's Board of Directors and XPart's Board of Executive Officers, on an individual basis and as a group, have the right to receive less than 1% of XPart's Common Shares and less than 1% of XPart's Preferred Shares as of June 18, 2021 as a result of the Itaú Unibanco Holding Spin-off.

Except as otherwise indicated, and subject to applicable community property laws, we believe that each shareholder identified in the table below possesses sole voting and investment power over all the XPart Common Shares or XPart Preferred Shares shown as owned by the shareholder in the table as of June 18, 2021.

	Shares Ownership				% of Total Voting Power*
	Common Shares		Preferred Shares
Shareholders	Shares	%	Shares	%
5% Shareholders
ITAÚSA S.A.	1,943,906,577	39.2%	169,323	0.003%	19.8%
IUPAR – Itaú Unibanco Participações S.A.	2,564,084,404	51.7%	—	—	26.2%
BlackRock, Inc.	—	—	349,925,097	7.221%	3.6%
Dodge & Cox	—	—	242,768,249	5.010%	2.5%

* Holders of XPart Preferred Shares have limited voting rights pursuant to XPart's by-laws and will have the right to vote on the XPart Shareholders' Meeting as set forth in this prospectus. The information in this column sets forth the percentage of total voting power only with respect to those matters on which holders of XPart Preferred Shares are entitled to vote.

For additional information on XP’s shareholders, Shareholders’ Agreement and related party transactions, see “Item 7. Major Shareholders and Related Party Transactions” of the XP 2020 Form 20-F, which is incorporated by reference into this prospectus. For more information about how to obtain copies of documents incorporated by reference, see the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Comparison of the Rights of XP Shareholders and XPart Shareholders

XP	XPart
Authorized Share Capital

At the date of this prospectus, XP’s total authorized share capital was US$35,000, divided into 3,500,000,000 shares par value US$0.00001 each, of which:

•    1,967,987,570 shares are designated as Class A common shares; and

•    1,032,012,430 shares are designated as Class B common shares.

XPart’s authorized share capital is 13,176,900,000 shares, being 6,588,450,000 common shares and 6,588,450,000 preferred shares, with no par value, which may be increased by a resolution of XPart’s board of directors.

Within the limits of the authorized capital, the board of directors may also issue stock options (after approval of a stock option plan by the shareholders).

Preferred stock allowed under By-Laws.

Structure of Board of Directors

XP is managed by its board of directors. The Memorandum and Articles of Association provide that the board of directors will be composed of such number of directors as a majority of directors in office may determine, being up to 13 directors on the date of adoption of XP’s Memorandum and Articles of Association. There are no provisions relating to retirement of directors upon reaching any age limit. The Memorandum and Articles of Association also provide that, while XP’s shares are admitted to trading on Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Memorandum and Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting (provided that any resolution intended to be passed as an “ordinary resolution” in circumstances where GA Bermuda has exercised its veto rights pursuant to the Shareholders’ Agreement in respect of such resolution shall be void ab initio). Each director shall be appointed for a two year term, unless they resign or their office is vacated earlier, provided, however, that such term shall be extended beyond two years in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).

XPart’s By-Laws provide that the board of directors must be composed of at least four members. Directors are elected and removed by the shareholders’ meeting, and serve a unified term of office of one year.

XP	XPart
Shareholder Voting Rights
The holder of a Class B common share is entitled, in respect of such share, to 10 votes per share, whereas the holder of a Class A common share is entitled, in respect of such share, to one vote per share. The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

Holders of XPart Common Shares are entitled to one vote per share on the resolutions to be adopted by the shareholders.

Holders of XPart Preferred Shares are not entitled to vote on the resolutions to be adopted by the shareholders, except in case of (a) alteration of XPart’s corporate purpose; and (b) any decision related to dissolution, liquidation or extinction involving the XPart, including by means of amalgamation, spin-off or merger transaction into another company.

Except as otherwise provided in the Memorandum and Articles of Association or under Cayman Islands law, resolutions submitted to the shareholders’ meetings may be approved by a majority of the shareholder votes validly cast in favor of such action	Except as otherwise provided in the XPart By-Laws or under the Brazilian Corporation Law, resolutions submitted to the shareholders’ meetings may be approved by a majority of the shareholder votes validly cast in favor of such action, with abstentions not taken into account.
Approval of Mergers and Business Combinations
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.	Under the Brazilian Corporation Law, “merger” is an operation whereby one or more corporations are merged into another, which succeeds to all their rights and obligations.
For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to:	Pursuant to the Brazilian Corporation Law, any merger or consolidation must be submitted to a general shareholders’ meeting, with a statement of reasons (protocolo e justificação) that shall include:
(1) the solvency of the consolidated or surviving company;	(i) the reasons for or the objectives of the operation, and the interest of the corporation in effecting it;

XP	XPart
(2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies;	(ii) the composition, after the operation, of the capital of the corporations issuing shares in substitution for those to be cancelled;
(3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction;	(iii) the refund value of the shares to which dissenting shareholders shall be entitled;
(4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property;	(iv) the amount of shares to be issued as a result of the operation and the criteria adopted to determine the Exchange Ratio;
(5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors;	(v) the criteria used to calculate the net worth, the base date of evaluation and the treatment to be applied to subsequent variations;
(6) a list of the assets and liabilities of each constituent company;	(vi) the solutions to be adopted in case of crossed participation;
(7) the non-surviving constituent company has retired from any fiduciary office held or will do so;	(vii) the capital increase or reduction of the involved parties;
(8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and	(viii) the draft of the by-laws or changes in the existing by-laws; and
(9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.	(ix) other conditions applicable to the operation, if any.
The target corporation to be merged into the acquiring corporation is subject to a special quorum requirement, where the merger must be approved by shareholders representing at least the majority of the outstanding capital stock of the target corporation.
In the case of a merger, if the protocol of the operation and the merger are approved by the shareholders of the corporations involved on the transaction, the corporation to be merged shall be extinguished.
The Brazilian Corporation Law also provides for a “merger of shares,” which is a corporate operation pursuant to which the acquiring corporation acquires all shares issued by the target corporation, which then becomes a wholly-owned subsidiary of the acquiring corporation. If the transaction is approved by the shareholders’ meetings of both corporations, the target corporation shareholders will receive shares of the acquiring corporation, pursuant to an exchange ratio to be fixed under the statement of reasons (protocolo e justificação).

XP	XPart
Cumulative Voting
As permitted under Cayman Islands law, XP’s Articles of Association do not provide for cumulative voting.	Pursuant to Article 141 of Brazilian Corporation Law, shareholders representing at least 0.1 of the voting capital can request the adoption of cumulative voting procedures in the election of directors.
Under the cumulative voting process, each shareholder is entitled to a number of votes totaling the number of board members to be elected multiplied by the number of shares held by such shareholder. Shareholders are entitled to aggregate their votes in favor of one candidate or split their votes among several candidates.
Nomination and Appointment of Directors
The Memorandum and Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting (provided that any resolution intended to be passed as an “ordinary resolution” in circumstances where GA Bermuda has exercised its veto rights pursuant to the Shareholders’ Agreement in respect of such resolution shall be void ab initio).	Article 6.4 of the XPart By-Laws provides that directors shall serve a one year term.
Removal of Directors and Vacancies
The Memorandum and Articles of Association provide that each director shall be appointed for a two year term, unless they resign or their office is vacated earlier, provided, however, that such term shall be extended beyond two years in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).	XPart directors are appointed to a one-year term, but may be removed without cause prior to the completion of that term. Provided a director is not removed, the director’s term shall last until the new appointed members take office.
A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.	Brazilian Corporation Law provides that if a vacancy occurs on the board of directors, a substitute shall be appointed by the other directors to hold office until the next general shareholders’ meeting. XPart’s By-Laws specify further that, in the event of an impediment or a permanent vacancy of office of the board of directors, the board of directors shall appoint a replacement thereof, including in case of the Chairman.

XP	XPart
The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.	If a director elected by cumulative voting is removed by a shareholders’ meeting, all other members of the Board of Directors will be removed as well and new elections will be held.
Executive Officers
The Memorandum and Articles provide for a board of executive officers comprising three (3) to ten (10) members, one (1) being the chief executive officer, one (1) being the chief financial officer, and the other officers having such designation as the Board of Directors may determine, elected and removed at any time by the Board of Directors.	The XPart By-Laws provide for a board of executive officers, which shall be composed of 2 (two) members, including a chief executive officer. Members shall be elected by the board of directors to serve a one-year term with reelection permitted. The board of directors may also remove members of the board of executive officers at any time.
The Memorandum and Articles vest the Chief Executive Officer and the Chief Financial Officer with the following powers:	The XPart By-Laws vest the executive officers with powers to:

Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, and the other terms of the Memorandum and Articles: (i) have general executive charge, management and control of the properties, business and operations of XP with all such powers as may be reasonably incident to such responsibilities; (ii) agree upon and execute all contracts in the name of the XP and may sign all certificates for shares of XP; and (iii) have such other powers and duties as may be assigned to him or her from time to time by the Board of Directors.

Chief Financial Officer. The Chief Financial Officer shall have responsibility for the custody and control of all the funds and securities of XP, and he or she shall have such other powers and duties as may be prescribed from time to time by the Board of Directors. He or she shall perform all acts incident to the position of Chief Financial Officer, subject to the control of the Chief Executive Officer and the Board of Directors.

(i)    represent the company, assuming obligations or exercising rights in any act, contract or document that entails liability for liability for the company, including providing guarantees for third party obligations;

(ii)   compromise and waive rights, and may also encumber and sell permanent assets;

(iii)  decide on the installation, extinction and relocation of branches;

(iv)  appoint proxy holders to represent XPart; and

(v)   represent the company in general meetings, shareholders’ meetings or any other form of shareholders of companies or investment funds in which the company participates.

Fiscal Council
XP does not have a fiscal council.	In accordance with the Brazilian Corporation Law, the XPart By-Laws contemplate the formation of a fiscal council, composed of at least three (3) and at most five (5) sitting members and equal number of alternates. The fiscal council will not operate on a permanent basis and will only operate when called to

XP	XPart
do so by the shareholders holding 0.1 of voting shares or 5% non-voting shares of XPart capital stock, in accordance with the provisions of applicable law. Once called, the fiscal council will operate until the next annual shareholders’ meeting. XPart Shareholders are vested with the power to set annual compensation for members of the fiscal council, which cannot be less than 10% of the compensation attributed to each officer.
Committees
The Memorandum and Articles provide for committees of directors and of officers.	Nothing is provided in the XPart By-laws.
Annual Meetings of Shareholders
As a Cayman Islands exempted company, XP is not obliged by the Companies Act to call annual general meetings; however, XP’s Memorandum and Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, within the first four months following the end of its fiscal year. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors (if any). In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

The Brazilian Corporation Law requires corporations to hold an annual general meeting of shareholders within four months following the end of the fiscal year to deliberate on the following matters:

(i)    management accounts and year-end financial statements;

(ii)   allocation of the net profits for the fiscal year and distribution of dividends; and

(iii)  election of managers and members of the fiscal council, if any, and associated remuneration.

In addition to the matters of special competence set forth in the Brazilian Corporation Law, the XPart By-Laws specify further that shareholders are empowered to resolve on the following items at the general shareholders’ meetings:

(i)    election or removal of members of the board of directors;

(ii)   aggregate compensation of the members of the board of directors and of the board of executive officers;

(iii)  modification of XPart’s by-laws and any decision related to dissolution, liquidation or extinction involving the XPart, including by means of amalgamation, spin-off or merger transaction into another company; and

(iv)  withholding of profits and constitution of reserves.

The XPart Shareholders’ meetings shall be called by the board of directors.

XP	XPart
Under the Brazilian Corporation Law, shareholders’ meetings may also be called (i) by the fiscal council, (ii) by any shareholder if the board of directors delays calling the meeting for more than 60 days, or (iii) by shareholders representing at least 5% of the voting capital when the management delays calling the meeting for more than eight days.
Special Meetings of Shareholders
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Memorandum and Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the Board of Directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Memorandum and Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.	Under the Brazilian Corporation Law and the XPart By-Laws, special shareholders’ meetings may be called at any time by the Chairman of the board of directors or by resolution of the majority of the board members or even by request of the executive officers. Under the Brazilian Corporation Law, shareholders’ meetings may also be called (i) by the fiscal council, (ii) by any shareholder if the board of directors delays calling the meeting for more than 60 days, or (iii) by shareholders representing at least 5% of the voting capital when the management delays calling the meeting for more than eight days.
Notice of Shareholder Meetings
The Memorandum and Articles provide that any notice of shareholder meetings must be given at least eight days’ in advance, and must specify the place, the day and the hour of the meeting and the general nature of the business to be transacted at the meeting.

According to the Brazilian Corporation Law, notice of an annual or extraordinary general shareholders’ meeting of XPart must be published at least 3 times in the newspapers used by the company and contain information on the location, date and time of the meeting, as well as the agenda items.

Closely-held companies are subject to a minimum notice period, counted as of the first published notice, of at least 8 days for the first call, and at least 5 days for the second call.

Quorum at Shareholder Meetings
A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than seventy-five percent of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, a second meeting may be called with at least five days’ notice to shareholders specifying the place, the day and the

The quorum for opening shareholders’ meetings under the Brazilian Corporation Law is:

(i)    On first call, shareholders representing at least twenty-five percent (25%) of the company’s voting capital; and

(ii)   On second call, any number of shareholders

Further, an extraordinary general meeting convened to amend the company’s by-laws may only be opened

XP	XPart
hour of the second meeting, as the Board of Directors may determine, and if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

on the first call in the presence of shareholders representing at least 2/3 of the voting capital.

Unless otherwise described in the applicable law or in the XPart by-laws, the resolutions of the XPart Shareholders’ meetings will be taken by majority of votes present at the meeting, not taking absent votes into account.

Shareholder Action by Written Consent
The Memorandum and Articles of Association provide that ordinary and special resolutions, if passed in writing, must be signed by all shareholders.	Given the COVID-19 social distancing rules, the Brazilian Corporation Law was amended to allow all companies to permit its shareholders to remote voting, whether through virtual meeting or remote voting ballots.
Mandatory Tender Offer
There are no mandatory tender offer provisions under the Companies Act or XP’s Memorandum and Articles of Association.	Not applicable to closely-held companies.
Related Party Transactions
The Companies Act does not include any rules on related party transactions.	Pursuant to Article 245 of the Brazilian Corporation Law, the officers of a corporation may not favor an associated, controlling or controlled corporation to the detriment of their own corporation and shall ensure that the transaction between the corporations, if any, shall be on an arm’s length basis or be compensated by adequate payment; they shall be liable to the corporation for any loss arising from the transaction.
Withdrawal Rights
The Companies Act provides for dissenter rights under certain circumstances, which do not include the Merger.	The Brazilian Corporation Law provides for appraisal rights under certain circumstances.
Among other scenarios set forth under the Brazilian Corporation Law, a dissenting shareholder is entitled to withdraw from the company if any of the following occurs:

(i)    creation or issuance of new preferred shares;

(ii)   change in the conditions of the preferred shares or creation of a different class with more advantages than the others;

(iii)  decrease of the annual minimum dividend;

(iv)  consolidation or merger of the company;

XP	XPart

(v)   participation of the company in a corporate group;

(vi)  change of the company’s corporate purpose; and

(vii) spin-off of the corporation that results in (a) a change in the corporate purpose, (b) a reduction in the annual minimum dividend or (c) participation in a group of corporations.

For items (i) and (ii) above, only shareholders that have been harmed shall have the right to withdraw from XPart. Dissenting shareholders that withdraw from XPart will receive the corresponding book value of their shares.
Shareholder Information Rights
XP Shareholders will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of XP. However, the Board of Directors may determine from time to time whether and to what extent XP’s accounting records and books shall be open to inspection by shareholders who are not members of the Board of Directors. Notwithstanding the above, XP’s Memorandum and Articles of Association provide shareholders with the right to receive annual financial statements.

Under the Brazilian Corporation Law, shareholders have the right to:

(i)    request copies of the minutes of general meetings and resolutions of XPart;

(ii)   receive copies of support documents for resolutions in annual or extraordinary general shareholders’ meetings (i.e., management and auditors’ reports and statements of financial position); and

(iii)  receive certificates of corporate books.

Additionally, shareholders representing at least 5% of XPart capital stock may apply for a court order requiring complete disclosure of corporate books in connection with any violation of law or the XPart By-Laws, or if the shareholders have grounds to suspect that management has committed serious irregularities.
Amendments of Constituent Documents

The Companies Act provides that articles of association may only be amended by special resolution. A resolution is a special resolution when:

(a)    it has been passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, except that a company may in its articles of association specify that the required majority shall be a number

The Brazilian Corporation Law provides that by-laws may only be amended at a general shareholders’ meeting. An extraordinary general meeting convened to amend the by-laws shall only be held on first call in the presence of shareholders representing at least 2/3 of the voting capital, but may be held on second call with any number of shareholders present. Any proposed amendment to the by-laws must be expressly identified in the notice required for the shareholders’ meeting

XP	XPart

greater than two thirds, and may additionally so provide that any such majority (being not less than two-thirds) may differ as between matters required to be approved by a special resolution; or

(b)    if so authorized by its articles of association, it has been approved in writing by all of the members entitled to vote at a general meeting of the company in one or more instruments each signed by one or more of the members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Limitation on Personal Liability of Directors and Officers
The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.	Under the Brazilian Corporation Law, managers shall not be personally liable for obligations undertaken on behalf of the company in the ordinary course performance of their duties. However, a company may not exempt its managers from liability for negligence, willful misconduct, breach of duty, or breach of the applicable law or the company’s by-laws.
Managers shall not be liable for illegal acts performed by the other managers, except in cases of complicity, negligence in investigating such acts or failure to take action with respect to known illegal acts. According to the Brazilian Corporation Law, a company, upon prior approval of a shareholders’ meeting, may bring an action for civil liability against a manager. Where a breach of duty has been established, managers may be exempted by a Brazilian court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted in good faith and in the interests of the company.
In addition, the Brazilian Corporation Law provides that the filing of a civil liability action by a company against a director does not preclude any action available to any shareholder or third party directly harmed by the director’s acts.
The foregoing applies equally to officers and committee members.

XP	XPart
Indemnification of Directors and Officers
The Memorandum and Articles of Association provide that XP shall indemnify and hold harmless its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning XP or our affairs in any court whether in the Cayman Islands or elsewhere.	Pursuant to XPart By-laws, the company may execute an indemnity agreement in favor of its directors and officers or of the directors and officers of its subsidiaries, in order to guarantee the payment of expenses due to claims, inquiries, investigations and arbitration, administrative or judicial proceedings, in Brazil or in any other jurisdiction, in order to held them harmless from liability for acts practiced in the regular exercise of management, thus considered those performed diligently, in good faith, aiming at the company’s interest, and in compliance with the fiduciary duties of the management. The payment of expenses within the scope of an indemnity agreement should be submitted to the proper governance for approval in order to guarantee the independence of the decision-making process and remove any possibility of conflict of interest.
Preemptive Rights / Preferential Subscription Rights
The Companies Act does not provide for preemptive rights for shareholders.	The Brazilian Corporation Law provides that the shareholders shall have a preemptive right in the subscription of a capital increase in proportion to the number of shares they own. As XPart by-laws do not specify the applicable period of the preemptive right, pursuant to the Brazilian Corporation Law, a shareholders’ meeting shall establish a period of not less than 30 days within which a preemptive right may be exercised.
Dividends, Repurchases and Redemptions
Subject to the Companies Act, XP’s shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the Board of Directors.	XPart By-Laws require a distribution of at least 25% of the net income adjusted by an allocation to legal reserve (net income as calculated according to statutory individual financial statements prepared in accordance with Brazilian GAAP). After the allocation of profits to legal reserve and payment to the annual minimum dividend, the outstanding profit may be allocated in a profit reserve.
The Board of Directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to XP. Except as otherwise provided by the rights attached to shares and XP’s Memorandum and Articles of Association, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue that are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.

The annual minimum dividend will not be mandatory for any fiscal year in which the XPart accumulates losses.

Following distribution of the annual minimum dividend, the shareholders may vote to approve at any time a payment of dividends out of existing profits reserves or earnings from prior years retained pursuant to a resolution of the shareholders’ meeting. In addition, the board of directors may (i) approve a distribution of dividends out of income determined as per semi-annual or other interim balance sheets or (ii) declare an interim dividend out of retained earnings or existing profits reserves, as shown on such balance sheets or the most recent annual balance sheet.

Pursuant to XPart by-laws, by resolution of XPart’s board of directors, XPart may repurchase its own shares and cancel them.

Under the Brazilian Corporation Law, a company’s by-laws or an extraordinary general meeting may authorize the allocation of profits or reserves to the redemption of shares, and shall prescribe the conditions and the procedure for this purpose. Redemptions which do not cover all shares of the same class shall be carried out by drawing lots.

The redemption of shares must be approved at a general meeting called to resolve this matter by shareholders who represent at least half of the XPart shares of the specific class of shares which will be affected by the redemption.

Shareholders Litigation

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of XP in issue, appoint an inspector to examine XP’s affairs and report thereon in a manner as the Grand Court shall direct. Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the Court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to XP, general corporate claims against XP by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by XP’s Memorandum and Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against XP, or derivative actions in XP’s name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control XP; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

The Brazilian Corporation Law provides that any shareholder that has suffered direct losses may individually file judicial proceedings against the company or its managers. The Brazilian Corporation Law also authorizes derivative actions against the company’s managers. Once the shareholders’ meeting resolves to file a derivative lawsuit, if the lawsuit has not been initiated within three months following this resolution, any shareholder may do so on behalf of the company. If the shareholders’ meeting votes against filing a derivative lawsuit, shareholders representing at least 5% of the company’s capital stock are entitled to file such lawsuit, notwithstanding the voting result.

Further, the Brazilian Corporation Law provides that shareholders representing at least 5% of the company’s capital stock may bring claims against the controlling shareholder to recover damages caused by the breach of its fiduciary duties.

The Brazilian Corporation Law permits a wide variety of bases for shareholder lawsuits. For example, shareholders are entitled to file lawsuits to:

(i)   void the act of incorporation of the company (statutes of limitation of one year);

(ii)  void decisions taken by irregular meetings (statutes of limitation of two years);

XP	XPart

(iii)  claim civil liabilities against experts and capital subscribers (statutes of limitation of one year);

(iv)  claim the payment of dividends (statutes of limitation of 3 years, calculated as from the date on which such dividends were made available to the shareholder);

(v)   claim civil liabilities against the founders, shareholders, managers, liquidators, auditors or controlling companies, in the case of violation of the law or by-laws (statutes of limitation of three years); and

(vi)  claims against the company for whatever reason (statutes of limitation of three years).

Regulatory Matters

For the Merger to occur, the Itaú Corporate Reorganization and XPart incorporation must have been approved by the Brazilian Central Bank and the relevant corporate documents must have been registered with the Board of Trade prior to the completion of the Merger. Furthermore, the completion of the Merger is subject to approval of the Merger Proposal at XPart Shareholders’ Meeting and XP Shareholders’ Meeting, the registration of the XP BDRs with the CVM and the listing and trading of the XP BDRs on B3. Except for the approval of the Merger Proposal, all conditions for the completion of the Merger must be fulfilled prior to the date of XPart Shareholders’ Meeting and of XP Shareholders’ Meeting, which are expected to occur on the same day.

XP Controle, IUPAR, Itaúsa, GA Bermuda, XPart and XP have agreed to cooperate with one another to obtain the approval by the competent authorities and to prepare any other documents related to the Merger.

Although XP and XPart believe that they will be able to obtain the requisite approvals (and deemed approvals) in a timely manner, neither XP nor XPart can predict when or if they will do so, or if the required approvals will contain terms, conditions or restrictions that will adversely affect the Merger, XP, XPart, or XP’s subsidiaries after the Merger is consummated.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the XP 2020 Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

We were advised as to certain matters of Brazilian law by Barbosa Müssnich & Aragão Advogados, São Paulo, Brazil. We were advised as to certain matters of U.S. law by Davis Polk & Wardwell LLP, New York, New York. The validity of the Class A common shares and other matters of Cayman Islands law matters will be passed upon by Maples and Calder.

Enforceability of Civil Liabilities

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Maples and Calder, our counsel as to Cayman Islands law, and Barbosa Müssnich & Aragão Advogados, our counsel as to Brazilian law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or Brazil would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (2) entertain original actions brought in the Cayman Islands or Brazil against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Substantially all of our assets are located outside the United States, in Brazil. In addition, a majority of the members of our board of directors and all of our officers are nationals or residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed XP Investments US, LLC, with offices at 55 West 46th Street, 30 Floor, New York, NY 10036, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this transaction.

A judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the members of our board of directors or our executive officers obtained in the United States would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Brazilian Superior Tribunal of Justice (Superior Tribunal de Justiça), or STJ. That recognition will only be available, pursuant to Articles 963 and 964 of the Brazilian Code of Civil Procedure (Código de Processo Civil, Law No. 13,105, dated March 16, 2015, as amended), if the U.S. judgment:

•	complies with all formalities necessary for its enforcement;

•	is issued by a court of competent jurisdiction after proper service of process is made or after sufficient evidence of our absence has been given, as requested under the laws of the United States;

•	is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);

•	is final and, therefore, not subject to appeal (res judicata) in the United States;

•	creates no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

•	is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not a signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate;

•	is accompanied by a translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

•	is not contrary to Brazilian national sovereignty or public policy and does not violate the dignity of the human person, as set forth in Brazilian law.

The judicial recognition process may be time-consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil.

We believe original actions may be brought in connection with this transaction predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). This is so except in the case of: (1) claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), or enforcement of foreign judgments that have been duly recognized by the Superior Court of Justice; (2) counterclaims as established; and (3) when an exemption is provided by an international agreement or treaty to which Brazil is a signatory.

If proceedings are brought in Brazilian courts seeking to enforce our obligations with respect to our Class A common shares, payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais.

We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

PROSPECTUS

                , 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The registrant’s Articles of Association provide that each director or officer of the registrant shall be indemnified out of the assets of the registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Also, the registrant expects to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)       The following is a list of all exhibits filed as part of this registration statement on Form F-4, including those incorporated herein by reference.

Exhibit No.	Exhibit
2.1*	Form of Plan of Merger between XPart and the Registrant.
3.1	Amended and Restated Memorandum and Articles of Association of XP Inc. (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form F-1 (File No. 333-234719 filed with the SEC on December 2, 2019)).
5.1*	Opinion of Maples and Calder, Cayman Islands counsel of XP, as to the validity of the Class A common shares.
10.1	Form of Shareholders’ Agreement among XP Controle Participações S.A., ITB Holding Brasil Participações Ltda., General Atlantic (XP) Bermuda, L.P. and XP Inc., among others. (incorporated herein by reference to Exhibit 10.2 to Amendment No. 2 to the Company’s Registration Statement on Form F-1 (File No. 333-234719 filed with the SEC on December 2, 2019)).
21.1	List of subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 20-F (File No. 001-39155 filed with the SEC on April 29, 2021)).
23.1*	Consent of Maples and Calder, Cayman Islands counsel of XP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers Auditores Independentes, with respect to the audited financial statements of XP.
24.1	Powers of attorney (included on signature page to the registration statement).

*        To be filed by amendment.

(b)       Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 22. Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and be governed by the final adjudication of such issue.

(d)       The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)       The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertakings in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the Merger and XPart, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Paulo, Brazil, on this 22nd day of June, 2021.

XP Inc.

By:	/s/ Thiago Maffra
Name: Thiago Maffra
Title: Chief Executive Officer

By:	/s/ Bruno Constantino Alexandre dos Santos
Name: Bruno Constantino Alexandre dos Santos
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thiago Maffra and Bruno Constantino Alexandre dos Santos each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Thiago Maffra	Chief Executive Officer (principal executive officer)	June 22, 2021
Thiago Maffra

/s/ Bruno Constantino Alexandre dos Santos	Chief Financial Officer (principal financial officer and principal accounting officer)	June 22, 2021
Bruno Constantino Alexandre dos Santos

/s/ Guilherme Dias Fernandes Benchimol	Director	June 22, 2021
Guilherme Dias Fernandes Benchimol

/s/ Bernardo Amaral Botelho	Director	June 22, 2021
Bernardo Amaral Botelho

/s/ Carlos Alberto Ferreira Filho	Director	June 22, 2021
Carlos Alberto Ferreira Filho

Name	Title	Date

/s/ Gabriel Klas da Rocha Leal	Director	June 22, 2021
Gabriel Klas da Rocha Leal

/s/ Fabrício Cunha de Almeida	Director	June 22, 2021
Fabrício Cunha de Almeida

/s/ Guilherme Sant’Anna Monteiro da Silva	Director	June 22, 2021
Guilherme Sant’Anna Monteiro da Silva

/s/ Luiz Felipe Calabró	Director	June 22, 2021
Luiz Felipe Calabró

/s/ Martin Emiliano Escobari Lifchitz	Director	June 22, 2021
Martin Emiliano Escobari Lifchitz

/s/ Geraldo José Carbone	Director	June 22, 2021
Geraldo José Carbone

/s/ Francisco Eduardo de Almeida Pinto	Director	June 22, 2021
Francisco Eduardo de Almeida Pinto

/s/ Luciana Pires Dias	Director	June 22, 2021
Luciana Pires Dias

/s/ Guy Almeida Andrade	Director	June 22, 2021
Guy Almeida Andrade

/s/ Jared Wilson	XP Investments US, LLC Authorized representative in the United States	June 22, 2021
Jared Wilson